Exhibit 10.1

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 30, 2012

among

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders,

and

BANK OF AMERICA, N.A.,

as the Administrative Agent and Collateral Agent,

and

AMERICAN TIRE DISTRIBUTORS, INC.

and the other U.S. Borrowers referred to herein,

as the U.S. Borrowers,

and

ATD ACQUISITION CO. V INC., as a Canadian Borrower,

and

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

as Holdings

and

The Subsidiaries of American Tire Distributors, Inc.

from time to time parties hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO CAPITAL FINANCE, LLC, and

SUNTRUST ROBINSON HUMPHREY, INC.,

as the Joint-Lead Arrangers and Joint Book Managers,

and

WELLS FARGO CAPITAL FINANCE, LLC and

SUNTRUST BANK,

as Syndication Agents

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS

SECTION 1.01	Defined Terms	- 2 -
SECTION 1.02	Classification of Loans	- 58 -
SECTION 1.03	Terms Generally	- 58 -
SECTION 1.04	Accounting Terms; GAAP	- 58 -
SECTION 1.05	Amendment and Restatement of Existing Credit Agreement	- 58 -
SECTION 1.06	Interpretation (Quebec)	- 59 -
SECTION 1.07	Currency Calculations	- 59 -

ARTICLE II. THE CREDITS

SECTION 2.01	Revolving Commitments	- 59 -
SECTION 2.02	Revolving Loans and Borrowings	- 60 -
SECTION 2.03	Requests for Revolving Borrowings	- 61 -
SECTION 2.04	Protective Advances and Overadvances	- 62 -
SECTION 2.05	Swingline Loans	- 63 -
SECTION 2.06	Letters of Credit	- 66 -
SECTION 2.07	Funding of Borrowings	- 70 -
SECTION 2.08	Type; Interest Elections	- 71 -
SECTION 2.09	Termination and Reduction of Revolving Commitments	- 72 -
SECTION 2.10	Repayment of Loans; Evidence of Debt	- 73 -
SECTION 2.11	Prepayment of Loans	- 74 -
SECTION 2.12	Fees	- 75 -
SECTION 2.13	Interest	- 76 -
SECTION 2.14	Alternate Rate of Interest	- 78 -
SECTION 2.15	Increased Costs	- 78 -
SECTION 2.16	Break Funding Payments	- 79 -
SECTION 2.17	Taxes.	- 80 -
SECTION 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	- 82 -
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	- 84 -
SECTION 2.20	Illegality	- 85 -
SECTION 2.21	Cash Receipts.	- 85 -
SECTION 2.22	Reserves; Change in Reserves; Decisions by Agent	- 87 -
SECTION 2.23	Revolving Commitment Increases	- 87 -
SECTION 2.24	Borrower Agent	- 90 -
SECTION 2.25	Joint and Several Liability of the U.S. Borrowers	- 90 -
SECTION 2.26	Loan Account; Statement of Obligations	- 92 -
SECTION 2.27	Extensions of Revolving Loans and Revolving Commitments	- 92 -
SECTION 2.28	Defaulting Lenders	- 95 -
SECTION 2.29	Currency Matters	- 96 -
SECTION 2.30	Currency Fluctuations	- 97 -
SECTION 2.31	Obligations of the Canadian Loan Parties	- 97 -

i

ARTICLE III. REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers	- 98 -
SECTION 3.02	Authorization; Enforceability	- 98 -
SECTION 3.03	Governmental Approvals; No Conflicts	- 98 -
SECTION 3.04	Financial Condition; No Material Adverse Change	- 98 -
SECTION 3.05	Properties	- 99 -
SECTION 3.06	Litigation and Environmental Matters	- 99 -
SECTION 3.07	Compliance with Laws, No Default	- 99 -
SECTION 3.08	Investment Company Status	- 100 -
SECTION 3.09	Taxes	- 100 -
SECTION 3.10	ERISA; Canadian Pension Plans	- 100 -
SECTION 3.11	Disclosure	- 100 -
SECTION 3.12	Solvency	- 101 -
SECTION 3.13	Insurance	- 101 -
SECTION 3.14	Capitalization and Subsidiaries	- 101 -
SECTION 3.15	Security Interest in Collateral	- 101 -
SECTION 3.16	Labor Disputes	- 102 -
SECTION 3.17	Federal Reserve Regulations	- 102 -
SECTION 3.18	Senior Indebtedness	- 102 -
SECTION 3.19	Intellectual Property	- 103 -
SECTION 3.20	Use of Proceeds	- 103 -
SECTION 3.21	Anti-Terrorism Laws	- 103 -

ARTICLE IV. CONDITIONS

SECTION 4.01	Effective Date	- 103 -
SECTION 4.02	Each Credit Event	- 106 -

ARTICLE V. AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements; Borrowing Base and Other Information	- 107 -
SECTION 5.02	Notices of Material Events	- 110 -
SECTION 5.03	Existence; Conduct of Business	- 110 -
SECTION 5.04	Payment of Obligations	- 111 -
SECTION 5.05	Maintenance of Properties	- 111 -
SECTION 5.06	Books and Records; Inspection Rights; Appraisals; Field Examinations	- 111 -
SECTION 5.07	Reserved	- 112 -
SECTION 5.08	Compliance with Laws	- 112 -
SECTION 5.09	Use of Proceeds	- 112 -
SECTION 5.10	Insurance	- 112 -
SECTION 5.11	Additional Loan Parties; Additional Collateral; Further Assurances	- 112 -
SECTION 5.12	Designation of Subsidiaries	- 114 -
SECTION 5.13	Post-Closing Covenant Regarding Amalgamation of Canadian Borrower and Triwest	- 114 -

ARTICLE VI. NEGATIVE COVENANTS

SECTION 6.01	Indebtedness	- 115 -
SECTION 6.02	Liens	- 120 -
SECTION 6.03	Fundamental Changes	- 124 -
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	- 125 -
SECTION 6.05	Asset Sales	- 129 -
SECTION 6.06	Sale and Lease-Back Transactions	- 130 -
SECTION 6.07	Accounting Changes	- 130 -
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	- 130 -
SECTION 6.09	Transactions with Affiliates	- 134 -
SECTION 6.10	Restrictive Agreements	- 135 -
SECTION 6.11	Amendment of Material Documents	- 136 -
SECTION 6.12	Fixed Charge Coverage Ratio	- 136 -
SECTION 6.13	Canadian Pension Plans	- 136 -

ARTICLE VII. EVENTS OF DEFAULT

SECTION 7.01	Events of Default	- 136 -
SECTION 7.02	Cure Right	- 139 -
SECTION 7.03	Exclusion of Immaterial Subsidiaries	- 140 -

ARTICLE VIII. THE AGENT

ARTICLE IX. MISCELLANEOUS

SECTION 9.01	Notices	- 144 -
SECTION 9.02	Waivers; Amendments	- 145 -
SECTION 9.03	Expenses; Indemnity; Damage Waiver	- 147 -
SECTION 9.04	Successors and Assigns	- 149 -
SECTION 9.05	Survival	- 153 -
SECTION 9.06	Counterparts; Integration; Effectiveness	- 154 -
SECTION 9.07	Severability	- 154 -
SECTION 9.08	Right of Setoff	- 154 -
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	- 155 -
SECTION 9.10	WAIVER OF JURY TRIAL	- 155 -
SECTION 9.11	Headings	- 155 -
SECTION 9.12	Confidentiality	- 155 -
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	- 156 -
SECTION 9.14	USA PATRIOT Act	- 156 -
SECTION 9.15	Disclosure	- 157 -
SECTION 9.16	Appointment for Perfection	- 157 -
SECTION 9.17	Interest Rate Limitation	- 157 -
SECTION 9.18	Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility	- 157 -
SECTION 9.19	Confirmation, Ratification and Affirmation by Loan Parties	- 158 -
SECTION 9.20	INTERCREDITOR AGREEMENT	- 159 -
SECTION 9.21	Judgment Currency	- 159 -
SECTION 9.22	Canadian Anti-Money Laundering Legislation	- 160 -

ARTICLE X. LOAN GUARANTY

SECTION 10.01	Guaranty	- 160 -
SECTION 10.02	Guaranty of Payment	- 160 -
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	- 161 -
SECTION 10.04	Defenses Waived	- 161 -
SECTION 10.05	Rights of Subrogation	- 162 -
SECTION 10.06	Reinstatement; Stay of Acceleration	- 162 -
SECTION 10.07	Information	- 162 -
SECTION 10.08	Maximum Liability	- 162 -
SECTION 10.09	Contribution	- 163 -
SECTION 10.10	Liability Cumulative	- 164 -
SECTION 10.11	Termination; Release of Guarantors and Borrowers	- 164 -

SCHEDULES: Commitment Schedule

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Permitted Inventory Locations
Schedule 3.14	Capitalization and Subsidiaries
Schedule 4.01(b)	Local Counsel
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Specified Asset Sales
Schedule 6.09	Transactions with Affiliates
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Borrowing Base Certificate
Exhibit C —	Form of Compliance Certificate
Exhibit D —	Form of Joinder Agreement
Exhibit E —	Form of Letter of Credit Request
Exhibit F-1 —	Form of Borrowing Request
Exhibit F-2 —	Form of Swingline Borrowing Request
Exhibit G-1—	Form of Canadian Revolving Note
Exhibit G-2—	Form of U.S. Revolving Note
Exhibit H —	Form of Vendor Lien Subordination Agreement
Exhibit I —	Form of Mortgage
Exhibit J —	Form of Intercompany Note

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 30, 2012 (this “Agreement”), is made by and among AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”) and successor by merger to ATD Acquisition Co. III, a Delaware corporation, and successor by merger to The Bowlus Service Company, an Ohio corporation, ATD ACQUISITION CO. V INC., a corporation organized under the laws of Canada (the “Initial Canadian Borrower”), AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”), each other subsidiary of the Company from time to time party hereto, the Lenders, and BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder and as collateral agent for the Secured Parties (in such capacities, together with its successors in such capacities, the “Agent”).

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Canadian Acquisition Agreement, contemporaneously with the funding of the initial Loans hereunder, the Initial Canadian Borrower will purchase the Equity Interests of Triwest (the “Canadian Acquisition”), and the Initial Canadian Borrower will amalgamate with Triwest (the Initial Canadian Borrower, after giving effect to the amalgamation with Triwest, the “Amalgamated Company”) on or after the Effective Date;

WHEREAS, the Company, certain of the other Loan Parties, certain of the Lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto are parties to that certain Fifth Amended and Restated Credit Agreement dated as of May 28, 2010 (as amended, restated, modified or supplemented prior to the date hereto, the “Existing Credit Agreement”);

WHEREAS, the Company has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the Existing Credit Agreement be amended and restated as provided herein and that, from and after the Effective Date, (a) the U.S. Revolving Lenders extend credit in the form of U.S. Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $850,000,000 or the aggregate amount of U.S. Revolving Commitments in effect from time to time, (b) the U.S. Swingline Lender extend credit at any time and from time to time during the Availability Period in the form of U.S. Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $85,000,000, (c) the Applicable Issuing Banks issue Letters of Credit for the account of U.S. Borrowers in an aggregate face amount at any time outstanding not in excess of $50,000,000, (d) the Canadian Revolving Lenders extend credit in the form of Canadian Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent Amount of $60,000,000 or the aggregate amount of Canadian Revolving Commitments in effect from time to time, (e) the Canadian Swingline Lender extend credit at any time and from time to time during the Availability Period in the form of Canadian Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent Amount of $6,000,000, and (f) the Applicable Issuing Banks issue Letters of Credit for the account of a Canadian Borrower in an aggregate face amount at any time outstanding not in excess of the Dollar Equivalent Amount of $10,000,000; and

WHEREAS, the U.S. Revolving Lenders have indicated their willingness to so amend and restate the Existing Credit Agreement, and the Revolving Lenders have indicated their willingness to enter into this Agreement, and to extend such credit, and the Applicable Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as set forth herein as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL First Lien Collateral” has the meaning specified in the Intercreditor Agreement.

“ABR Loan” means a U.S. Revolving Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Alternate Base Rate.

“Account” means an “Account,” as defined in Article 9 of the UCC or in the PPSA, as applicable.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Company and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Additional Canadian Revolving Commitment Lender” has the meaning assigned to such term in Section 2.23(b).

“Additional Revolving Commitment Lender” has the meaning assigned to such term in Section 2.23(b).

“Additional U.S. Revolving Commitment Lender” has the meaning assigned to such term in Section 2.23(b).

“Adjusted LIBOR Rate” means, for any Interest Period, the LIBOR Rate for such Interest Period or, if the Board imposes a Reserve Percentage with respect to eurodollar deposits in dollars in the London interbank market, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) 1 minus the Reserve Percentage.

“Adjustment Date” means (i) with respect to determinations of the Applicable Rate and the Average Historical Excess Availability, the first day of each calendar month, and (ii) with respect to determinations of the Average Revolving Loan Utilization, the first day of each January, April, July and October.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Aggregate Borrowing Base” means the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

“Aggregate Incremental Capacity” has the meaning assigned to such term in Section 2.23(a).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the U.S. Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (c) the LIBOR Rate for an Interest Period of one month commencing on such date plus 1%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on such day by reference to BBA LIBOR (as published by Reuters or other commercially available source designated by the Agent) for a period equal to one-month. Any change in the Alternate Base Rate due to a change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the U.S. Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Amalgamated Company” has the meaning assigned to such term in the recitals of this Agreement.

“Anti-Terrorism Laws” shall mean any Requirement of Law relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the PATRIOT Act and the Proceeds of Crime Act.

“Applicable Defaulting Lender” means, with respect to a Borrower Group, a Lender having Borrower Group Commitments to the Borrowers within such Borrower Group that is a Defaulting Lender.

“Applicable Funding Account” means, with respect to the Borrowers within any Borrower Group, the Funding Account for such Borrowers.

“Applicable Funding Lender” means, with respect to a Borrower Group, an Extending Lender having a Borrower Group Commitment to the Borrowers within such Borrower Group.

“Applicable Guaranteed Obligations” means (a) with respect to the U.S. Obligations, the U.S. Guaranteed Obligations, and (b) with respect to the Canadian Obligations, the Canadian Guaranteed Obligations.

“Applicable Guarantor” means (a) with respect to the U.S. Obligations, the U.S. Guarantors, and (b) with respect to the Canadian Obligations, the Canadian Obligations Guarantors.

“Applicable Issuing Bank” means, with respect to a Borrower Group, an Issuing Bank for such Borrower Group.

“Applicable Lenders” means, with respect to a Borrower Group, Lenders having Borrower Group Commitments to the Borrowers within such Borrower Group.

“Applicable Obligated Party” has the meaning assigned to such term in Section 10.02.

“Applicable Percentage” means (a) with respect to any U.S. Revolving Lender, with respect to U.S. Revolving Loans, U.S. LC Exposure or U.S. Swingline Loans, a percentage equal to a fraction the numerator of which is such U.S. Revolving Lender’s U.S. Revolving Commitment and the denominator of which is the aggregate U.S. Revolving Commitments of all U.S. Revolving Lenders (if the U.S. Revolving Commitments have terminated or expired, the Applicable Percentage of any U.S. Revolving Lender shall be determined based upon such U.S. Revolving Lender’s share of the aggregate U.S. Revolving Exposures at that time), and (b) with respect to any Canadian Revolving Lender, with respect to Canadian Revolving Loans, Canadian LC Exposure or Canadian Swingline Loans, a percentage equal to a fraction the numerator of which is such Canadian Revolving Lender’s Canadian Revolving Commitment and the denominator of which is the aggregate Canadian Revolving Commitments of all Canadian Revolving Lenders (if the Canadian Revolving Commitments have terminated or expired, the Applicable Percentage of any Canadian Revolving Lender shall be determined based upon such Canadian Revolving Lender’s share of the Dollar Equivalent Amount of the aggregate Canadian Revolving Exposures at that time).

“Applicable Rate” means, for any day, with respect to any Floating Rate Loan or Interest Period Loan, the applicable rate per annum set forth below under the caption “Floating Rate Spread” or “Interest Period Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring on or after the date that is three (3) months after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess Availability	Floating Rate Spread	Interest Period Spread
Category 1

Average Historical Excess Availability less than 33% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base	1.00%	2.00%

Category 2

Average Historical Excess Availability greater than or equal to 33% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base, but less than 66% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base	0.75%	1.75%

Category 3

Average Historical Excess Availability greater than or equal to 66% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base	0.50%	1.50%

The Applicable Rate shall be adjusted monthly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that (i) if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall no longer be continuing, and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand and shall be payable only to the Applicable Lenders whose Borrower Group Commitments were outstanding during such period when the Applicable Rate should have been higher (regardless of whether such Lenders remain parties to this Agreement at the time such payment is made).

“Applicable Security Agreement” means, with respect to the U.S. Loan Parties, the U.S. Security Agreement and, with respect to the Canadian Loan Parties, the Canadian Security Agreements.

“Applicable Swingline Lender” means BANA with respect to U.S. Swingline Loans and BANA (acting through its Canada branch), with respect to Canadian Swingline Loans.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (1) a Lender, (2) an Affiliate or branch of a Lender or (3) an entity or an Affiliate or branch of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease Back Transaction means, as at the time of determination, the present value (discounted at the interest rate for such lease, as determined by the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to the Agent’s ability to realize upon the Collateral consisting of Borrowing Base Assets included in either Borrowing Base, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral consisting of Borrowing Base Assets included in either Borrowing Base, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of either Borrowing Base.

“Available Revolving Commitment” means, at any time, with respect to any Applicable Lender, (a) if such Applicable Lender is a U.S. Revolving Lender, the U.S. Revolving Commitment of such U.S. Revolving Lender then in effect minus the U.S. Revolving Exposure of such U.S. Revolving Lender at such time, and (b) if such Applicable Lender is a Canadian Revolving Lender, the Canadian Revolving Commitment of such Canadian Revolving Lender then in effect, minus the Canadian Revolving Exposure of such Canadian Revolving Lender at such time.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the one-month period immediately preceding such Adjustment Date.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the sum of (a) the average daily aggregate U.S. Revolving Exposures (excluding any U.S. Revolving Exposure resulting from any outstanding U.S. Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Effective Date to such Adjustment Date), divided by the aggregate U.S. Revolving Commitments at such time, plus (b) the average daily aggregate Canadian Revolving Exposures (excluding any Canadian Revolving Exposures resulting from any outstanding Canadian Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Effective Date to such Adjustment Date), divided by the aggregate Canadian Revolving Commitments at such time.

“BANA” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“BANA Account” has the meaning assigned to such term in Section 2.21(c).

“B/F Subordination Agreement” means the Amended and Restated Subordination Agreement dated November 6, 2002, as amended and reaffirmed on December 19, 2008, December 10, 2010, and May 21, 2012, and as further amended, restated or otherwise modified from time to time thereafter, among Bridgestone/Firestone, the Agent, the Company, and the other parties thereto.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Agent, any Revolving Lender or any of their respective Affiliates or branches: (a) commercial credit cards, merchant card services, purchase or debit cards, (b) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under Cash Management Agreements.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Agent from time to time after the occurrence and during the continuation of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated Banking Services Obligations then provided or outstanding.

“Bankruptcy Law” means Title 11 of the United States Code, the BIA, the CCAA or any similar foreign, federal, provincial or state law for the relief of debtors as now or hereinafter in effect.

“Bankruptcy Proceeding” means (a) any voluntary or involuntary case or proceeding under any applicable Bankruptcy Law or any proceeding of the type specified in Section 7.01(g) or (h), in each case, with respect to Holdings, the Company, or any Material Subsidiary, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Holdings, the Company, any Canadian Borrower or any Material Subsidiary or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of Holdings, the Company, or any Material Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Holdings, the Company, or any Material Subsidiary.

“BBA LIBOR” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“BIA” means the Bankruptcy and Insolvency Act (Canada) and the regulations promulgated thereunder.

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(a).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means a U.S. Borrower or a Canadian Borrower, as applicable.

“Borrower Agent” has the meaning assigned to such term in Section 2.24.

“Borrower Group” means a group consisting of (a) the U.S. Borrowers and each other U.S. Loan Party, or (b) the Canadian Borrowers and each other Canadian Loan Party, as applicable. For the avoidance of doubt, any Borrowings under the U.S. Commitments shall be made to the U.S. Borrowers and any Borrowings under the Canadian Commitments shall be made to a Canadian Borrower.

“Borrower Group Commitments” means, with respect to the Commitment of a Lender to fund Revolving Loans to the Borrowers within a Borrower Group, or to participate in Letters of Credit issued for the account of Borrowers within a Borrower Group, the amount of the Commitment of such Lender with respect to such Borrower Group as shown on the Commitment Schedule from time to time, as such Commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23.

“Borrowing” means any (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Interest Period Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance or Overadvance Loan.

“Borrowing Base” means, with respect to the U.S. Borrowers, the U.S. Borrowing Base, and, with respect to the Canadian Borrowers, the Canadian Borrowing Base.

“Borrowing Base Assets” means any Loan Party’s Inventory and Receivables and other assets directly related thereto, including documents, instruments, general intangibles, deposit accounts and the proceeds of all of the same.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower Agent for a Revolving Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F-1, or such other form as shall be approved by the Agent.

“Bridgestone/Firestone” means Bridgestone/Firestone North American Tire, LLC, a Delaware limited liability company and successor by merger to Bridgestone/Firestone, Inc., an Ohio corporation.

“Business Day” (a) means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Charlotte, North Carolina are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used with reference to any Canadian Revolving Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada are authorized or required by law to remain closed.

“Calculation Date” has the meaning assigned to such term in Section 2.30(a).

“Canadian Acquisition” has the meaning assigned to it in the recitals of this Agreement.

“Canadian Acquisition Agreement” means that certain Share Purchase Agreement dated as of November 30, 2012, among Seller, Selling Shareholders, the Initial Canadian Borrower, and the Company, as parent guarantor, together with all exhibits, schedules and disclosure letters thereto.

“Canadian Acquisition Funds” means (a) the payment of the acquisition consideration to the equity holders of the Initial Canadian Borrower under the Canadian Acquisition Agreement, (b) the payment of Transaction Expenses and (c) the Refinancing.

“Canadian BA Rate” means, with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term).

“Canadian BA Rate Loan” means a Canadian Revolving Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

“Canadian Base Rate” means for any day, the greatest of (i) the per annum rate of interest in effect for such day as publicly announced from time to time by BANA (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by BANA (acting through its Canada branch) based upon various factors including costs and desired return of BANA (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing some loans in Dollars in Canada made at its “base rate”, which may be priced at, above or below such announced rate), (ii) the Federal Funds Rate for such date, plus one-half of one percent (0.50%) per annum, or (iii) the LIBOR Rate for a thirty (30) day Interest Period, plus one percent (1.00%) per annum. Any change in the “base rate” announced by BANA (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Base Rate. In the event that BANA (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce such a “base rate,” the subparagraph (i) of this definition shall mean the “base rate” publicly announced by a Schedule I Bank under the Bank Act (Canada) for Dollar loans in Canada, as selected by the Agent.

“Canadian Base Rate Loan” means a Canadian Revolving Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

“Canadian Borrower” means, prior to the Canadian Acquisition, the Initial Canadian Borrower and after giving effect to the amalgamation with Triwest, the Amalgamated Company, and each other Canadian Subsidiary that becomes a Canadian Borrower pursuant to Section 5.11(a).

“Canadian Borrowing Base” means the Dollar Equivalent Amount of:

(a) during the Canadian Initial Borrowing Base Period, the Canadian Initial Borrowing Base, and

(b) at all times thereafter, (i) 85% of the Dollar Equivalent Amount of the Value of Eligible Receivables of the Canadian Loan Parties, plus (ii) the lesser of (A) 70% of the Dollar Equivalent Amount of the Value of Eligible Tire Inventory of the Canadian Loan Parties and (B) 85% of the Dollar Equivalent Amount of Net Orderly Liquidation Value of Eligible Tire Inventory of the Canadian Loan Parties, plus (iii) the lesser of (A) 50% of the Dollar Equivalent Amount of the Value of Eligible Non-Tire Inventory of the Canadian Loan Parties and (B) 85% of the Dollar Equivalent Amount of the Net Orderly Liquidation Value of Eligible Non-Tire Inventory of the Canadian Loan Parties, minus (iv) without duplication (including without duplication of clause (d) of the definition of “U.S. Borrowing Base”), the then amount of all Availability Reserves and other Reserves as the Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22.

Notwithstanding the foregoing, on or before the sixtieth (60th) day following the Effective Date, a field examination and inventory appraisal with respect to Canadian Loan Parties and their Borrowing Base Assets shall be delivered to the Agent, all of which shall be in form and substance reasonably satisfactory to the Agent. If such field examination or such appraisal is not in form and substance reasonably satisfactory to the Agent, then on and after the 91st day following the Closing Date, the amount of the Canadian Borrowing Base shall be $-0-. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section

5.01(h) and adjusted by the Agent in the exercise of its Permitted Discretion and in accordance with Section 2.22 based upon additional information, if any, received after the date of delivery of such Borrowing Base Certificate. With respect to any Borrowing Base Certificate delivered pursuant to the final proviso at the end of Section 5.01(h), the Canadian Borrowing Base shall be calculated immediately after giving effect to the applicable acquisition, subject, in each case, to the requirements of the last paragraph of Section 6.04.

“Canadian Collateral” means the U.S. Collateral and any and all property owned, leased or operated by a Canadian Loan Party subject to a security interest or Lien under the Collateral Documents and any and all other property of each Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Secured Parties, to secure the Canadian Obligations; provided, however, that Canadian Collateral shall not at any time include any Margin Stock.

“Canadian Commitment” means a Canadian Revolving Commitment, including an Extended Canadian Revolving Commitment.

“Canadian Dollars or Cdn $” means the lawful currency of Canada.

“Canadian Excess Availability” means, at any time, the Dollar Equivalent Amount equal to the sum of (a) the lesser of (i) the aggregate total Canadian Revolving Commitments at such time and (ii) the Canadian Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h)), plus (b) the Dollar Equivalent Amount of all unrestricted cash and cash equivalents of the Canadian Loan Parties at such time (to the extent held in Qualified Accounts), minus (c) the aggregate of the Canadian Revolving Exposures (including the Dollar Equivalent Amount of the Canadian LC Exposure) of all Canadian Revolving Lenders at such time.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Canadian Guarantors” means Triwest and each Canadian Subsidiary (other than any Excluded Subsidiary) that hereafter becomes a party to this Agreement as a Loan Party and a Guarantor pursuant to a Joinder Agreement and each Canadian Borrower to the extent of the Canadian Guaranteed Obligations of each other Canadian Borrower, and their respective successors and assigns.

“Canadian Initial Borrowing Base” means, at any time during the Canadian Initial Borrowing Base Period, the Dollar Equivalent Amount equal to the lesser of (a) $40,000,000 and (b) the sum of the following: (i) 60% of the net book value of the Receivables of all Canadian Loan Parties, plus (ii) 40% of the net book value of the Inventory of all Canadian Loan Parties, minus (iii) without duplication (including without duplication of clause (d) of the definition of “U.S. Borrowing Base”), the then amount of all Availability Reserves and other Reserves as the Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22; provided that each of the percentages set forth in subclauses (i) and (ii) of clause (b) above shall be reduced by 5.0% on the date that occurs sixty (60) days after the Effective Date.

“Canadian Initial Borrowing Base Period” means the period commencing on the Effective Date and ending on the earlier of (a) the ninetieth day after the Effective Date and (b) such earlier date as the Canadian Borrowers may elect after delivery to the Agent of both a field examination and inventory appraisal with respect to the Canadian Loan Parties’ Borrowing Base Assets in each case in form and substance reasonably satisfactory to the Agent; provided that notwithstanding the delivery of an acceptable field examination and inventory appraisal with respect to the Canadian Loan Parties’ Borrowing Base Assets, the Canadian Borrowers may elect to keep the Canadian Initial Borrowing Base in effect until the ninetieth (90th) day after the Effective Date.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Canadian LC Disbursement” means a payment made by an Applicable Issuing Bank pursuant to a drawing on a Canadian Letter of Credit.

“Canadian LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate amount of all Canadian LC Disbursements that have not yet been reimbursed by or on behalf of the Canadian Borrowers or any other Canadian Loan Party at such time, less (c) the amount then on deposit in the Canadian LC Collateral Account. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Letter of Credit” means a Letter of Credit issued for the account of a Canadian Borrower under the Canadian Commitments pursuant to this Agreement.

“Canadian Loan Party” means a Canadian Borrower or a Canadian Guarantor.

“Canadian MEPP” means a Canadian Pension Plan that is either (i) a multi-employer pension plan as defined in the PBA or (ii) a plan that provides target benefits as defined in the PBA, in either case being a plan where the employer’s contribution obligations to such plan are set out in one or more collective agreements and are defined contribution in nature.

“Canadian Obligations” mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to a Canadian Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Canadian Borrower under this Agreement in respect of any Canadian Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of a Canadian Borrower or any other Canadian Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of a Canadian Borrower under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Canadian Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all Secured Swap Obligations of a Canadian Loan Party and (e) the due and punctual payment and performance of all Banking Services Obligations of a Canadian Loan Party. Notwithstanding the foregoing, (i) the obligations of Holdings, the Company or any Subsidiary in respect of any Secured Swap Obligations or any Banking Services Obligations of a Canadian Loan Party shall be secured and guaranteed pursuant to the Collateral Documents and the Loan Guaranty only to the extent that, and for so long as, the other Canadian Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the holders of Secured Swap Obligations or the holders of Banking Services Obligations of a Canadian Loan Party.

“Canadian Obligations Guarantor Percentage” has the meaning assigned to it in Section 10.09.

“Canadian Obligations Guarantors” means, collectively, the U.S. Loan Parties and the Canadian Guarantors.

“Canadian Obligations Non-Paying Guarantor” has the meaning assigned to it in Section 10.09.

“Canadian Obligations Paying Guarantor” has the meaning assigned to it in Section 10.09.

“Canadian Overadvance” means at any time the amount by which the aggregate outstanding Canadian Revolving Exposures exceed the Canadian Borrowing Base.

“Canadian Overadvance Condition” means and is deemed to exist any time the aggregate outstanding Canadian Revolving Exposures exceed the Canadian Borrowing Base.

“Canadian Overadvance Loan” means a Loan to a Canadian Borrower at a time when a Canadian Overadvance Condition exists.

“Canadian Overnight Rate” means the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.

“Canadian Pension Plan” means a plan, program or arrangement which is required to be registered as a pension plan under any applicable pension benefits standards or tax statute or regulation in Canada maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Canadian employees or former employees.

“Canadian Prime Rate” means, for any day, the greater of the per annum (i) rate of interest in effect for such day as publicly announced from time to time by BANA (acting through its Canada branch) in Toronto, Ontario as its “prime rate” (the “prime rate” being a rate set by BANA (acting through its Canada branch) based upon various factors, including costs and desired return of BANA (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing some loans in Canadian Dollars in Canada made at its “prime rate”, which may be priced at, above, or below such announced rate, (ii) the sum of one-half of one percent (0.50%) plus the Canadian Overnight Rate, and (iii) the sum of one percent (1.00%) plus the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day) for a 30 day interest period as determined on such day. Any change in the “prime rate” announced by BANA (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate. In the event that BANA (acting through its Canada branch) (including any successor or assignee), does not at any time publicly announce such a “prime rate”, the sub-paragraph (i) of this definition of “Canadian Prime Rate” shall mean the “prime rate” publicly announced by a Schedule 1 Bank under the Bank Act (Canada) for Canadian Dollar loans in Canada, as selected by the Agent.

“Canadian Prime Rate Loan” means a Canadian Revolving Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

“Canadian Protective Advance” means a Protective Advance made to or for the account of a Canadian Borrower.

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada or is not deemed to be resident in Canada for purposes of the ITA, then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the ITA.

“Canadian Revolving Commitment” means, with respect to each Canadian Revolving Lender, the commitment of such Canadian Revolving Lender to make Canadian Revolving Loans and to acquire participations in Canadian Protective Advances, Canadian Letters of Credit and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender’s Canadian Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23. The initial amount of each Canadian Revolving Lender’s Canadian Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Revolving Commitment, as applicable. The aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Commitments as of the Effective Date is $60,000,000.

“Canadian Revolving Exposure” means, with respect to any Canadian Revolving Lender at any time, the Dollar Equivalent Amount of the sum of the outstanding principal amount of such Lender’s Canadian Revolving Loans and its Canadian LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of Canadian Swingline Loans and Canadian Protective Advances outstanding at such time.

“Canadian Revolving Lender” means, as of any date of determination, a Lender with a Canadian Revolving Commitment or, if the Canadian Revolving Commitments have terminated or expired, a Lender with Canadian Revolving Exposure. Unless the context otherwise requires, the term “Canadian Revolving Lenders” includes the Canadian Swingline Lender.

“Canadian Revolving Loan” means the loans and advances made by the Canadian Revolving Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01(a), Canadian Swingline Loans and Canadian Protective Advances.

“Canadian Security Agreements” means those certain general security agreements and deeds of hypothec dated on or about the date hereof, between each of the Canadian Loan Parties and the Agent.

“Canadian Subsidiary” means each Subsidiary of a Canadian Borrower or Triwest organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Lender” means BANA (acting through its Canada branch), in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan” means a Loan made by the Canadian Swingline Lender pursuant to Section 2.05.

“Capital Expenditures” means, for any period, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of sales, transfers or other dispositions that are not required to be applied to prepay Revolving Loans pursuant to Section 2.11(c), (iv) expenditures that are accounted for as capital expenditures by the Company or any Subsidiary and that actually are paid for by a Person other than the Company or any Subsidiary and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Company or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period), (v) the book value of any asset owned by the Company or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any expenditures that constitute Permitted Acquisitions (or similar investments) and expenditures made in connection with the Transactions on or about the Effective Date or in connection with the amalgamation of the Initial Canadian Borrower and Triwest, (vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Subsidiaries for such period or (viii) any Lease Expenses.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

“Cash Management Agreement” means any agreement entered into from time to time between any Loan Party, on the one hand, and the Agent or any Lender or any of their Affiliates or branches on the other, in connection with cash management services for collections, other Banking Services and for operating, payroll and trust accounts of such Loan Party provided by such Agent, Lender or their Affiliates or branches, including ACH services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“CCAA” means the Companies’ Creditors Agreement Act (Canada) and the regulations promulgated thereunder.

“Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than 50% of the amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Effective Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, TopCo, and, if applicable, any intermediate holding company parent of Holdings which is owned, directly or indirectly, by the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings (or the Company after a Qualified Public Offering of the Company) or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of Holdings (or the Company after a Qualified Public Offering of the Company) shall be occupied by persons who were (x) members of the board of directors of Holdings on the Effective Date or nominated by the board of directors of Holdings (or of the Company after a Qualified Public Offering of the Company) or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Company shall occur under and as defined in the Senior Secured Note Documents, the Senior Subordinated Note Documents or any other Subordinated Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness, or (d) at any time, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the date of this Agreement; provided that, it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC (or, with respect to any chattel paper of any Canadian Loan Party, as such term is defined in the PPSA), including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

“Class” (a) when used in reference to any Loan to, or Borrowing by, the U.S. Borrowers, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Extended U.S. Revolving Loans (of the same Extension Series), U.S. Swingline Loans, U.S. Protective Advances or U.S. Overadvance Loans; and when used in reference to any Commitment, refers to whether such Commitment is a U.S. Revolving Commitment or an Extended U.S. Revolving Commitment (of the same Extension Series), and (b) when used in reference to any Loan to, or Borrowing by, a Canadian Borrower, refers to whether such Loan, or the Loans comprising such Borrowing, are Canadian Revolving Loans, Extended Canadian Revolving Loans (of the same Extension Series), Canadian Swingline Loans, Canadian Protective Advances or Canadian Overadvance Loans; and when used in reference to any Commitment, refers to whether such Commitment is a Canadian Revolving Commitment or an Extended Canadian Revolving Commitment (of the same Extension Series).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Canadian Collateral or the U.S. Collateral, as applicable.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreements.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the U.S. Obligations or the Canadian Obligations.

“Commitment” means a U.S. Commitment or a Canadian Commitment, as applicable.

“Commitment Fee Rate” means, a rate per annum equal to 0.25%; provided that, commencing on January 1, 2013, for any day thereafter, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Rate
Less than or equal to 50%	0.375%

Greater than 50%	0.250%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, (b) obligations in respect of Capital Lease Obligations and (c) debt obligations evidenced by bonds, notes, debentures or similar instruments.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “EBITDA”.

“Cooper Subordination Agreement” means that certain Vendor Lien Subordination Agreement dated October 28, 2004, between the Agent and Cooper Tire & Rubber Company.

“Cost” means the cost of purchase of Inventory determined according to the accounting policies used in the preparation of the Company’s audited financial statements.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“DDAs” means any checking or other demand deposit account maintained by any Loan Party. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral; and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreements and the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Applicable Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower within the applicable Borrower Group as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within two Business Days, (b) notified the Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or becomes the subject of a Bankruptcy Proceeding.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its subsidiaries shall be a Derivative Transaction.

“Designated Disbursement Account” has the meaning assigned to such term in Section 2.21(d).

“Dilution Reserve” means, with respect to a Borrower Group, an amount equal to the excess of (i) non-cash reductions to the U.S. Borrowers’ or the Canadian Loan Parties’, as applicable, Receivables (on a combined basis) during a 12-month period prior to the date of determination as established by the Borrowers’ records or by a field examination conducted by the Agent’s employees or representatives, expressed as a percentage of the U.S. Borrowers’ or the Canadian Loan Parties’, as applicable, Receivables (on a combined basis) outstanding during the same period, as the same may be adjusted by the Agent in the exercise of its Permitted Discretion, over (ii) 5%, multiplied by an amount equal to Eligible Receivables as of the date of determination.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning assigned to such term in Article 9 of the UCC (or, with respect to any “document of title” of any Canadian Loan Party, as such term is defined in the PPSA).

“Dollar Equivalent Amount” means on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, Net Income for such period, plus

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such period:

(i) Interest Expense for such period,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) extraordinary, unusual or non-recurring charges (including fees and expenses relating thereto),

(vi) cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions before and after the Effective Date) incurred during any period on or prior to the second anniversary of the Effective Date; provided that, the aggregate amount of restructuring charges, accruals or reserves incurred under this clause (vi) in such Test Period shall not exceed, when combined with the aggregate amount of cost savings added pursuant to clause (xii) below in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period, 25% of EBITDA for any such Test Period ending on or prior to November 16, 2014, and 20% of EBITDA for any Test Period thereafter (in each case, calculated without giving effect to any adjustments made pursuant to this clause (vi), clause (xii) below, or Pro Forma Adjustments),

(vii) the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Net Income),

(viii) the amount of management, monitoring, consulting and advisory fees, (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period to (or on behalf of) the Sponsor, to the extent otherwise permitted by Sections 6.09 and 6.11(c),

(ix) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(x) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed during such period to the capital of the Company or Net Cash Proceeds of an issuance of Qualified Equity Interests,

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back, and

(xii) in connection with any restructuring of Holdings and its Subsidiaries not in the ordinary course, the amount of cost savings resulting from, or expected by the Company in good faith to be realized as a result of, actions taken or committed to be taken pursuant to a factually supportable plan, in each case in connection with such restructuring prior to the time that EBITDA is to be determined for such period (which cost savings shall be added to EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, as certified to the Agent on a Pro Forma Adjustment Certificate, (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed for any Test Period, (i) the actual cost savings expected in good faith to be realized as a result of such actions during such Test Period commencing with the date EBITDA is being determined (as opposed to the annualized impact of cost savings) and (ii) when combined with the aggregate amount of restructuring charges, accruals or reserves incurred under clause (vi) above in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period, 25% of EBITDA for any such Test Period ending on or prior to November 16, 2014, and 20% of EBITDA for any Test Period thereafter (in each case, calculated without giving effect to any adjustments made pursuant to clause (vi) above, this clause (xii), or Pro Forma Adjustments)), less

(b) without duplication and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period),

(ii) gains on asset sales, disposals and abandonments (other than asset sales, disposals and abandonments in the ordinary course of business),

(iii) the amount of any minority interest income (or income (loss) allocable to non-controlling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted) in such period in arriving at Net Income,

(iv) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(v) extraordinary, unusual and non-recurring gains (less all fees and expenses relating thereto),

in each case, as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP; provided that,

(i) to the extent included in Net Income, there shall be excluded in determining EBITDA currency translation gains and losses,

(ii) to the extent included in Net Income, there shall be excluded in determining EBITDA for any period, any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) there shall be included in determining EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Agent (for further delivery to the Lenders); and

(iv) there shall be excluded in determining EBITDA for any period the EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business” and the EBITDA associated with such Sold Entity or Business, “Disposed EBITDA”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; provided that notwithstanding anything to the contrary contained herein or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the Sold Entity or Business thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such Sold Entity or Business shall have been consummated.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date was November 30, 2012.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, or company engaged in the business of making asset-based loans or commercial loans or a commercial finance company, which Person, together with its Affiliates and branches, has a combined capital and surplus in excess of $750,000,000, (c) any Affiliate or branch of a Lender under common Control with such Lender, or (d) an Approved Fund of a Lender, and if a Canadian Revolving Lender, a Canadian Qualified Lender, unless an Event of Default shall have occurred and be continuing; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender or (iii) Holdings, the Company, any other Loan Party or any Subsidiary of any of the foregoing.

“Eligible Inventory” means, collectively, Eligible Tire Inventory and Eligible Non-Tire Inventory.

“Eligible Non-Tire Inventory” means items of Inventory (other than tires) of a Borrower or a Canadian Guarantor subject to the Lien in favor of the Agent held for sale in the ordinary course of the business of such Borrower or such Canadian Guarantor (but not including packaging or shipping materials or maintenance supplies) that meet all of the following requirements, in any case subject to the requirements of Section 2.22:

(a) such Inventory is owned by a Borrower or a Canadian Guarantor and is subject to a first priority perfected Lien in favor of the Agent;

(b) such Inventory is not subject to any other Lien other than Liens permitted by Section 6.02 so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent;

(c) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods;

(d) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(e) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s or applicable Canadian Guarantor’s business;

(f) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade;

(g) (i) such Inventory owned by a U.S. Borrower is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days, and (ii) such Inventory owned by a Canadian Loan Party is either located at one of the Permitted Inventory Locations or is in transit from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days;

(h) if such Inventory is located at any location leased by a Loan Party, (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Rent Reserve with respect to such location has been established by the Agent in its Permitted Discretion; and

(i) such Inventory is not subject to any warehouse receipt or negotiable Document unless in the possession of the Agent, and if such Inventory is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by the Agent in its Permitted Discretion.

With respect to any Inventory of a Borrower or a Canadian Guarantor within a Borrower Group that was acquired or originated by any Person acquired after the Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Borrowers within such Borrower Group, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Borrower Agent.

“Eligible Receivable” means the unpaid portion of a Receivable payable in Dollars to a U.S. Borrower or payable in Dollars or Canadian Dollars to a Canadian Loan Party, in each case, subject to the Lien in favor of the Agent net of any returns, discounts, credits or other allowances or deductions agreed to by a Borrower or a Canadian Guarantor and net of any amounts owed by a Borrower or a Canadian Guarantor to the Account Debtor on such Receivable (including to the extent of any set-off), which Receivable meets all of the following requirements, in any case subject to the requirements of Section 2.22:

(a) such Receivable is owned by a Borrower or a Canadian Guarantor and represents a complete bona fide transaction which requires no further act under any circumstances on the part of any Borrower or any Canadian Guarantor to make such Receivable payable by the Account Debtor;

(b) such Receivable is not past due more than 60 days after its due date, which due date shall not be later than 90 days after the invoice date;

(c) such Receivable does not arise out of any transaction with any Subsidiary of a Borrower or any Canadian Guarantor;

(d) such Receivable is not owing by an Account Debtor from which an aggregate amount of more than 50% of the Receivables owing therefrom are, based on the most recent Borrowing Base Certificate, not Eligible Receivables pursuant to clause (b) above;

(e) if the Account Debtor with respect thereto is located outside of the United States of America, Canada or Puerto Rico, the goods which gave rise to such Receivable were shipped after receipt by the applicable Borrower or applicable Canadian Guarantor from the Account Debtor of an irrevocable letter of credit that has been confirmed by a financial institution reasonably acceptable to the Agent, and on terms, reasonably acceptable to the Agent, payable in the full face amount of the face value of the Receivable in Dollars or Canadian Dollars at a place of payment located within the United States or Canada and has been duly assigned to the Agent, except that up to $5,000,000 of such Receivables outstanding at any time that are otherwise Eligible Receivables, may be included in Eligible Receivables without such letter of credit supports;

(f) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, the Financial Administration Act, (Canada), as amended from time to time, or any other applicable law now or hereafter existing similar in effect thereto, unless the applicable Borrower or applicable Canadian Guarantor has assigned its right to payments of such Receivable so as to comply with the Assignment of Claims Act of 1940, as amended from time to time, the Financial Administration Act, (Canada), as amended from time to time, or any such other applicable law, or to any contractual provision accepted in writing by such Borrower or such Canadian Guarantor prohibiting its assignment or requiring notice of or consent to such assignment which notice or consent has not been made or obtained;

(g) Receivables with respect to which the representations and warranties set forth in the Applicable Security Agreement applicable to Receivables are not correct in any material respect;

(h) such Receivable is not disputed, and is not subject to a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback that has been asserted with respect thereto by the applicable Account Debtor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(i) such Receivable is not owed by an Account Debtor that is subject to a Bankruptcy Proceeding or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Agent in its Permitted Discretion;

(j) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned or rejected;

(k) such Receivable is not owing by an Account Debtor whose then-existing Eligible Receivables owing to (i) the U.S. Borrowers, based on the most recent Borrowing Base Certificate, exceed 20% of the net amount of all Eligible Receivables of the U.S. Borrowers, but such Receivable shall be ineligible only to the extent of such excess and (ii) the Canadian Loan Parties, based on the most recent Borrowing Base Certificate, exceed 20% of the net amount of all Eligible Receivables of the Canadian Loan Parties, but such Receivable shall be ineligible only to the extent of such excess;

(l) such Receivable is evidenced by a customary invoice or other customary documentation reasonably satisfactory to the Agent in its Permitted Discretion;

(m) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present or contingent (and no facts exist which are the basis for any future), offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor, except that any Receivable that is subject to any offset, deduction or counterclaim shall be ineligible only to the extent of such offset, deduction or counterclaim;

(n) such Receivable does not arise under or is not related to any warranty obligation of a Borrower or a Canadian Guarantor or any charges by a Borrower or a Canadian Guarantor of fees for the time value of money;

(o) such Receivable is not evidenced by Chattel Paper or an Instrument of any kind;

(p) such Receivable is subject to a first priority perfected Lien in favor of the Agent; and

(q) such Receivable is not subject to any Lien, other than Liens permitted by Section 6.02, so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent.

With respect to any Receivables of any Borrower or any Canadian Guarantor within a Borrower Group that were acquired or originated by any Person acquired after the Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Borrowers within such Borrower Group, to complete diligence in respect of such Person and such Receivables, within a reasonable time following request of the Borrower Agent.

“Eligible Subordinated Vendor Inventory” means Eligible Tire Inventory that is subject to a Subordinated Vendor Lien.

“Eligible Tire Inventory” means items of Inventory of tires of a Borrower or a Canadian Guarantor subject to the Lien in favor of the Agent (including Eligible Subordinated Vendor Inventory) held for sale in the ordinary course of the business of such Borrower or such Canadian Guarantor (but not including packaging or shipping materials or maintenance supplies) that meet all of the following requirements, in any case subject to the requirements of Section 2.22:

(a) such Inventory is owned by a Borrower or a Canadian Guarantor and is subject a first priority perfected Lien in favor of the Agent;

(b) such Inventory is not subject to any other Lien other than Liens permitted by Section 6.02 so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent;

(c) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods;

(d) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(e) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s or the applicable Canadian Guarantor’s business;

(f) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade;

(g) (i) such Inventory owned by a U.S. Borrower is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days, and (ii) such Inventory owned by a Canadian Loan Party is either located at one of the Permitted Inventory Locations or is in transit from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days;

(h) if such Inventory is located at any location leased by a Loan Party, (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Rent Reserve with respect to such location has been established by the Agent in its Permitted Discretion; and

(i) such Inventory is not subject to any warehouse receipt or negotiable Document unless in the possession of the Agent, or if such Inventory is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by the Agent in its Permitted Discretion.

With respect to any Inventory of any Borrower or any Canadian Guarantor within a Borrower Group that was acquired or originated by any Person acquired after the Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Borrowers within such Borrower Group, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Borrower Agent.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, the preservation or reclamation of natural resources, the management, transportation, disposal, release or threatened release of any Hazardous Material or to health and safety matters (to the extent related to the exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company or unlimited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (c) a determination that any Plan is in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); (d) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent or in Reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Amount” has the meaning assigned to such term in Section 2.30(c).

“Excess Availability” means, at any time, an amount equal to the sum of the U.S. Excess Availability and the Canadian Excess Availability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means on any date, (a)(i) with respect to Canadian Dollars in relation to Dollars, the exchange rate reported by Bloomberg, at which Canadian Dollars are offered on such date for Dollars as of the end of the preceding Business Day, and (ii) with respect to Dollars in relation to Canadian Dollars, the exchange rate reported by Bloomberg, at which Canadian Dollars are offered on such date for Dollars or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Agent’s principal foreign exchange trading office for the first currency.

“Excluded Accounts” has the meaning assigned to such term in each of the U.S. Security Agreement and the Canadian Security Agreements, as applicable.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which the Company and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or any Excluded Disregarded Entity to secure the U.S. Obligations, any Equity Interests that are voting Equity Interests of such Foreign Subsidiary or Excluded Disregarded Entity in excess of 65% of the outstanding voting Equity Interests of such class, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) the Equity Interests of any Subsidiary that is not wholly owned by the Company and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary (other than, with respect to any pledge of the Equity Interests of any Canadian Subsidiary to secure only the Canadian Obligations, the Equity Interests of such Canadian Subsidiary) and (g) any Equity Interests of a joint venture to the extent that the joint venture agreement applicable thereto restricts the pledge of such Equity Interests.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Loan Party pursuant to the requirements of Section 5.11 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (b) any Subsidiary that is prohibited by Requirements of Law, by any Contractual Obligation existing on the Effective Date or by any Contractual Obligation existing at the time such Subsidiary becomes a Subsidiary of the Company, in each case from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect), (c) solely in the case of a guarantee of the U.S. Obligations, any Domestic Subsidiary that is (i) treated as a disregarded entity for U.S. federal income tax purposes and substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code (any such excluded Domestic Subsidiary, an “Excluded Disregarded Entity”) or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (d) any Immaterial Subsidiary and any Unrestricted Subsidiary, (e) any other Subsidiary with respect to which the Company and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (f) each Foreign Subsidiary (other than with respect to a guarantee by a Canadian Subsidiary of the Canadian Obligations of a Canadian Subsidiary), (g) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition and financed with Indebtedness incurred pursuant to Section 6.01(j) or (k) and permitted by the proviso to subclause (z) of such Sections and each Subsidiary that guarantees such Indebtedness to the extent that, and for so long as, the financing documentation relating to such Permitted Acquisition to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and (h) Tire Pros Francorp.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Loan Party hereunder, (a) Taxes imposed on or measured by net income (however denominated) franchise taxes and branch profits taxes, in each case (i) imposed by the United States of America or Canada, or any political subdivision thereof, or by the jurisdiction or any political subdivision thereof under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) other than in the case of an assignee pursuant to a request by the Borrower Agent under Section 2.19(b), any U.S. federal withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), as applicable, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a), and (c) any withholding tax that is imposed under FATCA.

“Existing Class” means each Class of Existing Revolving Commitments.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Company or any other Loan Party by a Lender or an Affiliate of a Lender that is (a) outstanding on the Effective Date and (b) listed on Schedule 1.01(a).

“Existing Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Existing Subordination Agreements” means the B/F Subordination Agreement, the Pirelli Subordination Agreement and the Cooper Subordination Agreement.

“Existing Subordinated Vendors” means Bridgestone/Firestone, Cooper Tire & Rubber Company and Pirelli Tire LLC.

“Extended Canadian Loans/Commitments” means Extended Canadian Revolving Loans and/or Extended Canadian Revolving Commitments.

“Extended Canadian Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Extended Canadian Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extended Loans/Commitments” means Extended Revolving Loans and/or Extended Revolving Commitments.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extended U.S. Loans/Commitments” means Extended U.S. Revolving Loans and/or Extended U.S. Revolving Commitments.

“Extended U.S. Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Extended U.S. Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extending Lender” has the meaning assigned to such term in Section 2.27(b).

“Extension Agreement” has the meaning assigned to such term in Section 2.27(c).

“Extension Election” has the meaning assigned to such term in Section 2.27(b).

“Extension Request” shall mean Revolving Extension Requests.

“Extension Series” shall mean all Extended Revolving Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that Extended Revolving Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins and extension fees.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to the Agent on the applicable day on such transactions, as determined by the Agent.

“Fee Letter” means the amended and restated fee letter, dated as of November 16, 2012, between the Agent, the Company and certain other parties.

“Financial Officer” means the chief financial officer, treasurer or controller of the Company.

“First Priority Lien” means any Lien on any asset of any U.S. Loan Party that is granted under the Senior Secured Notes Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is senior in priority to the Liens of the Agent on the U.S. Collateral.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Interest Expense actually paid in cash for such period, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Consolidated Total Indebtedness of the Company and the

Subsidiaries made during such period (other than payments made by the Company or any Subsidiary to the Company or a Subsidiary) plus (c) any payments on account of Disqualified Equity Interests or preferred Equity Interests (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made in such period, all calculated for such period for the Company and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(i)(A) EBITDA of the Company and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination plus (B) only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.02, Permitted Cure Securities minus (C) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of the Company and its Subsidiaries paid in cash during such Test Period minus (D) Unfinanced Capital Expenditures made by the Company and its Subsidiaries during such Test Period, to

(ii) Fixed Charges payable by the Company and its Subsidiaries in cash during such Test Period;

In calculating the Fixed Charge Coverage Ratio in connection with the making of any Specified Payment (other than with regard to investments in Domestic Subsidiaries (whether Restricted or Unrestricted), U.S. domestic-organized joint ventures and other U.S. domestic investments, in each case under Section 6.04(w)) at any time when Excess Availability on a Pro Forma Basis is less than 35% of the lesser of (A) the aggregate Revolving Commitments and (B) the Aggregate Borrowing Base, the amount of Fixed Charges included in clause (ii) above shall include, without duplication of any payments already constituting Fixed Charges, the amount of such Specified Payment actually made on such date of determination.

For purposes of calculating the Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Effective Date, Interest Expense shall be an amount equal to actual Interest Expense from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination.

“Floating Rate Loan” means an ABR Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.

“Foreign Lender” means (a) in respect of a U.S. Borrower, a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (b) in respect of a Canadian Borrower, a Lender that is a “non-resident person” for purposes of the ITA.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the aggregate book value of all accounts receivable of the applicable Foreign Subsidiary or Subsidiaries (other than the Canadian Loan Parties) and (b) 70% of the aggregate book value of all inventory owned by the applicable Foreign Subsidiary or Subsidiaries (other than the Canadian Loan Parties).

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiary or Subsidiaries that are not Loan Parties, as determined in accordance with GAAP in good faith by the Company, without intercompany eliminations between such Foreign Subsidiaries and the Company and its other Subsidiaries.

“Funding Account” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by the Company to the Agent and that (a) contributed 5.0% or less of EBITDA for the Test Period most recently ended prior to such date of determination and (b) had consolidated assets representing 5.0% or less of the Total Assets of the Company and the Subsidiaries on the last day of the Test Period most recently ended prior to such date of determination. The Immaterial Subsidiaries as of the Effective Date are listed on Schedule 1.01(b).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse), without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person in respect of Disqualified Equity Interests, (f) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other Guarantee issued by such other Person, (g) any Swap Obligation, except that if any Swap Agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others Guaranteed by such Person. For all purposes hereof, the Indebtedness of any Person shall exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Canadian Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument” shall have the meaning assigned to such term in Article 9 of the UCC or the PPSA, as applicable.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of May 28, 2010, substantially in the form of Exhibit J hereto executed by Holdings, the Company and each other Subsidiary of Borrowers.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010, among Holdings, the Company, the Subsidiaries party from time to time thereto, the Agent and the Noteholder Collateral Agent.

“Interest Election Request” means a request by the Borrower Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries, to the extent such expense was deducted (and not added back) in computing Net Income (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances during such period, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other Derivative Transactions pursuant to GAAP or Statement of Financial Accounting Standards No. 133), (c) the interest component of Capital Lease Obligations and (d) net payments, if any, made (less net payments, if any, received) pursuant to obligations under interest rate Swap Agreements with respect to Indebtedness, and excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (iii) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities, (iv) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (v) any expensing of commitment and other financing fees, (vi) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, (vii) any one-time costs associated with breakage in respect of Swap Agreements for interest rates and (viii) penalties and interest relating to taxes); plus

(2) consolidated capitalized interest of the Company and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, (x) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (y) the Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries shall be excluded.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a U.S. Swingline Loan), the first calendar day of each January, April, July and October and the Maturity Date, (b) with respect to any Canadian Prime Rate Loan or any Canadian Base Rate Loan (other than a Canadian Swingline Loan), the first Business Day of each January, April, July and October and the Maturity Date, (c) with respect to any Interest Period Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Interest Period Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or, with respect to any Canadian BA Rate Loan, if such day is not a Business Day, the next succeeding Business Day), (d) with respect to any U.S. Swingline Loan, the first calendar day of each January, April, July and October and the Maturity Date, and (e) with respect to any Canadian Swingline Loan, the first Business Day of each January, April, July and October and the Maturity Date.

“Interest Period” means (a) with respect to any Interest Period Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to and agreed to by each

Lender, nine or twelve months) thereafter, as the Borrower Agent may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Period Loan” means a LIBOR Rate Loan or a Canadian BA Rate Loan.

“Inventory” means “Inventory,” as defined in the U.S. Security Agreement (or, with respect to any inventory of a Canadian Loan Party, “Inventory” as defined in the PPSA).

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Permitted Investments), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“IRS” has the meaning assigned to such term in Section 2.17(e).

“Issuing Bank” means each of Bank of America, N.A. and any other Revolving Lender which at the request of the Borrower Agent and after notice to the Agent agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, and SunTrust Robinson Humphrey, Inc.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a U.S. LC Disbursement or a Canadian LC Disbursement.

“LC Exposure” means the sum of the U.S. LC Exposure and the Dollar Equivalent Amount of Canadian LC Exposure.

“Lease Expense” means, for any period, all rental expenses of the Company and its Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an acquisition (including a Permitted Acquisition) to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capital Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR Rate” means, with respect to any Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by the Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered by the Agent’s London branch to major banks in the London interbank Eurodollar market.

“LIBOR Rate Loan” means a Revolving Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Adjusted LIBOR Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, deemed, statutory or constructive trust, assignment by way of security, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, trust receipt, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity Event” means the determination by the Agent that (a) Excess Availability is less than the greater of (1) 10.0% of the lesser of (A) the aggregate Revolving Commitments and (B) the Aggregate Borrowing Base and (2) $30,000,000, in either case for a period of five consecutive Business Days, or (b) an Event of Default has occurred; provided that the Agent has notified the Borrower Agent of either thereof. The occurrence of a Liquidity Event shall be deemed continuing (i) until such date as such Event of Default shall no longer be continuing and (ii) until such date as Excess Availability exceeds such amount for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan Account” has the meaning assigned to such term in Section 2.26.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Fee Letter, any Letters of Credit or Letter of Credit applications, the Collateral Documents, the Perfection Certificates, and the Intercreditor Agreement.

“Loan Guarantor” means each Canadian Obligations Guarantor and each U.S. Guarantor.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Protective Advances and Extended Revolving Loans.

“Management Services Agreements” means, collectively, (a) the transaction and monitoring fee letter agreement among the Company and the Sponsor dated as of May 28, 2010, pursuant to which the Sponsor agrees to provide certain advisory services to TopCo, Holdings and the Company in exchange for certain fees and (b) the indemnification agreement among TopCo, Holdings, the Company and the Sponsor dated as of May 28, 2010.

“Management Stockholders” means the management officers or employees of the Company or its Subsidiaries who are investors in Holdings, TopCo or any direct or indirect parent thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent, the Issuing Banks or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings, the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (including the Initial Canadian Borrower and subsequently the Amalgamated Company), other than an Immaterial Subsidiary.

“Maturity Date” means (a) in the case of the Revolving Commitments, November 16, 2017, or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided that if, on March 1, 2017, either (i) more than $50,000,000 in aggregate principal amount of Senior Secured Notes remain outstanding the scheduled final maturity date of which is earlier than 91 days after November 16, 2017 or (ii) if any principal amount of Senior Secured Notes remains outstanding the scheduled maturity date of which is earlier than 91 days after November 16, 2017 and Excess Availability, calculated on a Pro Forma Basis, is less than 12.5% of the aggregate of the Revolving Commitments, then the Maturity Date for the Revolving Commitments shall be March 1, 2017, and (b) in the case of any Extension Series of Extended Revolving Commitments, the maturity date related thereto.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust, deed of immovable hypothec or other agreement entered into by the owner of a Mortgaged Property and the Agent, which conveys or evidences a Lien in favor of the Agent, for the benefit of the Secured Parties, on such Mortgaged Property, substantially in the form of Exhibit I with respect to real property located in the United States (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Company and the Agent, to secure the U.S. Obligations or the Canadian Obligations; provided that to the extent any real property located in Canada is required to become Mortgaged Property hereunder, such property will be pursuant to a Mortgage to be agreed reasonably satisfactory to the Agent and Company.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate is an “employer” (as defined in Section 3(5) of ERISA).

“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of assets, any Recovery Event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests (each, a “Proceeds Event”), (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Company or any of the Subsidiaries in respect of such Proceeds Event, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by Holdings, the Company or any of the Subsidiaries in connection with such Proceeds Event (including withholding taxes imposed on the repatriation of any such proceeds),

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Proceeds Event and (y) retained by Holdings, the Company or any of the Subsidiaries including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Proceeds Event occurring on the date of such reduction,

(iii) in the case of any Proceeds Event constituting a sale, transfer or disposition of assets or a Recovery Event by any non-wholly owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly-owned Subsidiary as a result thereof, and

(iv) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by Holdings, the Company or any of the Subsidiaries, as applicable, in connection with such Proceeds Event (other than those payable to Holdings, the Company or any Subsidiary), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business as determined in good faith by the Company shall be excluded;

(c) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) to the Company or a Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Company or any Subsidiary;

(d) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Obligations or other Derivative Transactions shall be excluded;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, sale or disposition, recapitalization, investment, issuance, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, whether or not successful, shall be excluded;

(i) accruals and reserves that are established or adjusted within twelve months after the Effective Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(l) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations or other Derivative Transactions and the application of Accounting Standards Codification 815 shall be excluded;

(m) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(n) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Net Income of the Company and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“Non-Cash Charges” mean (a) any impairment charge or asset write-off or write-down of intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided that, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Ordinary Course Asset Disposition” mean any sale, transfer or other disposition by one or more Loan Parties of Borrowing Base Assets with a Value in an aggregate amount in excess of the Dollar Equivalent Amount of $10,000,000.

“Noteholder Collateral Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Noteholder First Lien Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” mean, collectively, the U.S. Obligations and the Canadian Obligations.

“Other Connection Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Loan Party hereunder, Taxes that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” means (a) with respect to the U.S. Borrowing Base, a U.S. Overadvance and (b) with respect to the Canadian Borrowing Base, a Canadian Overadvance.

“Overadvance Condition” means (a) with respect to the U.S. Borrowing Base, a U.S. Overadvance Condition and (b) with respect to the Canadian Borrowing Base, a Canadian Overadvance Condition.

“Overadvance Loan” means (a) with respect to the U.S. Borrowers, a U.S. Overadvance Loan, and (b) with respect to a Canadian Borrower, a Canadian Overadvance Loan.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PATRIOT ACT” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272 (2001).

“Payment Conditions” means, at any time of determination with respect to any Specified Payment, as of the date of such Specified Payment and after giving effect thereto, that (a) no Event of Default exists or has occurred and is continuing, (b) if the amount of any such Specified Payment exceeds $5,000,000, Excess Availability shall be not less than 12.5% of the lesser of (i) the Revolving Commitments and (ii) the Aggregate Borrowing Base immediately after giving effect to the making of such Specified Payment and, with respect to Specified Payments under Sections 6.08(a)(x) and 6.08(b)(vi), Excess Availability (after giving Pro Forma Effect to such Specified Payment as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Payment) shall not have been less than 12.5% of the lesser of (i) the Revolving Commitments and (ii) the Aggregate Borrowing Base, and (c) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the making of such Specified Payment (after giving Pro Forma Effect to such Specified Payment as if such Specified Payment had been made as of the first day of such Test Period) shall be equal to or greater than 1.00 to 1.00, provided that, satisfaction of this clause (c) shall not be required with respect to any Specified Payment when Excess Availability (after giving Pro Forma Effect to such Specified Payment as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Payment) shall not have been less than 20.0% of the lesser of (i) the Revolving Commitments and (ii) the Aggregate Borrowing Base.

“PBA” means the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder applicable to a Canadian Pension Plan.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means solely with respect to Canadian Pension Plans (a) the whole or partial withdrawal of a Canadian Loan Party or any of its Subsidiaries from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of proposal to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the issuance of a notice of proposal by any Governmental Authority to terminate in whole or in part or have an administrator or like body appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Canadian Pension Plan, to the extent any relevant Government Authority has so notified a Canadian Loan Party, unless such grounds are being duly contested by a Canadian Loan Party in good faith.

“Perfection Certificate” means, with respect to the U.S. Loan Parties, a certificate in the form of Exhibit H to the Security Agreement or any other form approved by the Agent and, with respect to the Canadian Loan Parties, a form approved by the Agent.

“Permitted Acquisition” means the acquisition, by merger, amalgamation, or otherwise, by the Company or any Subsidiary of assets or businesses of a Person (including assets constituting a business unit, line of business or division of such Person) or of the Equity Interests of a Person; provided that as of the date of such acquisition and after giving effect thereto, (i) no Event of Default shall exist or have occurred and be continuing or would result therefrom after giving Pro Forma Effect thereto; (ii) the acquired assets, division or Person are in the same or generally related line of business as that conducted by the Company and the Subsidiaries during the then current and most recent fiscal year or businesses reasonably related or ancillary thereto; (iii) in the event that the purchase price of the proposed acquisition is greater than $15,000,000, after giving effect to such Permitted Acquisition, Excess Availability shall not be less than 10.0% of the lesser of (x) the Revolving Commitments and (y) the Aggregate Borrowing Base as calculated after giving Pro Forma Effect to such Permitted Acquisition; provided, however, that in no event shall the number of acquisitions involving a purchase price of $15,000,000 or less exceed (two) 2 per fiscal year unless the Excess Availability threshold of this clause (iii) is also met; (iv) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to such Permitted Acquisition (after giving Pro Forma Effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated as of the first day of such Test Period) shall be equal to or greater than 1.0 to 1.0, provided that, satisfaction of this clause (iv) shall not be required with respect to any Permitted Acquisition if Excess Availability (after giving Pro Forma Effect to such Permitted Acquisition as of such date) is not less than 17.5% of the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base; and (v) the Company and the Subsidiaries shall comply, and (if applicable) shall cause the acquired Person to comply, with the applicable provisions of Section 5.11 and the Collateral Documents.

“Permitted Cure Security” means any Qualified Equity Interest of Holdings.

“Permitted Discretion” means the Agent’s commercially reasonable credit judgment in establishing Reserves and exercised in good faith in accordance with customary business practices for similar asset-based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a Receivable), the enforceability or priority of the Agent’s Liens thereon, or the amount that the Agent, the Lenders or the Issuing Banks could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Bankruptcy Proceeding involving a Loan Party; or (iv) creates or could result in an Event of Default. In exercising such judgment, the Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or with respect to which execution has been stayed; and

(d) Subordinated Vendor Liens;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means the Sponsors and Management Stockholders.

“Permitted Inventory Locations” means, with respect to any Loan Party, each location listed on Schedule 1.01(d) for such Loan Party and from time to time (a) with respect to any U.S. Loan Party, each other location within the United States which the Company has notified the Agent is a location at which Inventory of a U.S. Loan Party is maintained and (b) with respect to the Canadian Loan Parties, each other location within a Canadian province or territory of which the Company has notified the Agent is a location at which Inventory of a Canadian Loan Party subject to Agent’s first priority perfected Lien (other than Permitted Encumbrances) is maintained.

“Permitted Investments” means (a) marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States government, the Canadian government or any agency of the United States government or the Canadian government, in each case having maturities of not more than 12 months from the date of acquisition thereof; (b) securities issued by (i) any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof; or (ii) any province of Canada or any political subdivision of any such province or any public instrumentality thereof or any political subdivision of any such province or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally available from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Revolving Lender or any bank holding company owning any Revolving Lender who is not a Defaulting Lender at the time of acquisition thereof; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic, Canadian and Eurodollar certificates of deposit or bankers’ acceptances issued or accepted by any Revolving Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or the laws of Canada that is at least (i) “adequately capitalized” (as defined in the regulations of its primary banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within 12 months after issuance or acceptance thereof; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pirelli Subordination Agreement” means that certain Lien Subordination Agreement dated January 13, 2003, between the Agent and Pirelli Tire LLC.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder, as amended from time to time, provided if validity, perfection and effect of perfection and non-perfection of the Agent’s security interest in or Lien on any Collateral of any Canadian Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Priority Payable Reserve” means reserves established in the Permitted Discretion of the Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, in the Permitted Discretion of the Agent, any such amounts due and not paid for wages or vacation pay (including such amounts protected by the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), all amounts currently or past due and not contributed, remitted or paid to any Plan or under any Canadian Pension Plan, the PBA or any similar legislation and, with respect to any Canadian Pension Plan that provides benefits on a defined benefit basis, any Unfunded Pension Liability).

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.

“Pro Forma Adjustment” means, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the EBITDA of the Company, in either case arising from any Specified Transaction, the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, either (a) permitted to be reflected in pro forma financial information under Rule 11.02 of Regulation S-X under the Securities Act or (b) projected by the Company in good faith to result from actions taken, committed to be taken or planned to be taken pursuant to a factually supported plan entered into in connection with such Specified Transaction prior to the time in which such Acquired EBITDA or such EBITDA is required to be calculated; provided that such cost savings referred to in this clause (b) (x) are factually supportable and determined in good faith by the Company, as certified to the Agent on a Pro Forma Adjustment Certificate, (y) do not exceed the actual cost savings expected in good faith to be realized by the Company during the Test Period commencing with the date as of which EBITDA is being determined (as opposed to the annualized impact of such cost savings) and (2) the aggregate amount of Pro Forma Adjustments shall not exceed for any Test Period, when combined with the aggregate amount of restructuring charges, accruals or reserves incurred under clause (a)(vi) of the definition of EBITDA in such Test Period and the aggregate amount of cost savings added pursuant to clause (a)(xii) of the definition of EBITDA in such Test Period, 25% of EBITDA for any such Test Period ending on or prior to November 16, 2014, and 20% of EBITDA for any Test Period thereafter (in each case, calculated without giving effect to any adjustments made pursuant to such clause (a)(vi), such clause (a)(xii) or such Pro Forma Adjustments).

“Pro Forma Adjustment Certificate” means any certificate of a Financial Officer delivered pursuant to Section 5.01(l) or setting forth the information described in clause (iv) to Section 5.01(d).

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 3.04(a).

“Pro Forma Balance Sheet Date” has the meaning assigned to such term in Section 3.04(a).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”. For the avoidance of doubt, any pro forma basis, compliance or effect for acquisitions or dispositions will include the corresponding impact on interest, capital expenditures and, if any, other fixed charges.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Projections” means any projections and any forward-looking statements of the Company and the Subsidiaries furnished to the Lenders or the Agent by or on behalf of Holdings, the Company or any of the Subsidiaries prior to the Effective Date.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchasing Debt Affiliate” means any Affiliate of the Company, including the Sponsor, other than Holdings, the Company, any other Loan Party and the Subsidiaries of any of the foregoing.

“Qualified Accounts” means any investment account of the Borrowers and the Guarantors maintained with the Agent and subject to the Agent’s first-priority Lien and a control agreement in favor of the Agent.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Holdings or any direct or indirect parent of Holdings or the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Real Property Collateral Requirements” means, with respect to any Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(a) a Mortgage on such Mortgaged Property;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Agent for the prompt recording thereof;

(c) an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates);

(d) an opinion of counsel in the jurisdiction in which such Mortgaged Property is located as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction; and

(e) a flood zone certificate (or the Canadian equivalent) in favor of the Agent, and, if any Mortgaged Property with improvements located thereon is being identified as being within a special flood hazard area (or the Canadian equivalent), flood insurance in an amount required by applicable law.

“Receivables” means Accounts.

“Recovery Event” has the meaning specified in Section 6.05(f).

“Refinancing” means the repayment or refinancing of all third party Indebtedness for borrowed money of Triwest and its Subsidiaries existing on the Effective Date and the rollover and restatement of amounts outstanding under the Existing Credit Agreement, but excluding (a) any capital or financing leases, deferred purchase price and purchase money or vendor financing arrangements, in each case outstanding on the Effective Date and (b) other Indebtedness set forth on Schedule 6.01.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, other representatives and controlling persons of such Person and such Person’s Affiliates.

“Rent Reserve” means an amount approximately equal to the aggregate monthly rent payable by the Borrowers or Canadian Guarantors on all leased properties in respect of which landlord’s or warehouseman’s waivers, in form and substance reasonably acceptable to the Agent, or Collateral Access Agreements, are not in effect or such greater amount as the Agent may, in its Permitted Discretion, reasonably determine to be appropriate.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agent, subject to the provisions of Section 9.12.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time (and, if at any time there are seven or more Lenders hereunder, then the Required Lenders must include at least three Lenders representing such percentage of the sum of the total Revolving Exposure and unused Revolving Commitments at such time); provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Required Lenders.

“Required Reserve Notice” means (a) so long as no Event of Default has occurred and is continuing, at least three days’ advance notice to the Borrower Agent, and (b) if an Event of Default has occurred and is continuing, one days’ advance notice to the Borrower Agent (or no advance notice to the Borrower Agent, as may reasonably be determined to be appropriate by the Agent in its Permitted Discretion to protect the interests of the Lenders).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Availability Reserves (including Dilution Reserves, Rent Reserves, Priority Payable Reserves (with respect to the Canadian Borrowing Base only), and, if a Liquidity Event exists, Banking Services Reserves and Secured Swap Reserves), and any and all other reserves which the Agent deems necessary in its Permitted Discretion, all without duplication.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Reset Date” has the meaning assigned to such term in Section 2.30(a).

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Effective Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).

“Restricted Indebtedness” has the meaning assigned to such term in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Company or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Company.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a request for Revolving Loans.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.23(b).

“Revolving Commitment Increase Date” has the meaning assigned to such term in Section 2.23(b).

“Revolving Commitments” means the U.S. Revolving Commitments and the Canadian Revolving Commitments.

“Revolving Exposure” means, with respect to any Applicable Lender that is a U.S. Revolving Lender, its U.S. Revolving Exposure and, with respect to any Applicable Lender that is a Canadian Revolving Lender, its Canadian Revolving Exposure.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.27(a).

“Revolving Lender” means, as of any date of determination, a U.S. Revolving Lender or a Canadian Revolving Lender, as applicable.

“Revolving Loan” means a U.S. Revolving Loan or a Canadian Revolving Loan, as applicable.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Priority Lien” means any Lien on any asset of any U.S. Loan Party that is granted under the Senior Secured Notes Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is junior in priority to the Liens of the Agent in the Collateral.

“Section 2.27 Additional Agreement” has the meaning assigned to such term in Section 2.27(c).

“Secured Obligations” means, with respect to the U.S. Loan Parties, all Obligations, and, with respect to the Canadian Loan Parties, the Canadian Obligations.

“Secured Parties” means (a) with respect to Liens granted to the Agent to secure all Secured Obligations, the “Secured Parties,” as defined in the U.S. Security Agreement, and (b) with respect to Liens granted to the Agent to secure Secured Obligations consisting of Canadian Obligations, the “Secured Parties,” as defined in the Canadian Security Agreements.

“Secured Swap Obligations” means all Swap Obligations owing to the Agent, a Joint Lead Arranger, a Revolving Lender or any Affiliate or branch thereof and with respect to which the Company (or other Loan Party) and the Revolving Lender or other Person referred to above in this definition party thereto shall have delivered (except in the case of the Agent) written notice to the Agent, at or prior to the time that the Swap Agreement relating to such obligation is entered into or, if later, the time that such Revolving Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents and the Intercreditor Agreement. For the avoidance of doubt, all Swap Obligations owing to the Agent shall constitute Secured Swap Obligations.

“Secured Swap Reserves” means all Reserves which the Agent from time to time after the occurrence and during the continuation of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated Secured Swap Obligations then provided or outstanding.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreements” means, collectively, (a) the U.S. Security Agreement and (b) each Canadian Security Agreement.

“Seller” means 1278104 Alberta Inc., a corporation incorporated under the laws of the province of Alberta, Canada.

“Selling Shareholder” means each shareholder of Seller referenced in the Canadian Acquisition Agreement.

“Senior Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Subsidiaries as of the last day of the most recent Test Period ended on or prior to such date of determination, which Indebtedness is secured by Liens, less an amount equal to the amount of any cash and Permitted Investments of the Company and its Subsidiaries as of such date, to (b) EBITDA of the Company and its Subsidiaries for such Test Period.

“Senior Secured Note Documents” means the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Secured Note Indenture” means the indenture under which the Senior Secured Notes are issued.

“Senior Secured Notes” means the Company’s 9 3/4% Senior Secured Fixed Rate Notes due 2017, in an initial aggregate principal amount of $250,000,000.

“Senior Secured Notes Security Documents” means the “Noteholder Lien Security Documents” (as defined in the Intercreditor Agreement).

“Senior Subordinated Notes” means the Company’s 11.5% Senior Subordinated Notes due 2018, in an initial aggregate principal amount of $200,000,000.

“Senior Subordinated Note Documents” means the indenture and note purchase agreement under which the Senior Subordinated Notes are issued and/or governed and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Settlement” and “Settlement Date” have the meanings assigned to such terms in Section 2.05(b).

“Specified Existing Revolving Commitment Class” has the meaning assigned to such term in Section 2.27.

“Specified Payment” means (a) any investment, loan or advance pursuant to Section 6.04(v), (b) any Restricted Payment pursuant to Section 6.08(a)(x), and (c) any Restricted Debt Payment pursuant to Section 6.08(b)(vi).

“Specified Transaction” means, with respect to any period, any investment (including any acquisition), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means TPG Capital, L.P. and its Affiliates but not including, however, any portfolio companies of the foregoing.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the Senior Subordinated Note Documents.

“Subordinated Vendor Inventory Eligibility Conditions” means each of the following conditions precedent, the satisfaction of each of which, as reasonably determined by the Agent, shall be a condition to the inclusion in a Borrowing Base of any Eligible Subordinated Vendor Inventory:

(i) the relevant Loan Parties shall have given the Agent at least ten (10) Business Days prior written notice of their intent to include Inventory subject to a Vendor Lien in a Borrowing Base;

(ii) the relevant Loan Parties shall have given the Agent copies of the security agreement and all related documentation delivered by or on behalf of the applicable vendor and the applicable Borrower or Canadian Guarantor at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in a Borrowing Base; and

(iii) the relevant Loan Parties and the applicable vendor shall have executed and delivered to the Agent a duly executed and completed Vendor Lien Subordination Agreement (in form substantially similar to Exhibit H or such other form as is reasonably acceptable to the Agent) at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in a Borrowing Base.

Eligible Subordinated Vendor Inventory shall be included in a Borrowing Base on the 5th Business Day after the Agent’s determination that each of the foregoing conditions has been satisfied. If at any time any of the foregoing conditions ceases to be satisfied, the Eligible Subordinated Vendor Inventory shall be deemed ineligible and excluded from the Borrowing Bases.

“Subordinated Vendor Lien” means a Vendor Lien that has been subordinated to the Lien of the Agent on the Collateral (i) in the case of the Existing Subordinated Vendors, to the extent and in the manner provided in the Existing Subordination Agreements, (ii) in the case of each other vendor, to the extent and in the manner provided in the Vendor Lien Subordination Agreement executed by such vendor and with respect to this clause (ii), subject to the satisfaction of each of the Subordinated Vendor Inventory Eligibility Conditions.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 3.14, 5.04, 5.08, and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Super Majority Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66  2/3% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Super Majority Lenders.

“Swap Agreement” means any agreement with respect to any Derivative Transaction between the Company or any Subsidiary and any other Person.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Borrowing Request” means a request by Borrower Agent for a Swingline Loan in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit F-2, or such other form as shall be approved by the Agent (acting reasonably).

“Swingline Exposure” means, with respect to any Revolving Lender, at any time, such Revolving Lender’s Applicable Percentage of the Swingline Loans outstanding at such time.

“Swingline Lender” means the U.S. Swingline Lender or the Canadian Swingline Lender.

“Swingline Loan” means a U.S. Swingline Loan or a Canadian Swingline Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all Obligations are indefeasibly paid in full in cash (other than Secured Swap Obligations, Banking Services Obligations and any contingent or inchoate obligations not then due and payable) and the Commitments and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms set forth in Section 2.06(j) or back-stopped following the termination of the Commitments).

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended and for which financial statements have been delivered to the Agent pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“TopCo” means Accelerate Holdings Corp. a Delaware corporation.

“Total Assets” means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by or on behalf of the Sponsor, TopCo, Holdings, the Company or any of their respective Subsidiaries or Affiliates in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Canadian Acquisition and the payment of the Canadian Acquisition Funds, (b) the Refinancing, (c) the amendment and restatement of the Existing Credit Agreement and other Loan Documents and the funding of the Revolving Loans on the Effective Date and the use of the proceeds thereof, (d) the consummation of any other transactions connected with the foregoing and (e) the payment of Transaction Expenses.

“Trigger Event” means, at any time, that Excess Availability is less than the greater of (a) $25,000,000 and (b) 10.0% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base. Upon the occurrence of any Trigger Event, such Trigger Event shall be deemed to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds such amount for thirty (30) consecutive days, in which event a Trigger Event shall no longer be deemed to be continuing.

“Triwest” means Triwest Trading (Canada) Ltd., a corporation organized under the laws of Canada.

“Triwest Loan” has the meaning ascribed to such term in Section 5.11(b)(iii).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) in the case of Loans to the U.S. Borrowers, the Adjusted LIBOR Rate or the Alternate Base Rate, (b) in the case of Loans to the Canadian Borrowers denominated in Dollars, the Adjusted LIBOR Rate or the Canadian Base Rate, and (c) in the case of Loans to the Canadian Borrowers denominated in Canadian Dollars, the Canadian BA Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from any Net Cash Proceeds or Revolving Loans.

“Uncontrolled Cash” means all amounts from time to time on deposit in the Designated Disbursement Account.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA or other applicable law, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code or other applicable laws for the applicable plan year and includes, with respect to any Canadian Pension Plan which provides benefits on a defined benefit basis, any unfunded liability, solvency deficiency or wind up deficiency as determined for the purposes of the PBA.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Company after the Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Agent in accordance with Section 5.12.

“Unsubordinated Vendor Debt” means Vendor Debt that is not Subordinated Indebtedness.

“U.S. Borrower” means any of the Company, Am-Pac Tire Dist. Inc., a California corporation, and each other Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to Section 5.11(a).

“U.S. Borrower Percentage” has the meaning assigned to such term in Section 2.25(f).

“U.S. Borrower’s Maximum Liability” has the meaning assigned to such term in Section 2.25(e).

“U.S. Borrowing Base” means, at any time, (a) 85% of the Value of Eligible Receivables of the U.S. Borrowers, plus (b) the lesser of (i) 70% of the Value of Eligible Tire Inventory of the U.S. Borrowers and (ii) 85% of Net Orderly Liquidation Value of Eligible Tire Inventory of the U.S. Borrowers, plus (c) the lesser of (i) 50% of the Value of Eligible Non-Tire Inventory of the U.S. Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Eligible Non-Tire Inventory of the U.S. Borrowers, minus (d) without duplication (including without duplication of clause (d) of the definition of “Canadian Borrowing Base”), the then amount of all Availability Reserves and other Reserves as the Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22. The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h) and adjusted by the Agent in the exercise of its Permitted Discretion and in accordance with Section 2.22 based upon additional information, if any, received after the date of delivery of such Borrowing Base Certificate. With respect to any Borrowing Base Certificate delivered pursuant to the final proviso at the end of Section 5.01(h), the U.S. Borrowing Base shall be calculated immediately after giving effect to the applicable acquisition, subject, in each case, to the requirements of the last paragraph of Section 6.04.

“U.S. Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Secured Parties, to secure the U.S. Obligations or Canadian Obligations, as applicable; provided however that U.S. Collateral shall not at any time include any Margin Stock.

“U.S. Commitment” means a U.S. Revolving Commitment, including an Extended U.S. Revolving Commitment.

“U.S. Excess Availability” means, at any time, an amount equal to the sum of (a) the lesser of (i) the aggregate total U.S. Revolving Commitments at such time and (ii) the U.S. Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h)), plus (b) all unrestricted cash and cash equivalents of the U.S. Loan Parties at such time (to the extent held in Qualified Accounts), minus (c) the aggregate U.S. Revolving Exposures (including the U.S. LC Exposure) of all U.S. Revolving Lenders at such time.

“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“U.S. Guarantor Percentage” has the meaning assigned to such term in Section 10.01.

“U.S. Guarantors” means Holdings, ATD Acquisition Co. IV, a Delaware corporation, Firestone of Denham Springs, Inc., d/b/a Consolidated Tire and Oil, a Louisiana corporation, Tire Wholesalers, Inc., a Washington corporation and each other Domestic Subsidiary (other than any Excluded Subsidiary) that hereafter becomes a party to this Agreement as a Loan Party and a Guarantor pursuant to a Joinder Agreement, and their respective successors and assigns.

“U.S. LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“U.S. LC Disbursement” means a payment made by an Applicable Issuing Bank pursuant to a drawing on a U.S. Letter of Credit.

“U.S. LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the aggregate amount of all U.S. LC Disbursements that have not yet been reimbursed by or on behalf of the Company or any other U.S. Loan Party at such time, less (c) the amount then on deposit in the U.S. LC Collateral Account. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.

“U.S. Letter of Credit” means a Letter of Credit issued for the account of a U.S. Borrower.

“U.S. Loan Party” means a U.S. Borrower or a U.S. Guarantor.

“U.S. Non-Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“U.S. Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“U.S. Obligations” mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the U.S. Borrowers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a U.S. Borrower under this Agreement in respect of any U.S. Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of a U.S. Borrower or any other U.S. Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the U.S. Borrowers under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other U.S. Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all Secured Swap Obligations of a U.S. Loan Party and (e) the due and punctual payment and performance of all Banking Services Obligations of a U.S. Loan Party. Notwithstanding the foregoing, (i) the obligations of Holdings, the Company or any Subsidiary in respect of any Secured Swap Obligations or any Banking Services Obligations of a U.S. Loan Party shall be secured and guaranteed pursuant to the Collateral Documents and the Loan Guaranty only to the extent that, and for so long as, the other U.S. Obligations are so secured and guaranteed and (ii) any release of U.S. Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the holders of Secured Swap Obligations or the holders of Banking Services Obligations of a U.S. Loan Party.

“U.S. Obligations Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“U.S. Obligations Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“U.S. Overadvance” means at any time the amount by which the aggregate outstanding U.S. Revolving Exposures exceed the U.S. Borrowing Base.

“U.S. Overadvance Condition” means and is deemed to exist any time the aggregate outstanding U.S. Revolving Exposures exceed the U.S. Borrowing Base.

“U.S. Overadvance Loan” means an ABR Loan made to a U.S. Borrower at a time when a U.S. Overadvance Condition exists.

“U.S. Prime Rate” means the rate of interest announced by the Agent from time to time as its prime rate. Such rate is set by the Agent on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“U.S. Protective Advance” means a Protective Advance made to or for the account of a U.S. Borrower.

“U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in U.S. Protective Advances, U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to

Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23. The initial amount of each U.S. Revolving Lender’s U.S. Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Revolving Commitment, as applicable. The aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Commitments as of the Effective Date is $850,000,000.

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s U.S. Revolving Loans and its U.S. LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of U.S. Swingline Loans and U.S. Protective Advances outstanding at such time.

“U.S. Revolving Lender” means, as of any date of determination, a Lender with a U.S. Revolving Commitment or, if the U.S. Revolving Commitments have terminated or expired, a Lender with U.S. Revolving Exposure. Unless the context otherwise requires, the term “U.S. Revolving Lenders” includes the U.S. Swingline Lender.

“U.S. Revolving Loan” means the loans and advances made by the U.S. Revolving Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01(a), U.S. Swingline Loans and U.S. Protective Advances.

“U.S. Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement dated as of the date hereof, between the U.S. Loan Parties and the Agent.

“U.S. Swingline Lender” means BANA, in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” means a Loan made by the U.S. Swingline Lender pursuant to Section 2.05.

“Value” with reference to the value of Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, on any date, means value determined on the basis of the lower of cost or market value of such Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, with the cost thereof calculated on a FIFO (or first in, first out) accounting basis as determined in accordance with GAAP, and with reference to Eligible Receivables, the book value thereof determined in accordance with GAAP.

“Vendor Debt” means any Indebtedness of the Company or any Subsidiary to any vendor of tires.

“Vendor Lien” means a Lien created in favor of a vendor of tires to a Borrower or a Canadian Guarantor, that encumbers exclusively all or any of such vendor’s branded tire inventory and does not encumber any proceeds thereof or any other Collateral.

“Vendor Lien Subordination Agreement” means an agreement substantially in the form of Exhibit H hereto (or such other form as is reasonably satisfactory to the Agent (it being understood that the Existing Subordination Agreements are acceptable to the Agent)) whereby, among other things, a vendor of tires subordinates its Vendor Lien to the Lien of the Agent on the Collateral.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower or the Agent.

SECTION 1.02 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Loan that is a Revolving Loan”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the provisions of Section 9.02.

SECTION 1.05 Amendment and Restatement of Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement, and on and after the date hereof, each reference in any Loan Document to “the Credit Agreement”, “therein”, “thereof”, “thereunder” or words of similar import when referring to the Existing Credit Agreement shall mean, and shall hereafter be a reference to, the Existing Credit Agreement, as amended and restated by this Agreement. Each Loan Party hereby acknowledges and agrees, as of the date hereof, for itself and for each of its Subsidiaries, that it does not have any claims, offsets, counterclaims, cross-complaints, defenses or demands of any kind or nature whatsoever under or relating to the Existing Credit Agreement, the other “Loan Documents” (as defined in the Existing Credit Agreement) or any of the obligations existing thereunder that could be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed thereunder, or to assert any claim for affirmative relief or damages against any lender party thereto. Nothing contained herein is intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the Secured Obligations evidenced or secured thereby or provided for thereunder.

SECTION 1.06 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

SECTION 1.07 Currency Calculations. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Commitments, Borrowing Base components and other amounts shall be denominated in Dollars. The Dollar Equivalent Amount of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Agent on a daily basis, based on the current Exchange Rate. Borrowers shall report Value and other Borrowing Base components to the Agent in the currency invoiced by the Loan Parties or shown in the Loan Parties’ financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Loan Parties shall repay such Obligation in such other currency.

ARTICLE II.

THE CREDITS

SECTION 2.01 Revolving Commitments . (a) Subject to the terms and conditions set forth herein, each U.S. Revolving Lender agrees, severally and not jointly, to make U.S. Revolving Loans to the U.S. Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such U.S. Revolving Lender’s U.S. Revolving Exposure exceeding such U.S. Revolving Lender’s U.S. Revolving Commitment, or (ii) the total U.S. Revolving Exposures exceeding the lesser of (x) the sum of the total U.S. Revolving Commitments and (y) the U.S. Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make U.S. Protective Advances and U.S. Overadvances pursuant to the terms of Section 2.04). Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, repay and reborrow U.S. Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Canadian Revolving Lender agrees, severally and not jointly, to make Canadian Revolving Loans to a Canadian Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Canadian Revolving Lender’s Canadian Revolving Exposure exceeding such Canadian Revolving Lender’s Canadian Revolving Commitment, or (ii) the total Canadian Revolving Exposures exceeding the lesser of (x) the sum of the total Canadian Revolving Commitments and (y) the Canadian Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make Canadian Protective Advances and Canadian Overadvances pursuant to the terms of Section 2.04). Within the foregoing limits and subject to the terms and conditions set forth herein, a Canadian Borrower may borrow, repay and reborrow Canadian Revolving Loans.

SECTION 2.02 Revolving Loans and Borrowings

(a) Each U.S. Revolving Loan (other than a U.S. Swingline Loan or a U.S. Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the U.S. Revolving Lenders ratably in accordance with their respective U.S. Commitments of the applicable Class. Each Canadian Revolving Loan (other than a Canadian Swingline Loan or a Canadian Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Canadian Revolving Lenders ratably in accordance with their respective Canadian Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of (i) in the case of Revolving Loans to the U.S. Borrowers, ABR Loans or LIBOR Rate Loans, (ii) in the case of Revolving Loans to a Canadian Borrower denominated in Dollars, Canadian Base Rate Loans or LIBOR Rate Loans, and (iii) in the case of Revolving Loans to a Canadian Borrower denominated in Canadian Dollars, Canadian Prime Rate Loans or Canadian BA Rate Loans, in each case, as the Borrower Agent may request in accordance herewith. Each Swingline Loan and each Protective Advance (x) made for the account of the U.S. Borrowers shall be an ABR Loan, (y) made to or for the account of a Canadian Borrower in Dollars shall be a Canadian Base Rate Loan, and (z) made to or for the account of a Canadian Borrower in Canadian Dollars shall be a Canadian Prime Rate Loan. Each Revolving Lender at its option may make any Interest Period Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers within a Borrowing Group to repay such Revolving Loan made to such Borrower Group in accordance with the terms of this Agreement and (ii) in exercising such option, such Revolving Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or the Canadian BA Rate or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c) At the commencement of each Interest Period for any Revolving Borrowing that is an Interest Period Loan, such Revolving Borrowing shall comprise an aggregate principal amount that is an integral multiple of (i) $500,000 and not less than $1,000,000 in the case of LIBOR Rate Loans or (ii) Cdn $500,000 and not less than Cdn $1,000,000 in the case of Canadian BA Rate Loans. Each Revolving Borrowing that is an ABR Loan or a Canadian Base Rate Loan when made shall be in a minimum principal amount of $500,000 and each Revolving Borrowing that is a Canadian Prime Rate Loan when made shall be in a minimum principal amount of Cdn $500,000; provided that a Floating Rate Loan to a Borrower within a Borrower Group may be made in a lesser aggregate amount that is equal to the entire unused balance of the total Revolving Commitments of such Borrower Group or that is required to finance the reimbursement of an LC Disbursement with respect to such Borrower Group as contemplated by Section 2.06(e). Revolving Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of, with respect to LIBOR Rate Loans, ten different Interest Periods in effect at any time outstanding, and with respect to Canadian BA Rate Loans, five different Interest Periods in effect at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Agent shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower Agent (a) in the case of an Interest Period Loan other than a Canadian BA Rate Loan, not later than 12:00 noon, New York City time, two (2) Business Days before the date of the proposed Borrowing, (b) in the case of a Canadian BA Rate Loan, not later than 12:00 noon, Toronto, Ontario time, three (3) Business Days before the date of the proposed Borrowing, or (c) in the case of a Floating Rate Loan (including any such notice of a Floating Rate Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, New York City time, or with respect to Canadian Prime Rate Loans or Canadian Base Rate Loans, 12:00 noon, Toronto, Ontario time, on the date of the proposed Borrowing. Each such written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Revolving Borrowing;

(ii) the currency in which such Loans are to be denominated (and if not specified, it shall be deemed a request for (A) ABR Loans in Dollars if on behalf of a U.S. Borrower, and (B) Canadian Prime Rate Loans in Canadian Dollars if on behalf of a Canadian Borrower);

(iii) whether the Revolving Borrowing requested is to be a Floating Rate Loan or an Interest Period Loan (and if not specified, the Revolving Borrowing requested shall be deemed a request for (A) ABR Loans if requested for or on behalf of a U.S. Borrower, and (B) Canadian Prime Rate Loans if requested for and on behalf of a Canadian Borrower, unless the request specifies such Loans are to be denominated in Dollars in which case it shall be deemed a request for Canadian Base Rate Loans);

(iv) the date of such Revolving Borrowing, which shall be a Business Day;

(v) in the case of Interest Period Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” (and, if not specified, the Interest Period requested shall be deemed a request for an Interest Period Loan with an Interest Period of one month’s duration);

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed; and

(vii) the identity of the Borrower of such Revolving Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Applicable Lender of the details thereof and of the amount of such Applicable Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances and Overadvances. (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers of a Borrower Group, on behalf of all Applicable Lenders with respect to such Borrower Group whether or not any condition precedent set forth in Section 4.02 has been satisfied or waived, including the failure to comply with the conditions set forth in Section 2.01, which the Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrowers within such Borrower Group pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable by the Borrowers within such Borrower Group under the Loan Documents (each such Loan made to the U.S. Borrowers, a “U.S. Protective Advance”; each such Loan made to a Canadian Borrower, a “Canadian Protective Advance”; and U.S. Protective Advances and Canadian Protective Advances, “Protective Advances” and each a “Protective Advance”). Any U.S. Protective Advance may be made in a principal amount that would cause the aggregate U.S. Revolving Exposure to exceed the U.S. Borrowing Base; provided that no U.S. Protective Advance may be made to the extent that, after giving effect to such U.S. Protective Advance (together with the outstanding principal amount of all other U.S. Protective Advances), the aggregate principal amount of U.S. Protective Advances outstanding hereunder would exceed, as determined on the date of such proposed U.S. Protective Advance, and is not known by the Agent to exceed, together with U.S. Overadvances described in Section 2.04(c), 10% of the U.S. Revolving Commitments at such time, or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period, and provided further that, the aggregate amount of outstanding U.S. Protective Advances plus any U.S. Overadvances described in Section 2.04(c) plus the aggregate of all other U.S. Revolving Exposure shall not exceed the aggregate total U.S. Commitments. Any Canadian Protective Advance may be made in a principal amount that would cause the aggregate Canadian Revolving Exposure to exceed the Canadian Borrowing Base; provided that no Canadian Protective Advance may be made to the extent that, after giving effect to such Canadian Protective Advance (together with the outstanding principal amount of all other Canadian Protective Advances), the aggregate Dollar Equivalent Amount of principal amount of Canadian Protective Advances outstanding hereunder would exceed, as determined on the date of such proposed Canadian Protective Advance, and is not known by the Agent to exceed, together with Canadian Overadvances described in Section 2.04(c), 10% of the Canadian Revolving Commitments at such time, or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period, and provided further that, the aggregate Dollar Equivalent Amount of outstanding Canadian Protective Advances plus Dollar Equivalent Amount of any Canadian Overadvances described in Section 2.04(c) plus the aggregate Dollar Equivalent Amount of all other Canadian Revolving Exposure shall not exceed the aggregate total Canadian Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. The Agent agrees to use reasonable efforts to deliver prompt notice to the Applicable Lenders with respect to a Borrower Group of any Protective Advance or Overadvance made by it to a Borrower within such Borrower Group. The U.S. Protective Advances shall be secured by the Agent’s Liens on the U.S. Collateral securing payment of the U.S. Obligations and shall constitute ABR Loans and U.S. Obligations hereunder. The Canadian Protective Advances shall be made by the Agent through its Canada branch and shall be secured by the Agent’s Liens on the Collateral securing payment of the Canadian Obligations and shall constitute Canadian Prime Rate Loans, if funded in Canadian Dollars, or Canadian Base Rate Loans, if funded in Dollars, and Canadian Obligations hereunder. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate any Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Agent may request the Applicable Lenders with respect to a Borrower Group to make a Revolving Loan to repay a Protective Advance made by the Agent to a Borrower within such Borrower Group. At any other time, the Agent may require the Applicable Lenders with respect to such Borrower Group to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default) to a Borrower within such Borrower Group, each Applicable Lender with respect to such Borrower Group shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Applicable Lender with respect to a Borrower Group is required to fund its participation in any Protective Advance to a Borrower within such Borrower Group purchased hereunder, the Agent shall promptly distribute to such Applicable Lender, such Applicable Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

(c) Notwithstanding anything to the contrary contained elsewhere in this Section 2.04 or this Agreement or the other Loan Documents and whether or not a Default or Event of Default exists at the time, the Agent may require all Applicable Lenders with respect to a Borrower Group to honor requests or deemed requests by the Borrowers within such Borrower Group for Revolving Loans at a time that an Overadvance Condition with respect to such Borrower Group exists or which would result in an Overadvance Condition with respect to such Borrower Group and (i) each U.S. Revolving Lender shall be obligated to continue to make its Applicable Percentage of any such U.S. Overadvance Loan up to a maximum amount outstanding equal to its U.S. Revolving Commitment, so long as such U.S. Overadvance is not known by the Agent to exceed, together with U.S. Protective Advances described in Section 2.04(a), 10% of the U.S. Revolving Commitments at such time or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period and (ii) each Canadian Revolving Lender shall be obligated to continue to make its Applicable Percentage of any such Canadian Overadvance Loan up to a maximum amount outstanding equal to its Canadian Revolving Commitment so long as such Canadian Overadvance is not known by the Agent to exceed, together with Canadian Protective Advances described in Section 2.04(a), 10% of the Canadian Revolving Commitments at such time or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Applicable Swingline Lender with respect to a Borrower Group may in its discretion, and in reliance upon the agreements of the Applicable Lenders with respect to such Borrower Group set forth in this Section 2.05, make available Swingline Loans to the Borrowers within such Borrower Group from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.S. Swingline Loans exceeding $85,000,000, (ii) the aggregate Dollar Equivalent Amount of principal amount of outstanding Canadian Swingline Loans exceeding $6,000,000, (iii) the total U.S. Revolving Exposures exceeding the lesser of the total U.S. Revolving Commitments and the U.S. Borrowing Base, or (iv) the total Canadian Revolving Exposures exceeding the lesser of the total Canadian Revolving Commitments and the

Canadian Borrowing Base; provided that no Applicable Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers within each Borrower Group may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan for a Borrower within a Borrower Group, the Borrower Agent shall notify the Agent of such request by telephone (confirmed by a Swingline Borrowing Request), not later than 1:00 p.m., New York City time, or, with respect to Canadian Swingline Loans, 1:00 p.m., Toronto, Ontario time, on the day of a proposed Swingline Loan to such Borrower. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount and currency (which shall be Dollars in the case of any Swingline Loan made to a U.S. Borrower or Dollars or Canadian Dollars in the case of a Swingline Loan made to a Canadian Borrower) of the requested Swingline Loan. The Agent will promptly advise the Applicable Swingline Lender of any such notice received from the Borrower Agent. The Applicable Swingline Lender shall make each Swingline Loan available to the Borrowers within a Borrower Group by means of a credit to the Applicable Funding Account of such Borrower Group or otherwise in accordance with the instructions of the Borrower Agent (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b) To facilitate administration of the Revolving Loans, the Revolving Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Protective Advances shall take place on a periodic basis in accordance with this clause (b). The Agent shall request settlement (a “Settlement”) with the Applicable Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of the Applicable Swingline Lender, with respect to each outstanding Swingline Loan to a Borrower within the applicable Borrower Group and (B) with respect to collections received from such Borrower Group, in each case, by notifying the Applicable Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:30 p.m. New York City time, or with respect to Canadian Lenders, 2:30 p.m. Toronto, Ontario time, on the date of such requested Settlement (the “Settlement Date”). Each Applicable Lender (other than the Applicable Swingline Lender, in the case of Swingline Loans to the Borrowers within a Borrower Group) shall make the amount of such Applicable Lender’s Applicable Percentage of the outstanding principal amount of the Swingline Loans to such Borrowers within such Borrower Group with respect to which Settlement is requested available to the Agent, to such account of the Agent as the Agent may designate, not later than 3:30 p.m., New York City time, or with respect to Canadian Lenders, 3:30 p.m. Toronto, Ontario time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to the any minimum amount specified therein. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan and, together with the portion of such Swingline Loan representing the Applicable Swingline Lender’s pro rata share thereof, shall constitute Revolving Loans of the Applicable Lenders. If any such amount is not made available to the Agent by any Applicable Lender on the Settlement Date applicable thereto, the Agent shall, on behalf of the Applicable Swingline Lender with respect to each outstanding Swingline Loan to a Borrower within the applicable Borrower Group, be entitled to recover such amount on demand from such Applicable Lender together with interest thereon at, with respect to U.S. Swingline Loans, the Federal Funds Effective Rate, and with respect to Canadian Swingline Loans, the Canadian Overnight Rate, in each case, for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to Floating Rate Loans to such Borrower Group in the applicable currency in which such Swingline Loan is denominated. Between Settlement Dates the Agent may pay over to the Applicable Swingline Lender any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans of the Borrowers within the Borrower Group for which such Applicable Swingline Lender is the Applicable Swingline Lender, for application to the Applicable Swingline Lender’s Revolving Loans or Swingline Loans to such Borrower Group. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Applicable Swingline Lender’s Revolving Loans to such Borrower Group, the Applicable Swingline Lender shall pay to the Agent for the accounts of the Applicable Lenders, to be applied to the outstanding Revolving Loans of such Applicable Lenders to such Borrower Group, an amount such that each Applicable Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Applicable Percentage of the Revolving Loans to such Borrower Group. During the period between Settlement Dates, the Applicable Swingline Lender with respect to Swingline Loans to the Borrowers within such Borrower Group, the Agent with respect to Protective Advances to such Borrower Group and each Applicable Lender with respect to its Revolving Loans to such Borrower Group shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(c) In addition, the Applicable Swingline Lender may by written notice given to the Agent not later than 1:00 p.m., New York City time, or, with respect to Canadian Swingline Loans, 1:00 p.m., Toronto, Ontario time, on any Business Day require the Applicable Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding that were made to the Borrowers within the Borrower Group with respect to which such Applicable Lenders issued Commitments. Such notice shall specify the aggregate amount of Swingline Loans to such Borrower Group in which the Applicable Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Applicable Lender, specifying in such notice such Applicable Lender’s Applicable Percentage of such Swingline Loan or Loans to such Borrower Group. Each Applicable Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Applicable Swingline Lender, such Applicable Lender’s Applicable Percentage of such Swingline Loan or Loans to such Borrower Group. Each Applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans made to the Borrowers within the Borrower Group with respect to which such Applicable Lender has issued a Commitment pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Applicable Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Applicable Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Agent shall promptly pay to the Applicable Swingline Lender the amounts so received by it from the Applicable Lenders. The Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Applicable Swingline Lender from the Borrowers with the applicable Borrower Group (or other party on behalf of any such Borrower) in respect of a Swingline Loan after receipt by the Applicable Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Applicable Lenders that shall have made their payments pursuant to this paragraph and to the Applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Applicable Swingline Lender or the Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower with such Borrower Group for any reason. The purchase of participations in a Swingline Loan made to a Borrower within a Borrower Group pursuant to this paragraph shall not relieve the Borrowers within such Borrower Group of any default in the payment thereof.

SECTION 2.06 Letters of Credit. (a) General. On and after the Effective Date, each Existing Letter of Credit shall be deemed to be a U.S. Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Effective Date. Subject to the terms and conditions set forth herein, (i) each Applicable Issuing Bank with respect to a Borrower Group agrees, in reliance upon the agreements of the other Applicable Lenders to such Borrower Group set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Effective Date to but not including the 5th Business Day, prior to the Maturity Date, upon the request of the Borrower Agent, to issue Letters of Credit denominated in Dollars only (or, in the case of Letters of Credit issued under the Canadian Commitments, Dollars or Canadian Dollars, as requested by a Canadian Borrower) and issued on sight basis only for the account of one or more of the Borrowers of such Borrower Group (or any other Subsidiary of the Company so long as the Company is a joint and several co-applicant, and references to the Company or a “Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Applicable Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d) for the account of the Borrowers within such Borrower Group (including, with respect to U.S. Revolving Lenders, those Letters of Credit with respect to which the Company is the co-applicant with a Subsidiary of the Company). Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Applicable Issuing Bank) to the Applicable Issuing Bank and the Agent, at least two (2) Business Days, in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue in the form of Exhibit E attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the Borrower Agent shall submit such a request on its letterhead, addressed to the Applicable Issuing Bank (with a copy to the Agent) at least two (2) Business Days, in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by the Borrower Agent or any Borrower within a Borrower Group with, the Applicable Issuing Bank relating to any Letter of Credit issued for the account of a Borrower within such Borrower Group, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended if (and on issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the U.S. Exposure shall not exceed $50,000,000, (ii) the Dollar Equivalent Amount of Canadian LC Exposure shall not exceed $10,000,000, (iii) the total U.S. Revolving Exposures shall not exceed the lesser of the total U.S. Revolving Commitments and the U.S. Borrowing Base, and (iv) the total Canadian Revolving Exposures shall not exceed the lesser of the total Canadian Revolving Commitments and the Canadian Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Bank will also deliver to the Borrower Agent and the Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Agent shall notify the Applicable Lenders, in writing, of such Letter of Credit or amendment, and if so requested by an Applicable Lender the Agent will provide such Applicable Lender with a copy of such Letter of Credit or amendment. With respect to commercial Letters of Credit, each Applicable Issuing Bank shall, on the first Business Day of each week, submit to the Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit issued by such Applicable Issuing Bank for the previous calendar week.

(c) Expiration Date. Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)). Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) for the account of a Borrower within a Borrower Group and without any further action on the part of the Applicable Issuing Bank or the Applicable Lenders, the Applicable Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from such Applicable Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Applicable Issuing Bank, such Applicable Lender’s Applicable Percentage of each LC Disbursement made by such Applicable Issuing Bank and not reimbursed by the Borrowers within the applicable Borrower Group on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to any Borrower within such Borrower Group for any reason. Each Applicable Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit issued for the account of a Borrower within a Borrower Group is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments to such Borrower Group, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued for the account of a Borrower within a Borrower Group (including, with respect to U.S. Borrowers, those Letters of Credit with respect to which the Company is the co-applicant with a Subsidiary of the Company), the Borrowers within such Borrower Group shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, or with respect to Canadian LC Disbursements, 12:00 noon Toronto, Ontario time, on the Business Day immediately following the date the Borrower Agent receives notice of such LC Disbursement under paragraph (g) of this Section 2.06; provided that the Borrower Agent may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment (i) owing by the U.S. Borrowers be financed with an ABR Loan or U.S. Swingline Loan or (ii) owing by a Canadian Borrower be financed with a Canadian Base Rate Loan or Canadian Swingline Loan (if the Letter of Credit drawn upon was denominated in Dollars) or Canadian Prime Rate Loan or Canadian Swingline Loan (if the Letter of Credit drawn upon was denominated in Canadian Dollars), in each case, in an equivalent amount and, to the extent so financed, the obligation of the Borrowers within the applicable Borrower Group to make such payment shall be discharged and replaced by the resulting Floating Rate Loan or Swingline Loan. If the Borrowers within a Borrower Group fail to make such payment when due, the Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Borrowers within such Borrower Group in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrowers within the applicable Borrower Group, in the same manner as provided in Section 2.07 with respect to Loans made by such Applicable Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Agent of any payment from the Borrowers within a Borrower Group pursuant to this paragraph, the Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse such Applicable Issuing Bank, then to such Applicable Lenders and such Applicable Issuing Bank as their interests may appear.

(f) Obligations Absolute. The obligation of the Borrowers within each Borrower Group to reimburse LC Disbursements with respect to Letters of Credit issued for the account of such Borrower Group (including, with respect to U.S. Borrowers, those Letters of Credit with respect to which the Company is the co-applicant with a Subsidiary of the Company) as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Agent, the Applicable Lenders nor any Applicable Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Applicable Issuing Bank from liability to the Borrowers within a Borrower Group to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower within such Borrower Group that are caused by such Applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Applicable Issuing Base. Such Applicable Issuing Bank shall promptly notify the Agent and the Borrower Agent by telephone (confirmed by facsimile) of such demand for payment and whether such Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers within the applicable Borrower Group of their obligation to reimburse such Applicable Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Applicable Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit issued for the account of a Borrower within a Borrower Group (including, with respect to U.S. Borrowers, those Letters of Credit with respect to which the Company is the co-applicant with a Subsidiary of the Company), then, unless the Borrowers within such Borrower Group shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers within such Borrower Group reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans that are Revolving Loans (in the case of any such Letter of Credit issued for the account of a U.S. Borrower), Canadian Base Rate Loans that are Revolving Loans (in the case of any such Letter of Credit denominated in Dollars that is issued for the account of a Canadian Borrower) or Canadian Prime Rate Loans that are Revolving Loans (in the case of any such Letter of Credit denominated in Canadian Dollars that issued for the account of a Canadian Borrower); provided that, if the Borrowers within a Borrower Group fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section to reimburse such Applicable Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at the written request of the Borrower Agent and without the consent of the Agent at any time by written agreement among the Borrower Agent, the replaced Issuing Bank and the successor Issuing Bank, and acknowledged by the Agent. The Agent shall notify the Applicable Lenders of any such replacement of an Applicable Issuing Bank. At the time any such replacement shall become effective, the Borrowers within the applicable Borrower Group shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, (B) an Overadvance Condition shall at any time exist, (C) the Maturity Date shall occur or (D) if and to the extent required in accordance with the provisions of Section 2.28, on the Business Day that the Borrower Agent receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Applicable Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrowers within each Borrower Group (or in the case of clause (B), the Borrowers within the Borrower Group with respect to which an Overadvance Condition exists) shall deposit, in an account with the Agent, in the name of the Agent and for the benefit of the Applicable Lenders (a “LC Collateral Account” and the LC Collateral Account funded by the U.S. Borrowers, the “U.S. LC Collateral Account” and the LC Collateral Account funded by a Canadian Borrower , the “Canadian LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure of such Borrower Group as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII. Such deposit made by U.S. Borrowers shall be held by the Agent as collateral for the payment and performance of the Obligations in accordance with the provisions of this paragraph (j). Such deposit made by a Canadian Borrower shall be held by the Agent as collateral for the payment and performance of the Canadian Obligations in accordance with the provisions of this paragraph (j). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower within a Borrower Group hereby grants the Agent a security interest in the LC Collateral Account funded by such Borrower Group. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the risk and expense of the Borrowers within the applicable Borrower Group that funded such LC Collateral Account, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers within the applicable Borrower Group for the LC Exposure to such Borrower Group at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Applicable Lenders with LC Exposure to such Borrower Group representing greater than 50% of the total LC Exposure to such Borrower Group), be applied to satisfy other Obligations (or, in the case of the Canadian LC Collateral Account, the Canadian Obligations). If the Borrowers within a Borrower Group are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrowers within such Borrower Group but in no event later than three (3) Business Days after such Event of Default has been cured or waived. If Borrowers within a Borrower Group fail to provide any cash collateral as required by this Section 2.06(j), the Applicable Lenders may (and, upon direction of the Agent, shall) advance, as Revolving Loans, the amount of the cash collateral required (whether or not the Commitments have terminated, a Protective Advance or Overadvance exists or the conditions in Article IV are satisfied).

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, or with respect to Canadian Revolving Loans, 1:00 p.m., Toronto, Ontario time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Agent will make such Loans available to the Borrowers within the applicable Borrower Group by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account or as otherwise directed by the Borrower Agent; provided that Floating Rate Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the Applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Agent to be applied as contemplated by Section 2.04 (and the Agent shall, upon the request of the Borrower Agent, deliver to the Borrower Agent a reasonably detailed accounting of such application).

(b) Unless the Agent shall have received notice from an Applicable Lender prior to the proposed date of any Borrowing by a Borrower within a Borrower Group that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers within such Borrower Group a corresponding amount. In such event, if an Applicable Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the Applicable Lender and the Borrowers within the applicable Borrower Group severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers within such Borrower Group to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of, with respect to a U.S. Revolving Loan, the Federal Funds Effective Rate, or, with respect to a Canadian Revolving Loan, the Canadian Overnight Rate, and, in each case, a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers within a Borrower Group, the interest rate applicable to Floating Rate Loans to such Borrowers in the applicable currency. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or any Borrower within a Borrower Group or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08 Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of an Interest Period Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of an Interest Period Loan, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Loans or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Agent shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Floating Rate Loan or an Interest Period Loan; and

(iv) if the resulting Borrowing is an Interest Period Loan, the Type, and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests an Interest Period Loan but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Applicable Lender of the details thereof and of such Applicable Lender’s portion of each resulting Borrowing.

(e) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to an Interest Period Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Floating Rate Loan in the same currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing with respect to Revolving Loans may be converted to or continued as an Interest Period Loan and (ii) unless repaid, each Interest Period Loan shall be converted to a Floating Rate Loan in the same currency at the end of the then-current Interest Period applicable thereto.

(f) The conversion of any Borrowing pursuant to this Section 2.08 shall not be, and shall not be deemed to be, a discharge, rescission, extinguishment, novation or substitution of the Borrowing and following such conversion, the Borrowing shall continue to be the same obligation and not a new obligation.

SECTION 2.09 Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date applicable to them and each Extension Series of Extended Revolving Commitments shall terminate on the Maturity Date applicable to such Series.

(b) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit (or at the discretion of the Agent a back up standby letter of credit reasonably satisfactory to the Agent) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses then due and payable under the Loan Documents.

(c) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may from time to time reduce the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of a Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Borrower Agent shall not reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.10, the sum of (A) in the case of the U.S. Revolving Commitments, the U.S. Revolving Exposures would exceed the lesser of the total U.S. Revolving Commitments and the U.S. Borrowing Base or (B) in the case of the Canadian Revolving Commitments, the Canadian Revolving Exposures would exceed the lesser of the total Canadian Revolving Commitments and the Canadian Borrowing Base, and (iii) any such reduction shall apply proportionately and permanently to reduce the Revolving Commitments of each of the Applicable Lenders within such Class, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.27 to the Borrowers within a Borrower Group, the Revolving Commitments of any one or more the Applicable Lenders providing any such Extended

Revolving Commitments on such date shall be reduced in an amount equal to the amount of the Revolving Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the U.S. Revolving Exposure of any such U.S. Revolving Lender does not exceed the lesser of the U.S. Revolving Commitment thereof and its Applicable Percentage of the U.S. Borrowing Base (such U.S. Revolving Exposure, U.S. Revolving Commitment and Applicable Percentage being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof), (y) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Canadian Revolving Exposure of any such Canadian Revolving Lender does not exceed the lesser of the Canadian Revolving Commitment thereof and its Applicable Percentage of the Canadian Borrowing Base (such Canadian Revolving Exposure, Canadian Revolving Commitment and Applicable Percentage being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof), and (z) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clauses shall be made in compliance with the requirements of Section 2.18 with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any exchange pursuant to Section 2.27 of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans, respectively, and prior to any reduction being made to the Revolving Commitment of any other Lender).

(d) The Borrower Agent shall notify the Agent of any election to terminate or reduce the Revolving Commitments to the Borrowers of any Class under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Applicable Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments pursuant to this Section 2.09 shall be permanent.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower within a Borrower Group hereby unconditionally promises to pay (i) to the Agent for the account of each Applicable Lender the then unpaid principal amount of each Revolving Loan made by such Applicable Lender on the Maturity Date, (ii) to the Agent the then unpaid amount of each Protective Advance made to or for the account of the Borrowers within such Borrower Group on the earlier of the Maturity Date and demand by the Agent, (iii) to the Applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Applicable Swingline Lender on the Maturity Date and (iv) to the Agent for the account of each Applicable Extending Lender of each Extension Series made available to the Borrowers within such Borrower Group, the then unpaid principal amount of each Extended Revolving Loan of such Extension Series on the maturity date for such Extension Series; provided that on each date that a Revolving Loan to a Borrower within a Borrower Group is made while any Swingline Loan or Protective Advance made to the Borrowers within such Borrower Group is outstanding, the Borrowers within such Borrower Group shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.

(b) At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Agent to the Borrower Agent (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, or with respect to Canadian Revolving Loans, 1:00 p.m. Toronto, Ontario time, the Agent shall apply all immediately available funds credited to the BANA Account of a Borrower Group or such other account of such Borrower Group directed by the Agent pursuant to Section 2.21(b), first to pay any fees or expense reimbursements then due to the Agent, the Applicable Issuing Banks and the Applicable Lenders (other than in connection with Banking Services or Secured Swap Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) made to the Borrowers within such Borrower Group and any Protective Advances made to the Borrowers within such Borrower Group that may be outstanding, pro rata, third to prepay the principal of any Protective Advances made to the Borrowers within such Borrower Group that may be outstanding, pro rata, and fourth to prepay the principal of the Revolving Loans (including Swingline Loans) made to the Borrowers within such Borrower Group and to cash collateralize outstanding LC Exposure of the Applicable Issuing Bank and Applicable Lenders with respect to such Borrower Group, pro rata. It being understood that in no event shall any of the Canadian Loan Parties make any payment hereunder or under any other Loan Document on account of any U.S. Obligations.

(c) Each Applicable Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers within a Borrower Group to such Applicable Lender resulting from each Loan made by such Lender to any Borrower within such Borrower Group, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to a Borrower within a Borrower Group, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers within such Borrower Group to each Applicable Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Applicable Lenders and each Applicable Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Applicable Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers within a Borrower Group to repay the Loans made to the Borrowers within such Borrower Group in accordance with the terms of this Agreement.

(f) Any Applicable Lender may request that Revolving Loans made by it to the Borrowers within a Borrower Group be evidenced by a promissory note. In such event, the Borrowers within such Borrower Group shall prepare, execute and deliver to such Applicable Lender a promissory note payable to such Applicable Lender and its registered assigns and in substantially the form of Exhibit G-1 hereto, in the case of any promissory note issued to a Canadian Lender, and Exhibit G-2, in the case of any promissory note issued to a U.S. Lender.

SECTION 2.11 Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (d) of this Section 2.11, the Borrowers within a Borrower Group shall have the right at any time and from time to time to prepay any Revolving Borrowing owing by such Borrowers in whole or in part without premium or penalty (but subject to Section 2.16).

(b) Except for U.S. Protective Advances and U.S. Overadvance Loans permitted under Section 2.04, in the event and on each Business Day on which the total U.S. Revolving Exposure exceeds the lesser of (i) the aggregate U.S. Revolving Commitments and (ii) the U.S. Borrowing Base, the U.S. Borrowers shall promptly prepay first, any outstanding U.S. Swingline Loans in an amount equal to such excess U.S. Swingline Loans, second, if any excess remains after prepaying all U.S. Swingline Loans, any outstanding U.S. Revolving Loans in an amount equal to any remaining excess and third, if any excess remains after prepaying all U.S. Swingline Loans and all U.S. Revolving Loans, depositing an amount in cash in an amount equal to any remaining excess in the U.S. LC Collateral Account. Except for Canadian Protective Advances and Canadian Overadvance Loans permitted under Section 2.04, in the event and on each Business Day on which the total Canadian Revolving Exposure exceeds the lesser of

(i) the aggregate Canadian Revolving Commitments and (ii) the Canadian Borrowing Base, the Canadian Borrowers shall promptly prepay first, any outstanding Canadian Swingline Loans in an amount equal to such excess Canadian Swingline Loans, second, if any excess remains after prepaying all Canadian Swingline Loans, any outstanding Canadian Revolving Loans in an amount equal to any remaining excess and third, if any excess remains after prepaying all Canadian Swingline Loans and all Canadian Revolving Loans, depositing an amount in cash in an amount equal to any remaining excess in the Canadian LC Collateral Account.

(c) On each occasion that a Non-Ordinary Course Asset Disposition or Recovery Event occurs with respect to any Borrower Group when (i) with respect to U.S. Borrowers, U.S. Excess Availability is less than 12.5% of the lesser of (A) the U.S. Revolving Commitments and (B) the U.S. Borrowing Base, or (ii) with respect to the Canadian Borrowers, Canadian Excess Availability is less than 12.5% of the lesser of (A) the Canadian Revolving Commitments and (B) the Canadian Borrowing Base, then, in either case, , the Borrowers within such Borrower Group shall promptly prepay after receipt of any Net Cash Proceeds therefrom, first, any outstanding Swingline Loans owing by such Borrowers, in an amount equal to such Net Cash Proceeds, second, if any Net Cash Proceeds remain after prepaying all Swingline Loans owing by such Borrowers, any outstanding Revolving Loans owing by such Borrowers in an amount equal to any remaining Net Cash Proceeds, and third, if any Net Cash Proceeds remain after prepaying all Swingline Loans and all Revolving Loans owing by such Borrowers, depositing an amount in cash equal to any remaining Net Cash Proceeds in the LC Collateral Account of such Borrowers.

(d) The Borrower Agent shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of an Interest Period Loan, not later than 12:00 noon, New York City time, or with respect to Canadian BA Rate Loans, 12:00 noon, Toronto, Ontario time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Floating Rate Loan, not later than 10:00 a.m., New York City time, or with respect to Canadian Prime Rate Loans or Canadian Base Rate Loans, 10:00 a.m., Toronto, Ontario time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, or with respect to Canadian Swingline Loans, 12:00 noon, Toronto, Ontario time, on the date of prepayment. Each such notice shall specify the prepayment date, the Borrower Group obligated thereon and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing of the Borrowers within a Borrower Group shall be applied ratably to the Loans of such Borrower Group included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Borrowers within each Borrower Group agree to pay to the Agent for the account of each Applicable Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Applicable Lender during the period from and including the Effective Date to but excluding the date on which the Applicable Lenders’ Revolving Commitments to such Borrowers terminate. Accrued commitment fees owing by (i) a Canadian Borrower shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Canadian Revolving Commitments to such Borrower terminate, commencing on the first such date to occur after the date hereof, and (ii) U.S. Borrowers shall be payable in arrears on the first calendar day of each January, April, July and October and on the date on which the U.S. Revolving Commitments to such Borrowers terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Revolving Commitments to such Borrowers shall be deemed utilized as a result of outstanding Swingline Loans owing by such Borrowers.

(b) The Borrowers within each Borrower Group agree to pay (i) to the Agent for the account of each Applicable Lender a participation fee with respect to its participations in Letters of Credit issued for the account of a Borrower within such Borrower Group (including, in the case of U.S. Revolving Lenders any Letter of Credit with respect to which the Company is a co-applicant with a Subsidiary of the Company), which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Interest Period Loans on the daily amount of such Applicable Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements made for the account of any such Borrower), during the period from and including the Effective Date to but excluding the later of the date on which such Applicable Lender’s Revolving Commitment terminates and the date on which such Applicable Lender ceases to have any LC Exposure, and (ii) to each Applicable Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Applicable Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower Agent and such Applicable Issuing Bank of the daily stated amount of such Letter of Credit, as well as such Applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no fronting fee payable pursuant to this clause (ii) shall be less than the Dollar Equivalent Amount of $500.00 per annum. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable by (i) the Canadian Borrowers on the first Business Day of each January, April, July and October, and (ii) U.S. Borrowers on the first calendar day of each January, April, July and October, in each case, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments of the Borrowers within the applicable Borrower Group terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand. Any other fees payable to any Applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers within each Borrower Group agree to pay to the Agent, for its own account, such agency fees as may be separately agreed upon by the Company and the Agent with respect to such Borrower Group, including pursuant to the Fee Letter, payable in the amounts and at the times so agreed.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the Applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Revolving Loans that are ABR Loans (including each U.S. Swingline Loan and each U.S. Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans that are LIBOR Rate Loans shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Revolving Loans that are Canadian Base Rate Loans (including each Canadian Swingline Loan denominated in Dollars and each Canadian Protective Advance denominated in Dollars) shall bear interest at the Canadian Base Rate plus the Applicable Rate.

(d) The Revolving Loans that are Canadian Prime Rate Loans (including each Canadian Swingline Loan denominated in Canadian Dollars and each Canadian Protective Advance denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e) The Revolving Loans that are Canadian BA Rate Loans shall bear interest at the Canadian BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers within a Borrower Group hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (A) owed by the U.S. Borrowers, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (B) owed by the Canadian Borrowers in Dollars, 2% plus the rate applicable to Canadian Base Rate Loans, or (C) owed by the Canadian Borrowers in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans.

(g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Floating Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Interest Period Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the U.S. Prime Rate, the Canadian Base Rate, the Canadian Prime Rate, and the Canadian BA Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on the number of days in the calendar year, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360, or such other period of time that is less than the calendar year, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(i) The applicable Alternate Base Rate, Adjusted LIBOR Rate, LIBOR Rate, Canadian BA Rate, Canadian Base Rate and Canadian Prime Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for an Interest Period Loan:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, the LIBOR Rate, or the Canadian BA Rate, as applicable, for such Interest Period; or

(ii) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate, the LIBOR Rate, or the Canadian BA Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Agent shall promptly give notice thereof to the Borrower Agent and the Applicable Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Agent and the Applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Loan or a Canadian BA Rate Loan, as applicable, shall be ineffective and such Borrowing shall be converted to a Floating Rate Loan in the same currency on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests an Interest Period Loan, such Borrowing shall be made as a Floating Rate Loan in the same currency.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Applicable Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or Applicable Issuing Bank; or impose on any Applicable Lender or Applicable Issuing Bank or the London interbank market any other condition affecting this Agreement or Interest Period Loans made by such Applicable Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Applicable Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Applicable Lender or Applicable Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Applicable Lender or Applicable Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrowers within the applicable Borrower Group will pay to such Applicable Lender or Applicable Issuing Bank, as applicable, such additional amount or amounts as will compensate such Applicable Lender or Applicable Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Applicable Lender or Applicable Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Applicable Lender’s or Applicable Issuing Bank’s capital or on the capital of such Applicable Lender’s or Applicable Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Applicable Lender, or the Letters of Credit issued by such Applicable Issuing Bank, to a level below that which such Applicable Lender or such Applicable Issuing Bank or such Applicable Lender’s or such Applicable Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Applicable Lender’s or such Applicable Issuing Bank’s policies and the policies of such Applicable Lender’s or such Applicable Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrowers within the applicable Borrower Group will pay to such Applicable Lender or such Applicable Issuing Bank, as applicable, such additional amount or amounts as will compensate such Applicable Lender or such Applicable Issuing Bank or such Applicable Lender’s or such Applicable Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of an Applicable Lender or an Applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Applicable Lender or Applicable Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers within the applicable Borrower Group shall pay such Applicable Lender or Applicable Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Applicable Lender or Applicable Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Applicable Lender’s or Applicable Issuing Bank’s right to demand such compensation; provided that the Borrowers within the applicable Borrower Group shall not be required to compensate an Applicable Lender or an Applicable Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Applicable Lender or Applicable Issuing Bank, as applicable, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Applicable Lender’s or Applicable Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Interest Period Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Interest Period Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Interest Period Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Interest Period Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.19 or 9.02(e), then, in any such event, the Borrowers within the affected Borrower Group shall compensate each Applicable Lender for the loss, cost and expense attributable to such event. In the case of an Interest Period Loan, such loss, cost or expense to any Applicable Lender shall be deemed to be the amount determined by such Applicable Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate or Canadian BA Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Applicable Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Applicable Lender setting forth any amount or amounts that such Applicable Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers within the effected Borrower Group shall pay such Applicable Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct, withhold, or remit any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or remittances applicable to additional sums payable under this Section) the Agent, Applicable Lender or any Applicable Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions or remittances, been made, (ii) such Loan Party shall make such deductions and remittances, and (iii) such Loan Party shall timely pay and remit the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction, remittance or withholding from any sum payable hereunder, such Loan Party shall promptly notify the Applicable Lender, Agent or Applicable Issuing Bank upon becoming aware of the same. In addition, each Applicable Lender, Agent or Applicable Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction, remittance, or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties within each Borrower Group shall pay any Other Taxes with respect to the Loans and Commitments to the Borrowers within such Borrower Group and this Agreement as it relates to such Borrower Group to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party within a Borrower Group shall indemnify the Agent, each Applicable Lender and each Applicable Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Applicable Lender or such Applicable Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by an Applicable Lender or an Applicable Issuing Bank, or by the Agent on its own behalf or on behalf of an Applicable Lender, or an Applicable Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Agent (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate (including any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code). In particular, on or prior to the date which is ten (10) Business Days after the Effective Date, each Foreign Lender in respect of a U.S. Borrower shall deliver to the Borrower Agent (with a copy to the Agent) two duly signed, properly completed copies of Internal Revenue Service (“IRS”) Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on payments to be made to such Foreign Lender by any

Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), IRS Form W-8ECI or any successor thereto (relating to payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), IRS Form W-8IMY (and any applicable underlying IRS Forms) or such other evidence reasonably satisfactory to the Borrower Agent and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower Agent and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to a Borrower with the meaning of Section 864(d)(4) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly so long as it is eligible to do so submit to the Borrower Agent (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower Agent and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by any Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower Agent and (3) from time to time thereafter if reasonably requested by the Borrower Agent or the Agent, and (B) promptly notify the Borrower Agent and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. For the avoidance of doubt, if, as a result of a Change in Law, a Foreign Lender is no longer legally able to provide documentation with respect to an exemption from or a reduction of withholding tax, such Foreign Lender will be treated as complying with this Section 2.17(e) and such inability will not affect the Foreign Lender’s rights under Section 2.17(a). If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA, such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(f) Each Lender, Agent or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, agrees to complete and deliver to the Borrower Agent a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of IRS Form W-9 or successor form and any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code, to the extent applicable.

(g) If the Agent, a Lender, or an Issuing Bank determines, in good faith in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h) If the Borrower Agent determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the Applicable Lender, Agent or Applicable Issuing Bank shall cooperate with the Borrower Agent in challenging such Indemnified Taxes or Other Taxes, at the expense of the Borrowers within the applicable Borrower Group, if so requested by the Borrower Agent in writing.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, or with respect to Canadian LC Disbursements, 2:00 p.m., Toronto, Ontario time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower Agent by the Agent, except payments to be made directly to the Applicable Issuing Bank or the Applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except to the extent otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment. At all times that the circumstances specified in Section 2.21(d) are in effect, solely for purposes of determining the amount of Revolving Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations, on the day of receipt, subject to actual collection.

(b) (i) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of U.S. Collateral received by the Agent after an Event of Default has occurred and is continuing shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent or any U.S. Issuing Bank from the U.S. Borrowers (other than in connection with Banking Services or Secured Swap Obligations), second, ratably, to pay any fees or expense reimbursements then due to the U.S. Revolving Lenders (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due and payable in respect of any U.S. Revolving Loans from the U.S. Borrowers (including any U.S. Swingline Loans) and any U.S. Protective Advances, ratably, fourth, to pay the principal of the U.S. Protective Advances, fifth, to prepay principal on the U.S. Revolving Loans (other than the U.S.

Protective Advances) and unreimbursed U.S. LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 103% of the U.S. LC Exposure on such date, to be held in the U.S. LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services and Secured Swap Obligations that are U.S. Obligations, ratably, eighth, to the payment of any other U.S. Obligation due to the Agent or any U.S. Revolving Lender, ninth, to the Canadian Obligations in the order provided in Section 2.18(b)(ii), tenth, as provided for under the Intercreditor Agreement and eleventh, to the U.S. Borrowers or as the Borrower Agent shall direct.

(ii) All proceeds of Canadian Collateral received by the Agent after an Event of Default has occurred and is continuing shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent or any Canadian Issuing Bank from the Canadian Loan Parties (other than in connection with Banking Services or Secured Swap Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Canadian Revolving Lenders from the Canadian Loan Parties (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due and payable in respect of any Canadian Revolving Loans (including any Canadian Swingline Loans) and any Canadian Protective Advances, ratably, fourth, to pay the principal of the Canadian Protective Advances, fifth, to prepay principal on the Canadian Revolving Loans (other than the Canadian Protective Advances) and unreimbursed Canadian LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 103% of the Canadian LC Exposure on such date, to be held in the Canadian LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services and Secured Swap Obligations that are Canadian Obligations, ratably, eighth, to the payment of any other Canadian Obligation due to the Agent or any Canadian Revolving Lender from any Canadian Loan Party, and ninth, to the Canadian Borrowers or as the Borrower Agent shall direct.

(c) If any Applicable Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances with respect to the applicable Borrower Group resulting in such Applicable Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans or Protective Advances owing by the Borrowers within such Borrower Group and accrued interest thereon than the proportion received by any other Applicable Lender to the Borrowers within such Borrower Group, then the Applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances owing by the Borrowers within such Borrower Group that are held by the other Applicable Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances owing by the Borrowers within such Borrower Group; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by an Applicable Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant. Each Borrower within a Borrower Group consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Applicable Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Applicable Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Agent for the account of the Applicable Lenders or the Applicable Issuing Bank hereunder that the Borrowers within the applicable Borrower Group will not make such payment, the Agent may assume that the Borrowers within such Borrower Group have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Lenders or the Applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers within such Borrower Group have not in fact made such payment, then each of the Applicable Lenders or the Applicable Issuing Bank, as applicable, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Applicable Lender or Applicable Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of, with respect to a U.S. Revolving Loan, the Federal Funds Effective Rate, or, with respect to a Canadian Revolving Loan, the Canadian Overnight Rate, and, in each case, a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Applicable Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Applicable Lender to satisfy such Applicable Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Anything contained herein to the contrary notwithstanding, the Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are otherwise to be provided to an Applicable Defaulting Lender hereunder, and may apply such funds to such Applicable Defaulting Lender’s defaulted obligations or readvance such funds to the Borrowers within the applicable Borrower Group in connection with the funding of any Revolving Loan to such Borrowers or issuance of any Letters of Credit for the account of such Borrowers hereunder, including cash collateralization thereof, in accordance with this Agreement.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Applicable Lender requests compensation under Section 2.15, or if any Borrower within a Borrower Group is required to pay any additional amount to any Applicable Lender or any Governmental Authority for the account of any Applicable Lender pursuant to Section 2.17, then such Applicable Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans to the Borrowers within such Borrower Group hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Applicable Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Applicable Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Applicable Lender in any material respect. The Borrowers within the applicable Borrower Group hereby agree to pay all reasonable costs and expenses incurred by any Applicable Lender in connection with any such designation or assignment.

(b) If any Applicable Lender requests compensation under Section 2.15, or if any Borrower within a Borrower Group is required to pay any additional amount to any Applicable Lender or any Governmental Authority for the account of any Applicable Lender pursuant to Section 2.17, or if any Applicable Lender is an Applicable Defaulting Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Applicable Lender and the Agent, replace such Applicable Lender by requiring such Applicable Lender to assign and delegate (and such Applicable Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Agent and each Applicable Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Applicable Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances owing by the Borrowers within such Borrower Group, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Borrower Group, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers within such Borrower Group (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. The Agent is irrevocably appointed as attorney-in-fact to execute any Assignment and Assumption(s) if the Applicable Defaulting Lender fails to execute the same. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower within a Borrower Group or any Applicable Issuing Bank may have against any Applicable Lender that is an Applicable Defaulting Lender.

SECTION 2.20 Illegality. If any Applicable Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Applicable Lender or its applicable lending office to make or maintain any Interest Period Loans, then, on notice thereof by such Applicable Lender to the Borrower Agent through the Agent, any obligations of such Applicable Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Applicable Lender notifies the Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower Agent shall upon demand from such Applicable Lender (with a copy to the Agent), either convert all Interest Period Loans of such Lender to Floating Rate Loans in the same currency, either on the last day of the Interest Period therefor, if such Applicable Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Applicable Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers within the applicable Borrower Group shall also pay accrued interest on the amount so prepaid or converted. Each Applicable Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Applicable Lender, otherwise be disadvantageous to it.

SECTION 2.21 Cash Receipts. (a) Each U.S. Loan Party has entered into, and each Canadian Loan Party shall, within ninety (90) days after the Effective Date (or such later date approved by the Agent in its reasonable discretion), enter into, a control agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Agent, with the Agent and any bank with which such Loan Party maintains a DDA (other than an Excluded Account) (collectively, the “Blocked Accounts”). Each Loan Party acknowledges and agrees that each Blocked Account shall operate solely as a collections account and that such Loan Party shall maintain a separate disbursement account for the disbursement of monies to third parties in the ordinary course of their business and other similar disbursement activities, including the presentment of checks and any ACH transfers.

(b) Each U.S. Loan Party agrees that it will cause all proceeds of the ABL First Lien Collateral (other than the Uncontrolled Cash) and for any Canadian Loan Parties, the equivalent portion of the Canadian Collateral to “ABL First Lien Collateral” (other than Uncontrolled Cash) to be deposited into a Blocked Account, which deposits may be made through a remote scanning process for purposes of depositing payment items into the Blocked Accounts from time to time. Each Loan Party agrees that it will promptly cause all such payment items to be scanned and deposited into Blocked Accounts and will provide copies at the Agent’s reasonable written request of any and all agreements entered into by a Loan Party with any third party that provides the scanning equipment or the services to reconcile the invoices with any scanned payment items.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event of Default or other Liquidity Event (and delivery of notice thereof from the Agent to the Borrower Agent and the other parties to such instrument or agreement) the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed the Dollar Equivalent Amount of $250,000 as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained and other than any Uncontrolled Cash), to an account maintained for each Borrower Group by the Agent at BANA (each a “BANA Account”) or such other account as directed by the Agent. Subject to the terms of the applicable Security Agreement, all amounts received in a BANA Account or such other account shall be applied (and allocated) by the Agent in accordance with Section 2.10(b); provided that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b).

(d) If, at any time after the occurrence and during the continuance of an Event of Default or other Liquidity Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount not to exceed $10,000,000 in the aggregate that is on deposit in segregated DDAs which the Borrower Agent designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds shall not be funded from, or when withdrawn from the Designated Disbursement Account, shall not be replenished by, funds constituting proceeds of the ABL First Lien Collateral or, for any Canadian Loan Parties, the equivalent portion of the Canadian Collateral to “ABL First Lien Collateral” so long as such Event of Default or other Liquidity Event continues, (ii) de minimus cash or cash equivalents from time to time inadvertently misapplied by any Loan Party and (iii) payroll, trust and tax withholding accounts (other than Excluded Accounts) funded in the ordinary course of business and required by applicable law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement, the Agent shall be entitled to require the applicable Loan Party within a Borrower Group to close such account and have all funds therein transferred to a Blocked Account of such Borrower Group, and to cause all future deposits to be made to a Blocked Account of such Borrower Group.

(e) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Agent of a Blocked Account Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.

(f) Subject to clause (h) below, the BANA Account for each Borrower Group shall at all times be under the sole dominion and control of the Agent. Each Loan Party within a Borrower Group hereby acknowledges and agrees that, except to the extent otherwise provided in the Security Agreement, (i) such Loan Party has no right of withdrawal from the BANA Account for such Borrower Group, (ii) the funds on deposit in such BANA Account shall at all times continue to be collateral security for all of the applicable Obligations, and (iii) the funds on deposit in such BANA Account shall be applied as provided in this Agreement and, with respect to the U.S. Collateral, the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party within a Borrower Group receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the BANA Account for such Borrower Group pursuant to Section 2.21(c), such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into such BANA Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(g) So long as (i) no Event of Default has occurred and is continuing, and (ii) no other Liquidity Event as to which the Agent has notified the Borrower Agent has occurred and is continuing, the Loan Parties within each Borrower Group may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts of such Borrower Group.

(h) Any amounts held or received in a BANA Account for any Borrower Group (including all interest and other earnings with respect thereto, if any) at any time (x) after the Termination Date or (y) all Events of Default and other Liquidity Events have been cured shall (subject in the case of clause (x), to the provisions of the Intercreditor Agreement with respect to the U.S. Collateral) be remitted to the operating account of a Borrower within such Borrower Group as specified by the Borrower Agent.

SECTION 2.22 Reserves; Change in Reserves; Decisions by Agent. (a) The Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower Agent. The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such Reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, (i) Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Receivable”, “Eligible Tire Inventory” or “Eligible Non-Tire Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value or Value of any Eligible Receivable, any Eligible Tire Inventory or any Eligible Non-Tire Inventory or the Net Orderly Liquidation Value of any Eligible Tire Inventory or any Eligible Non-Tire Inventory and vice versa, and (ii) Reserves deducted in computing the Canadian Borrowing Base shall not be duplicative of Reserves deducted in computing the U.S. Borrowing Base and vice versa.

SECTION 2.23 Revolving Commitment Increases. (a) So long as no Default or Event of Default then exists, or would result therefrom, the Borrower Agent shall have the right at any time, and from time to time, to request one or more increases in the amount of the total Commitments in an aggregate amount not to exceed $200,000,000 (up to $50,000,000 of which may be allocated to Canadian Revolving Commitment Increases) or, if less, the amount by which $1,110,000,000 exceeds the total Commitments then in effect (such amount, the “Aggregate Incremental Capacity”). Anything contained herein to the contrary notwithstanding, (i) the aggregate amount of Commitments and, without duplication, Loans outstanding hereunder at any time, including the aggregate amount of Revolving Commitment Increases, shall not exceed $1,110,000,000 at any time, (ii) the aggregate amount of U.S. Commitments and, without duplication, U.S. Revolving Loans outstanding hereunder at any time, including the aggregate amount of U.S. Revolving Commitment Increases, shall not exceed $1,050,000,000 at any time, and (iii) the aggregate amount of Canadian Commitments and, without duplication, the Dollar Equivalent Amount of Canadian Revolving Loans outstanding hereunder at any time, including the aggregate amount of Canadian Revolving Commitment Increases, shall not exceed $110,000,000 at any time.

(b) Revolving Commitment Increases. (i) The Agent or any other Person may arrange for existing Applicable Lenders to the Borrowers within any Borrower Group to increase their Revolving Commitments to the Borrowers within such Borrower Group or for other Persons to become Applicable Lenders to the Borrowers within such Borrower Group hereunder and to issue revolving commitments in an amount equal to the amount of the increase in the aggregate total of Revolving Commitments requested by the Borrower Agent for the Borrowers within such Borrower Group (each such increase by either means, a “Revolving Commitment Increase”, each such Revolving Commitment Increase issued to U.S. Borrowers, a “U.S. Revolving Commitment Increase” and each such Revolving Commitment Increase issued to the Canadian Borrowers, a “Canadian Revolving Commitment Increase”, and each such Person issuing, or Applicable Lender increasing, its Revolving Commitment, an “Additional Revolving Commitment Lender”, and each such Additional Revolving Commitment Lender to U.S. Borrowers, an “Additional U.S. Revolving Commitment Lender” and each such Additional Revolving Commitment Lender to the Canadian Borrowers, an “Additional Canadian Revolving Lender”); provided, however, that (A) no Revolving Lender shall be obligated to provide a Revolving Commitment Increase as a result of any such request by the Borrower Agent, provided that the Borrower Agent shall not be obligated to provide any existing Revolving Lender with the opportunity to provide a Revolving Commitment Increase and (B) any Additional Revolving Commitment Lender that is not an existing Revolving Lender shall be an Eligible Assignee and shall be subject to the approval of the Agent, each Issuing Bank and the Borrower Agent (each such consent not to be unreasonably withheld). Each Revolving Commitment Increase shall be in a minimum aggregate amount of at least $20,000,000 and in integral multiples of $1,000,000 in excess thereof. Each Revolving Commitment Increase shall be subject to the terms and conditions set forth in this Section 2.23(b) and any Revolving Loans pursuant to such Revolving Commitment Increase or new Revolving Commitments shall be on the same terms and conditions as all other Revolving Loans, except with respect to any fees payable in connection therewith as may be separately agreed among the Borrower Agent and the Additional Revolving Commitment Lenders.

(ii) No Revolving Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(A) the Borrower Agent, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a customary joinder to the Loan Documents;

(B) the Borrowers within the Borrower Group that are receiving such Revolving Commitment Increase shall have paid such fees and other compensation as the Borrower Agent and each such Additional Revolving Commitment Lender may agree;

(C) the Borrower Agent shall have delivered to the Agent and the Revolving Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Effective Date shall be satisfactory to the Agent) and dated such date;

(D) to the extent requested by any Additional Revolving Commitment Lender that has issued an Additional Revolving Commitment to the Borrowers within a Borrower Group, a promissory note will be issued, at the expense of the Borrowers within such Borrower Group, to such Additional Revolving Commitment Lender, to be in conformity with the requirements of Section 2.10 (with appropriate modification) to the extent necessary to reflect the new Revolving Commitment of such Additional Revolving Commitment Lender; and

(E) the Borrower Agent shall have delivered to the Agent (1) the resolutions adopted by each Loan Party approving or consenting to such Revolving Commitment Increase and (2) a certificate of a Responsible Officer of the Company to the effect that, after giving effect to the requested Revolving Commitment Increase, (x) no Event of Default shall have occurred and be continuing and (y) the representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Revolving Credit Increase, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(iii) The Agent shall promptly notify each Lender as to the effectiveness of each Revolving Commitment Increase (with each date of such effectiveness being referred to herein as a “Revolving Commitment Increase Date”), and at such time (A) the aggregate total Revolving Commitments and the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increase, (B) in the case of any U.S. Revolving Commitment Increase, the aggregate total U.S. Revolving Commitments and the aggregate total U.S. Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such U.S. Revolving Commitment Increase, (C) in the case of any Canadian Revolving Commitment Increase, the aggregate total Canadian Revolving Commitments and the aggregate total Canadian Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Canadian Revolving Commitment Increase, (D) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Revolving Commitments of the Lenders, and (E) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(iv) In connection with Revolving Commitment Increases to the Borrowers within a Borrower Group hereunder, the Applicable Lenders and the Borrowers within such Borrower Group agree that, notwithstanding anything to the contrary in this Agreement, (A) the Borrowers within such Borrower Group shall, in coordination with the Agent, (1) repay outstanding Revolving Loans of certain Applicable Lenders, and obtain Revolving Loans from certain other Applicable Lenders (including the Additional Revolving Commitment Lenders to such Borrower Group), or (2) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Applicable Lenders effectively participate in each of the outstanding Revolving Loans to such Borrower Group pro rata on the basis of their Applicable Percentages (determined after giving effect to any increase in the aggregate total Revolving Commitments pursuant to this Section 2.23); and (B) the Borrowers within such Borrower Group shall pay to the Applicable Lenders any costs of the type referred to in Section 2.16 in connection with any repayment and/or prepayment of Revolving Loans required pursuant to preceding clause (A). Without limiting the obligations of the Borrowers provided for in this Section 2.23(b), the Agent and the Applicable Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrowers receiving a Revolving Commitment Increase would otherwise occur in connection with the implementation of an increase in the aggregate total Revolving Commitments and the aggregate total Commitments hereunder.

SECTION 2.24 Borrower Agent. Each Borrower hereby designates the Company as its representative and agent (in such capacity, the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Issuing Banks or any Lender. The Borrower Agent hereby accepts such appointment. The Agent, the Issuing Banks, and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. The Agent, the Issuing Banks, and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower. Each of the Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Agent) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Company.

SECTION 2.25 Joint and Several Liability of the U.S. Borrowers. (a) Each U.S. Borrower agrees that it is absolutely and unconditionally jointly and severally liable, as co-borrower, for the prompt payment and performance of all U.S. Obligations and all agreements of each of the U.S. Borrowers under the Loan Documents. Each U.S. Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection, that such obligations shall not be discharged until the Termination Date.

(b) It is agreed among each U.S. Borrower, the Agent, the Applicable Issuing Banks and the Applicable Lenders that the provisions of this Section 2.25 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, the Applicable Issuing Banks and the Applicable Lenders would decline to make Loans the U.S. Borrowers and issue Letters of Credit for the account of U.S. Borrowers. Each U.S. Borrower acknowledges that its obligations pursuant to this Section are necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Nothing contained in this Agreement (including any provisions of this Section 2.25 to the contrary) shall limit the liability of (i) any U.S. Borrower to pay Loans made directly or indirectly to that U.S. Borrower (including Loans advanced to any other U.S. Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such U.S. Borrower), U.S. LC Exposure and all accrued interest, fees, expenses and other related U.S. Obligations with respect thereto, for which such U.S. Borrower shall be primarily liable for all purposes hereunder, or (ii) the Company in respect of all of the U.S. Obligations under the Loan Documents. The Agent, the Applicable Issuing Banks and the U.S. Revolving Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each U.S. Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such U.S. Borrower.

(d) Each U.S. Borrower has requested that the Agent and the U.S. Revolving Lenders make this credit facility available to the U.S. Borrowers on a combined basis, in order to finance the U.S. Borrowers’ business most efficiently and economically. The U.S. Borrowers’ business is a mutual and collective enterprise, and the U.S. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each U.S. Borrower and ease the administration of their relationship with the U.S. Revolving Lenders, all to the mutual advantage of the U.S. Borrowers. The U.S. Borrowers acknowledge and agree that the Agent’s and the U.S. Revolving Lenders’ willingness to extend credit to the U.S. Borrowers and to administer the U.S. Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the U.S. Borrowers and at the U.S. Borrowers’ request.

(e) In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Borrower under this Section 2.25 or under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Borrower’s liability under this Section 2.25 or under this Agreement, then, notwithstanding any other provision of this Section 2.25 to the contrary, the amount of such liability shall, without any further action by the U.S. Borrowers or the Applicable Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Borrower’s maximum liability (“U.S. Borrower’s Maximum Liability”). This Section 2.25(e) with respect to the U.S. Borrower’s Maximum Liability of each U.S. Borrower is intended solely to preserve the rights of the Applicable Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Borrower nor any other Person or entity shall have any right or claim under this Section with respect to such U.S. Borrower’s Maximum Liability, except to the extent necessary so that the obligations of any U.S. Borrower hereunder shall not be rendered voidable under applicable law. Each U.S. Borrower agrees that the U.S. Obligations may at any time and from time to time exceed the U.S. Borrower’s Maximum Liability of each U.S. Borrower without impairing this Section 2.25 or this Agreement, or affecting the rights and remedies of the Applicable Lenders hereunder, provided that nothing in this sentence shall be construed to increase any U.S. Borrower’s obligations hereunder beyond its U.S. Borrower’s Maximum Liability.

(f) In the event any U.S. Borrower (a “U.S. Paying Borrower”) shall make any payment or payments under this Section 2.25 or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Agreement, each other U.S. Borrower (each a “U.S. Non-Paying Borrower”) shall contribute to such U.S. Paying Borrower an amount equal to such U.S. Non-Paying Borrower’s “U.S. Borrower Percentage” of such payment or payments made, or losses suffered, by such U.S. Paying Borrower. For purposes of this Section 2.25, each U.S. Non-Paying Borrower’s “U.S. Borrower Percentage” with respect to any such payment or loss by a U.S. Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such U.S. Non-Paying Borrower’s U.S. Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such U.S. Non-Paying Borrower’s U.S. Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such U.S. Non-Paying Borrower from any other U.S. Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate U.S. Borrower’s Maximum Liability of all U.S. Borrowers hereunder (including such U.S. Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a U.S. Borrower’s Maximum Liability has not been determined for any U.S. Borrower, the aggregate amount of all monies received by such U.S. Borrowers from any other U.S. Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Borrower’s several liability for the entire amount of the U.S. Obligations (up to such U.S. Borrower’s Maximum Liability). Each of the U.S. Borrowers covenants and agrees that its right to receive any contribution under this Section 2.25 from a U.S. Non-Paying Borrower shall be subordinate and junior in right of payment to the U.S. Obligations until the Termination Date. This provision is for the benefit of all of the Agent, the Applicable Issuing Banks, the Applicable Lenders, the U.S. Borrowers and the other U.S. Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 2.26 Loan Account; Statement of Obligations. (a) The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers within each Borrower Group resulting from each Revolving Loan made to such Borrowers or issuance of a Letter of Credit for the account of such Borrowers from time to time and all other payment Obligations of such Borrowers hereunder or under the other Loan Documents, including accrued interest, fees and expenses thereon. Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers within each Borrower Group to pay any amount owing by such Borrower Group hereunder. The Agent may maintain a single Loan Account for each Borrower Group in the name of the Borrower Agent, and each Borrower within each Borrower Group confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations of such Borrower Group. In the absence of manifest error, entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.

(b) The Borrowers within each Borrower Group hereby authorize the Agent, from time to time without prior notice to the Borrowers within such Borrower Group, to charge to the Loan Account of such Borrower Group all interest and all fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable by any Loan Party within such Borrower Group hereunder or under any of the other Loan Documents, all fees and costs provided for in Section 2.12 with respect to such Borrower Group, and all other payments due and payable under any Loan Document, which amounts so charged shall thereafter constitute Revolving Loans owing by the Borrowers within such Borrower Group hereunder which shall accrue interest at the rate then applicable to Revolving Loans that are ABR Loans in the case of Revolving Loans owing by U.S. Borrowers, Canadian Base Rate Loans in the case of Revolving Loans denominated in Dollars and owing by the Canadian Borrowers or Canadian Prime Rate Loans in the case of Revolving Loans denominated in Canadian Dollars and owing by the Canadian Borrowers (unless and until converted into Interest Period Loans in accordance with the terms hereof); provided that the Agent shall not be authorized to charge any such amount to the Loan Account unless the same shall not have been paid by any Loan Party within the applicable Borrower Group when payment of such amount has otherwise become due and payable hereunder or under any other Loan Document. Any interest not paid by any Loan Party within a Borrower Group within two Business Days after such payment of such amount has otherwise become due and payable hereunder or under any other Loan Document shall be compounded by being charged to the Loan Account of such Borrower Group and shall thereafter constitute Revolving Loans hereunder owing by the Borrowers within such Borrower Group and shall accrue interest at the rate then applicable to Revolving Loans that are ABR Loans in the case of Revolving Loans owing by U.S. Borrowers, Canadian Base Rate Loans in the case of Revolving Loans denominated in Dollars and owing by the Canadian Borrowers or Canadian Prime Rate Loans in the case of Revolving Loans denominated in Canadian Dollars and owing by the Canadian Borrowers (unless and until converted into Interest Period Loans in accordance with the terms hereof).

SECTION 2.27 Extensions of Revolving Loans and Revolving Commitments. (a) The Borrower Agent may at any time and from time to time request that all or a portion of the Revolving Commitments to the Borrowers within a Borrower Group (including any previously extended Revolving Commitments to such Borrowers) existing at the time of such request (each, an “Existing Revolving Commitment” and any related revolving loans under any such facility, “Existing Revolving Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments”, any such Extended Revolving Commitments to the U.S. Borrowers, “Extended U.S. Revolving Commitments”, any such Extended Revolving Commitments to the Canadian Borrowers, “Extended Canadian Revolving Commitments” and

any related Revolving Loans, “Extended Revolving Loans”, any Extended Revolving Loans to the U.S. Borrowers, “Extended U.S. Revolving Loans” and any Extended Revolving Loans to the Canadian Borrowers, “Extended Canadian Revolving Loans”) and to provide for other terms consistent with this Section 2.27. Prior to entering into any Extension Agreement with respect to any Extended Revolving Commitments to the Borrowers within a Borrower Group, the Borrower Agent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Applicable Lenders of the applicable Class of Existing Revolving Commitments) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended (the “Specified Existing Revolving Commitment Class”) except (x) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and (z) the commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the commitment fee rate for Existing Revolving Commitments of the Specified Existing Revolving Commitment, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Loans under any Extended Revolving Commitments to the Borrowers within any Borrower Group shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans to the Borrowers within such Borrower Group (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of this Agreement), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3)(I) in the case of Section 2.09, no permanent repayment of Extended Revolving Loans by the Borrowers within a Borrower Group (and corresponding permanent reduction in the related Extended Revolving Commitments to such Borrowers) shall be permitted unless all Existing Revolving Loans to such Borrowers and all Existing Revolving Commitments to such Borrowers of the Specified Existing Revolving Commitment Class, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended Revolving Commitments to the Borrowers within a Borrower Group and no repayment of Extended Revolving Loans by such Borrowers accompanied by a corresponding permanent reduction in Extended Revolving Commitments to such Borrowers shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans to such Borrowers and Existing Revolving Commitments to such Borrowers of the Specified Existing Revolving Commitment Class (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full). Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b) The Borrower Agent shall provide the applicable Extension Request with respect to the Existing Revolving Commitments of the Borrowers within any Borrower Group at least ten (10) Business Days prior to the date on which the Applicable Lenders under the Existing Class are requested to respond. Any Applicable Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments (or any earlier Extended Revolving Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the Agent (an

“Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments (and/or any earlier Extended Revolving Commitments) which it has elected to convert into Extended Loans/Commitments to such Borrowers, but in no event shall any Applicable Lender be required to become an Extending Lender. In the event that the aggregate amount of Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections with respect to any Borrower Group exceeds the amount of Extended Loans/Commitments requested by such Borrower Group pursuant to the Extension Request, Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections with respect to such Borrower Group shall be exchanged to Extended Loans/Commitments with respect to such Borrower Group on a pro rata basis based on the amount of Revolving Commitments (and any earlier Extended Revolving Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class for purposes of the obligations of an Applicable Lender in respect of Swingline Loans under Section 2.05 and Letters of Credit under Section 2.06, except that the applicable Extension Agreement may provide that the last day for making Swingline Loans and/or the last day for issuing Letters of Credit with respect to the Borrowers within the applicable Borrower Group may be extended and the related obligations to make Swingline Loans and issue Letters of Credit with respect to such Borrowers may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Applicable Swingline Lender and/or the Applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.27(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Borrower Agent, the Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.27 and without limiting the generality or applicability of Section 9.02 to any Section 2.27 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.27 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.27 Additional Agreements do not become effective prior to the time that such Section 2.27 Additional Agreements have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.27 Additional Agreements to become effective in accordance with Section 9.02. It is understood and agreed that each Lender has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.27 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.27 Additional Agreement. In connection with any Extension Agreement, the Borrower Agent shall deliver an opinion of counsel reasonably acceptable to the Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.02 of this Agreement and (iii) as to any other matter reasonably requested by the Agent.

SECTION 2.28 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and U.S. Revolving Exposure or Canadian Revolving Exposure, as applicable, of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time an Applicable Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure of such Applicable Defaulting Lender with respect to the Borrowers within the applicable Borrower Group shall be reallocated among the non-Applicable Defaulting Lenders with respect to such Borrower Group in accordance with their respective Applicable Percentages (excluding, for purposes of calculating the Applicable Percentages, the Commitments and Loans of the Applicable Defaulting Lender) but only to the extent (x) the sum of all non-Applicable Defaulting Lenders’ U.S. Revolving Exposures or Canadian Revolving Exposures, as applicable, plus such Applicable Defaulting Lender’s Swingline Exposure and LC Exposure with respect to such Borrower Group does not exceed the lesser of the total of all non-Defaulting Lenders’ Revolving Commitments to such Borrower Group and the U.S. Borrowing Base or Canadian Borrowing Base, as applicable, and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers within the applicable Borrower Group shall within three (3) Business Days following notice by the Agent (x) first, prepay the Swingline Exposure of such Applicable Defaulting Lender with respect to such Borrower Group and (y) second, cash collateralize such Applicable Defaulting Lender’s LC Exposure with respect to such Borrower Group (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers within a Borrower Group cash collateralize any portion of such Applicable Defaulting Lender’s LC Exposure with respect to such Borrower Group pursuant to this Section 2.28(c), the Borrowers within such Borrower Group shall not be required to pay any fees to such Applicable Defaulting Lender pursuant to Section 2.12(b) with respect to such Applicable Defaulting Lender’s LC Exposure to such Borrowers during the period to the extent such Applicable Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the Applicable Defaulting Lender with respect to the Borrowers within a Borrower Group is reallocated pursuant to this Section 2.28(c), then the fees payable to the non-Applicable Defaulting Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Applicable Defaulting Lenders’ Applicable Percentages (excluding, for purposes of calculating the Applicable Percentages, the Commitments and Loans of the Applicable Defaulting Lender); or

(v) if any Applicable Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.28(c), then, without prejudice to any rights or remedies of the Applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Applicable Defaulting Lender’s LC Exposure shall be payable to the Applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Applicable Lender is a Defaulting Lender, the Applicable Swingline Lender shall not be required to fund any Swingline Loan and the Applicable Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Borrower Group Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers within such Borrower Group in accordance with Section 2.28(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders to such Borrower Group in a manner consistent with Section 2.28(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) in the event and on the date that each of the Agent, the Borrower Agent, the Applicable Issuing Banks and the Applicable Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Applicable Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Applicable Lenders shall be readjusted to reflect the inclusion of the Revolving Commitment of the Applicable Lender that previously was a Defaulting Lender and on such date such Applicable Lender shall purchase at par such of the Loans of the other Applicable Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Applicable Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.29 Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Loan Parties hereunder, provided that, unless otherwise provided in this Agreement or any other Loan Document or otherwise agreed to by the Agent:

(a) Each repayment of a Loan or a reimbursement of a draw on a Letter of Credit, as applicable, or a part thereof shall be made in the currency in which such Loan or Letter of Credit is denominated at the time of such repayment;

(b) Each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest has accrued is denominated;

(c) Each payment of fees by a U.S. Borrower shall be in Dollars;

(d) Each payment of fees by a Canadian Borrower shall be in Canadian Dollars;

(e) Each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made (unless such currency is not Dollars or Canadian Dollars, in which case such payment shall be made in Dollars); and

(f) Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Secured Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Secured Party shall have received payment in full in the currency in which such obligation or liability was incurred or is outstanding (unless such currency is not Dollars or Canadian Dollars, in which case such payment shall be made in Dollars). To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability, whether actual or contingent (other than contingent indemnification obligations for which no claim has been made or asserted), expressed in such currency, such Loan Party (together with the other Loan Parties within its Borrower Group) agrees to indemnify and hold harmless such Secured Party, with respect to the amount of such shortfall, with such indemnity surviving termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Secured Party shall, upon an actual conversion into such currency, exceed such obligation or liability, whether actual or contingent (other than contingent indemnification obligations for which no claim has been made or asserted), expressed in that currency, such Secured Party shall return such excess to the members of the applicable Borrower Group.

SECTION 2.30 Currency Fluctuations.

(a) On the last Business Day of each calendar month or, in the event that the Exchange Rate fluctuates in excess of ten percent (10%) during such calendar month, any other Business Day in the reasonable discretion of the Agent (the “Calculation Date”), the Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. Nothing contained in this Section 2.30 shall be construed to require the Agent to calculate compliance under this Section 2.30 more frequently than once each month.

(b) On each Reset Date, the Agent shall determine the Dollar Equivalent Amount of the Canadian Revolving Exposure.

(c) If, on any Reset Date, the Canadian Revolving Exposure or the Dollar Equivalent Amount of the Canadian Obligations exceeds the lesser of the Canadian Revolving Commitments and the Canadian Borrowing Base on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (i) the Agent shall give notice thereof to the Borrowers within the applicable Borrower Group and the Applicable Lenders and (ii) within one (1) Business Day thereafter, such Borrowers shall cause such excess to be eliminated, either by repayment of Revolving Loans to such Borrowers or depositing of Cash Collateral with the Agent with respect to outstanding Letters of Credit issued for the account of such Borrowers, and until such Excess Amount is repaid or so cash collateralized, the Applicable Lenders shall not have any obligation to make any Loans.

SECTION 2.31 Obligations of the Canadian Loan Parties. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Canadian Loan Party shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any of the U.S. Loan Parties’ U.S. Obligations (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) under this Agreement or any other Loan Document.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability . The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder are, to the extent applicable, within each applicable Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, equityholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Senior Secured Notes Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as of September 30, 2012 (including any notes thereto) (the “Pro Forma Balance Sheet” and such date, the “Pro Forma Balance Sheet Date”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions. The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of January 2, 2010, January 1, 2011, and December 31, 2011, and the related consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for the fiscal years ended on such dates, reported on by PricewaterhouseCoopers LLP, independent public accountants, present fairly in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries as of such dates and the consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries for the respective fiscal years ended as of such dates. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of October 27,

2012, and the related unaudited consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for the fiscal month period ended on such date, and the corresponding statements of income and cash flows of Holdings and its consolidated Subsidiaries for the corresponding period of the prior fiscal year, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as of such dates (subject to the absence of footnotes and normal year-end adjustments) and the consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries for the fiscal-month period ended as of such dates (subject to the absence of footnotes and normal year-end adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No U.S. Loan Party has any material liabilities or material obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether due or to become due, other than liabilities or obligations provided for in the financial statements referred to in this paragraph, liabilities or obligations arising in the ordinary course of business consistent with past practice or liabilities which would not be required to be disclosed in an audited balance sheet (or in the notes thereto) that is prepared in accordance with GAAP.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since the Effective Date.

SECTION 3.05 Properties. Each Loan Party and each of its Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of any Loan Party or any of its Subsidiaries to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws, No Default. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA; Canadian Pension Plans. (a) (a) No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

(b) Canadian Loan Parties are in compliance in all material respects with the requirements of the PBA and of any binding requirements of general application of a Governmental Authority with respect to each Canadian Pension Plan and are in compliance with any directive or order of a Governmental Authority directed specifically at a Canadian Pension Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Canadian Loan Party or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Pension Plan which provides benefits on a defined benefit basis other than a Canadian MEPP. No Pension Event has occurred that when taken together with all other Pension Events and ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. All contributions required to be made by any Canadian Loan Party or its Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

SECTION 3.11 Disclosure. (a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic or general industry nature) concerning the Company, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Effective Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates).

(b) The Projections, pro forma financial statements and estimates prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof (it being recognized that such Other Information is as to future events and is not to be viewed as a fact, the Other Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Other Information may differ from the projected results and such differences may be material), and (ii) as of the Effective Date, have not been modified in any material respect by the Loan Parties.

SECTION 3.12 Solvency. As of the Effective Date, and immediately after giving effect to the Canadian Acquisition and the consummation of the other Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

SECTION 3.13 Insurance. All insurance required by Section 5.10 is in full force and effect and all premiums in respect of such insurance have been duly paid. The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.14 Capitalization and Subsidiaries. As of the date hereof, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of the Company’s and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens permitted pursuant to Section 6.02). As of the Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests or powers of attorney granted by the Company or a Subsidiary of the Company relating to Equity Interests of the Company or any Subsidiary.

SECTION 3.15 Security Interest in Collateral. The provisions of the Collateral Documents are effective to create legal and valid Liens (a) on the applicable U.S. Collateral described in each therein in favor of the Agent, for the benefit of the Agent, the Lenders and the other Secured Parties and (b) on the applicable Canadian Collateral described in each therein in favor of the Agent, for the benefit of the Agent, the Canadian Lenders and the other applicable Secured Parties (in each case, to the extent such matter is governed by the laws of the United States, Canada or any respective jurisdiction therein); and upon the taking of all actions described in the Loan Documents (but subject to the limitations set forth therein), including, without limitation, the filing of UCC financing statements covering the appropriate Collateral in the state of organization of each applicable U.S. Loan Party, the filing of PPSA and UCC financing statements covering the appropriate Collateral in the places of the registered office or domicile, the chief executive office and principal place of business and locations of Collateral of each Canadian Loan Party and the filings of short form agreements or other applicable documents or notices in respect of registered and applied for United States and Canadian federal intellectual property owned by each Loan Party, such Liens will constitute perfected Liens on the Collateral, securing the applicable Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under Section 6.02, to the extent any such Permitted Encumbrances or such Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or otherwise, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted to the Noteholder Collateral Agent on the U.S. Collateral under the Senior Secured Notes Security Documents.

SECTION 3.16 Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Company, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is a party or by which any Loan Party or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.17 Federal Reserve Regulations. (a) On the Effective Date, none of the Collateral is Margin Stock.

(b) No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.18 Senior Indebtedness. The obligations of the Loan Parties under the Loan Documents (a) for principal (including reimbursement obligations with respect to Letters of Credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the Loan Documents constitute “Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents, and (b) for unpaid principal (including reimbursement obligations with respect to drawn Letters of Credit) and accrued interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement) constitute “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents. The U.S. Obligations constitute “ABL Debt Obligations” under and as defined in the Intercreditor Agreement. The Senior Secured Notes are not secured by any of the Canadian Collateral and the Lien priorities established pursuant to the Intercreditor Agreement do not apply to the Canadian Collateral.

SECTION 3.19 Intellectual Property. Each Loan Party owns or has the lawful right to use all material intellectual property used in the conduct of its business, without conflict with any intellectual property rights of others, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory or other product violates another Person’s intellectual property rights.

SECTION 3.20 Use of Proceeds. The proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit shall be used (a) to pay a portion of the Canadian Acquisition Funds, and (b) for capital expenditures, working capital needs of the Borrowers and their Subsidiaries and for general corporate purposes.

SECTION 3.21 Anti-Terrorism Laws. Each Loan Party is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its property.

ARTICLE IV.

CONDITIONS

SECTION 4.01 Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Agent (which may include facsimile or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) duly executed copies of the other Loan Documents.

(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Effective Date, a favorable (i) written opinion of Simpson Thacher & Bartlett LLP, U.S. counsel for Holdings and its Subsidiaries, and of Osler, Hoskin & Harcourt LLP, Canadian counsel for Holdings and its Subsidiaries, each in form and substance reasonably satisfactory to the Agent and (ii) reporting letters of local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Effective Date, (B) addressed to the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents as the Agent shall reasonably request.

(c) Financial Statements and Projections. The Agent shall have received (i) the Pro Forma Balance Sheet, (ii) the financial statements referred to in Section 3.04(b) and (iii) pro forma forecasts prepared by management of Holdings, giving effect to the Transactions, of balance sheets, income statements, and cash flow statements on a quarterly basis through the 2013 fiscal year and on an annual basis commencing with the 2014 fiscal year through the end of the 2016 fiscal year.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or other Responsible Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party (in the case of the U.S. Loan Parties, certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Fees. The Lenders, the Joint Lead Arrangers, and the Agent shall have received all fees required to be paid on the Effective Date, and all reasonable out-of-pocket expenses required to be paid on the Effective Date and for which invoices have been presented to the Company at least two Business Days prior to the Effective Date (including the reasonable documented fees and expenses of legal counsel), on or before the Effective Date.

(f) Lien and Judgment Searches. The Agent shall have received the results of recent Lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no Liens on any of the assets of the Loan Parties except for the Agent’s Liens, Liens permitted by Section 6.02 or Liens discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Agent.

(g) Funding Account. The Agent shall have received a notice setting forth the deposit account of the Borrower Agent (with respect to the Borrower Group that includes the U.S. Borrowers) and the deposit account of a Canadian Borrower (with respect to the Borrower Group that includes the Canadian Borrowers) (each a “Funding Account”) to which the Agent is authorized by the Borrowers within the applicable Borrower Group to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h) Solvency. The Agent shall have received a customary certificate from the chief financial officer of the Company certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Effective Date, are solvent (within the meaning of Section 3.12).

(i) Borrowing Base Certificate. The Agent shall have received prior to the Effective Date a Borrowing Base Certificate which calculates each Borrowing Base as of the last Business Day of the most recent fiscal month ended at least ten (10) Business Days prior to the Effective Date.

(j) Opening Availability. The amount of Excess Availability, with all the U.S. Loan Parties’ and the Canadian Loan Parties’ obligations current in accordance with historical practices and after giving effect to the making of the initial Revolving Loans hereunder and the issuance of any Letters of Credit and the payment of all fees hereunder and all other Transaction Expenses attributable to the U.S. Borrowers and the Canadian Loan Parties, is not less than $150,000,000.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Agent (or its bailee) shall have received (i) the certificates representing the shares of Equity Interests required to be pledged pursuant to the applicable Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Agent (or its bailee) pursuant to the applicable Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby. Each document (including any UCC and PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent and other applicable Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration, or recordation.

(m) Material Adverse Effect. Since the date of the latest audited financial statements of Holdings and its Subsidiaries, no Material Adverse Effect has occurred.

(n) Transactions. (i) The Canadian Acquisition shall have been consummated, or substantially simultaneously with the Effective Date, shall be consummated, in accordance with the terms of the Canadian Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers that are material and adverse to the Lenders or the Agent as reasonably determined by the Agent, without the prior consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned), and (ii) concurrently with the consummation of the Canadian Acquisition, the Refinancing shall have been consummated.

(o) Insurance. The Agent shall have received liability and property insurance certificates and endorsements naming the Agent (together with the Trustee, as applicable) as an additional insured or loss payee, as applicable, (subject to the terms of the Intercreditor Agreement with respect to the U.S. Collateral).

(p) PATRIOT Act. The Agent shall have received on or prior to the Effective Date, all documentation and other information about the Borrowers and the other Loan Parties as had been reasonably requested in writing at least 7 days prior to the Effective Date by the Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(q) Litigation. To the knowledge of the Canadian Borrowers, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Canadian Borrower or any Canadian Guarantor, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(r) Canadian Agreements. The Agent shall have received a complete and correct copy of the Canadian Acquisition Agreement as well as the schedule of material agreements provided by the Seller in connection with the Canadian Acquisition Agreement.

The Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Applicable Lender to make a Revolving Loan on the occasion of any Revolving Borrowing to the Borrowers within a Borrower Group, and of any Applicable Issuing Bank to issue, amend, renew or extend any Letter of Credit for the account of any Borrower within a Borrower Group, is subject to the satisfaction of the following conditions:

(a) The Agent shall have received, in the case of a Revolving Loan, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the Applicable Issuing Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Loan, the Applicable Swingline Lender and the Agent shall have received a Swingline Borrowing Request as required by Section 2.05(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(c) After the Effective Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) After giving effect to the proposed Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, (i) the aggregate U.S. Revolving Exposures would not exceed the lesser of the U.S. Revolving Commitments and the U.S. Borrowing Base, and (ii) the aggregate Canadian Revolving Exposures would not exceed the lesser of the Canadian Revolving Commitments and the Canadian Borrowing Base.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b), (c) and (d).

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information . The Company will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (whose opinion shall not be qualified as to scope of audit or as to the status of the Company and its consolidated Subsidiaries as a going concern) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each of the first two fiscal months of each fiscal quarter of the Company, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Trigger Event then exists) as of the end of the period to which such financial statements relate, (iii) describing in reasonable detail such information with respect to Permitted Acquisitions consummated during the preceding fiscal quarter as the Agent may reasonably require, to the extent such information has not previously been supplied to the Agent hereunder, (iv) certifying as to the calculations and basis, in reasonable detail, of any cost savings added back to EBITDA pursuant to the provisions of clause (a)(xii) of the definition thereof), and

(v) certifying, in the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any) and Unrestricted Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, and that all Domestic Subsidiaries and Canadian Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10% of Total Assets of the Company and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 10% of EBITDA for the period to which such financial statements relate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(g) within ninety (90) days after the beginning of each fiscal year, a detailed consolidated budget of the Company and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income of the Company and its consolidated Subsidiaries for each quarter of such fiscal year);

(h) as soon as available but in any event on or prior to the 20th day of each fiscal month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Agent may reasonably request, and which may include, without limitation, Inventory reports for each Borrower Group by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, deliver to the Agent a reasonably detailed calculation of Eligible Tire Inventory, Eligible Non-Tire Inventory, Eligible Receivables and the Value of Inventory for each Borrower Group; provided that upon the occurrence and during the continuance of a Liquidity Event, the Company shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (or, at any time that an Event of Default exists, more frequently as may be requested by the Agent); provided, further, that immediately prior to any acquisition by any Loan Party of any Person or assets permitted hereunder, all or a portion of the purchase price of which is to be funded by a Revolving Borrowing (including after giving effect to any Revolving Commitment Increase effected in connection therewith), the Company may furnish to the Agent an updated Borrowing Base Certificate that includes the assets to be acquired (including by acquisition of any Person) of any Person that is, or will upon such acquisition become, a Borrower, measured as of the date of the most recent Borrowing Base Certificate previously delivered hereunder, subject, in each case, to the requirements of the last paragraph in Section 6.04.

(i) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, deliver to the Agent a schedule of Inventory for each Borrower Group as of the last Business Day of the immediately preceding month or week, as applicable, of the Borrowers, itemizing and describing the kind, type and quantity of Inventory, the applicable Borrower’s Cost thereof and the location thereof.

(j) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, thereafter deliver to the Agent a schedule of Receivables for each Borrower Group which (i) shall be as of the last Business Day of the immediately preceding month or week, as applicable, (ii) shall be reconciled to the Borrowing Base Certificate as of such last Business Day, and (iii) shall set forth a detailed aged trial balance of all of the then existing Receivables of the Borrowers and Canadian Guarantors within each Borrower Group, specifying the names, balance due and, if an Event of Default then exists, the addresses, for each Account Debtor obligated on any Receivable so listed.

(k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by any Loan Party or any Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of capital stock of Holdings or the Company, distributed by Holdings or the Company to its shareholders generally, as the case may be;

(l) not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of a Responsible Officer of the Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;

(m) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(n) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent (on behalf of any Lender) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified as to the scope of audit or as to the status of Holdings (or such parent) and its consolidated subsidiaries as a going concern.

Documents required to be delivered pursuant to clauses (a), (b) or (j) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address provided to the Agent from time to time in writing; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) upon written request by the Agent, the Company shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Agent.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Agent written notice of the following promptly after any Responsible Officer of the Company obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage or destruction to the Collateral in the amount of $20,000,000 or more, whether or not covered by insurance;

(d) any default notice received by a Responsible Officer of the Company or any of its Material Subsidiaries with respect to any leased location or public warehouse that contains Inventory in the amount of $25,000,000 or more; or

(e) the occurrence of any ERISA Event or Pension Event that, together with all other ERISA Events or Pension Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned, disposed or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Company’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and where such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including non-privileged environmental assessment reports and Phase I or Phase II studies in the possession and control of any Loan Party or any Subsidiary, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and with representatives of the Company present, but not more than two per fiscal year (or, during the occurrence and continuation of an Event of Default, as often as reasonably requested).

(b) At reasonable times during normal business hours and upon reasonable prior notice (except when an Event of Default exists) that the Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, (i) the Borrowers will grant access to the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent) to such Person’s books, records, accounts and Inventory so that the Agent or an appraiser retained by the Agent may conduct an Inventory appraisal and (ii) the Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Agent may deem necessary or appropriate; provided that (i) the Agent may conduct no more than one such appraisal and one such field examination for each Borrower Group in any period of 12 consecutive months following the date upon which Excess Availability is equal to or greater than 50% of the lesser of (1) the aggregate Revolving Commitments and (2) the Aggregate Borrowing Base, (ii) the Agent may conduct no more than two such appraisals and two such field examinations for each Borrower Group in any period of 12 consecutive months following the date upon which Excess Availability is for five (5) consecutive Business Days equal to or greater than 15%, but less than 50% of the lesser of (1) the aggregate Revolving Commitments and (2) the Aggregate Borrowing Base, (iii) the Agent may conduct up to three (3) such appraisals and three such field examinations for each Borrower Group in any period of 12 consecutive months following any date upon which Excess Availability is for five (5) consecutive Business Days less than 15% of the lesser of (1) the aggregate Revolving Commitments and (2) the Aggregate Borrowing Base, and (iv) the Agent may conduct as many appraisals and field examinations for each Borrower Group as it may request during the existence and continuance of an Event of Default. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Borrowers; provided that the Agent shall provide the Company with a reasonably detailed accounting of all such expenses.

(c) The Loan Parties acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07 Reserved.

SECTION 5.08 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with (a) all Anti-Terrorism Laws and (b) all other Requirements of Law applicable to it or its property, except in the case of Requirements of Law described in clause (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds. The proceeds of the Revolving Loans will be used to pay a portion of the Canadian Acquisition Funds, and for capital expenditures, and for working capital needs and general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.10 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause (i) the Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement with respect to the U.S. Collateral) on property and casualty policies covering loss or damage to Collateral and (ii) the Agent and the other Secured Parties to be listed as additional insureds on liability policies). The Company will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11 Additional Loan Parties; Additional Collateral; Further Assurances. (a) Subject to applicable law and any exceptions set forth in any applicable Security Agreement, each Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries and Canadian Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary or Canadian Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party and, except as provided in the last sentence of this Section 5.11(a) if such Person is joined as a Borrower or a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent, the Applicable Lenders and the other applicable Secured Parties in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11, applicable law and any other limitations set forth in each Applicable Security Agreement, and excluding property with respect to which the Agent and the Borrower Agent have reasonably determined that the cost of granting Loans in such property is excessive in relation to the value of the security to be afforded by such property) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement with respect to the U.S. Collateral. Subject to the approval of the Agent, any Domestic Subsidiary or Canadian Subsidiary that is a Loan Party may be a Borrower hereunder, subject to (A) execution of a Joinder Agreement pursuant to which such Loan Party agrees to be bound as a Borrower hereunder and such other agreements, documents or instruments as the Agent may reasonably request and (B) with respect to any Canadian Subsidiary, the completion of a field examination and appraisal with results satisfactory to the Agent.

(b) (i) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in each applicable Security Agreement, each Borrower and each Subsidiary that is a Loan Party will cause the issued and outstanding Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to the Intercreditor Agreement with respect to the U.S. Collateral and to other Liens permitted by Section 6.02), perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents.

(ii) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in any applicable Security Agreement, Holdings, each Borrower and each Subsidiary that is a Loan Party will cause, except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to Holdings, a Borrower or any Subsidiary that is a Loan Party to be evidenced by a duly executed promissory note and pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the applicable Security Agreement to which such Loan Party is a party and accompanied by instruments of transfer with respect thereto endorsed in blank.

(iii) Each of Holdings, each Borrower and each Subsidiary that is a Loan Party agrees that all Indebtedness of Holdings, the Company and each of its Subsidiaries that is owing to any Loan Party shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the applicable Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank; provided that the intercompany bridge loan (the “Triwest Loan”) owing by Triwest to the Initial Canadian Borrower, shall not be required to be pledged and delivered hereunder until the day, if any, that such intercompany bridge loan remains outstanding after the fifth Business Day following January 1, 2013.

(c) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in each applicable Security Agreement, and without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable (including the delivery of the Real Property Collateral Requirements), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties, provided, however, that no U.S. Borrower and no other U.S. Loan Party shall be required to grant any security interest or take any action to perfect any security interest under the law of any jurisdiction outside the United States of America and no Canadian Loan Party shall be required to maintain any Collateral outside of Canada or grant any security interest or take any action to perfect any security interest under the laws of any jurisdiction outside Canada.

(d) Subject to the limitations set forth or referred to in this Section 5.11, applicable law and any exceptions set forth in each applicable Security Agreement, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under a

Security Agreement that become subject to the perfected Lien in favor of the Agent upon acquisition thereof), the Company will, as soon as reasonably practicable, notify the Agent thereof, and, if requested by the Agent, the Company will cause such assets to be subjected to a perfected Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Effective Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 10% of Total Assets as of the end of the most recently ended fiscal quarter of the Company or more than 10% of EBITDA for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Company, then the Company shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary contained in this Agreement, real property required to be mortgaged under the Loan Documents shall (i) exclude the Miami, Florida and Simi Valley, California real estate and (ii) shall be limited to real property located in the U.S. that is owned in fee by a U.S. Loan Party or Canada that is owned in fee by a Canadian Loan Party, the cost or book value of which (whichever is greater) at the time of the acquisition thereof (or, in the case of real property owned on the Effective Date), the cost or book value of which (whichever is greater) on the Effective Date of $2,500,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the reasonable determination of the Borrower Agent and the Agent).

(g) Notwithstanding anything to the contrary contained herein, the Loan Parties within each Borrower Group shall not be required to include as Collateral any Excluded Assets (as defined in any Security Agreement to which the members of such Borrower Group are parties), but for the avoidance of doubt, in no event shall the Canadian assets constitute Excluded Assets for purposes of the Canadian Collateral solely because such assets are owned by a Foreign Subsidiary that is a Canadian Loan Party.

SECTION 5.12 Designation of Subsidiaries. The board of directors of the Company may at any time after the Effective Date, in accordance with the definition of Unrestricted Subsidiary, designate any Subsidiary (other than a Canadian Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes or Senior Subordinated Notes and (iii) no Unrestricted Subsidiary that is designated as a Subsidiary may be redesignated as an Unrestricted Subsidiary at any time after being so designated as a Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s investment therein. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.13 Post-Closing Covenant Regarding Amalgamation of Initial Canadian Borrower and Triwest. On or before the fifth Business Day following January 1, 2013 (or such later date as may be consented to by the Agent in writing), the Company shall deliver to the Agent evidence (which evidence shall be in form and substance satisfactory to the Agent) of the amalgamation of the Initial Canadian Borrower and Triwest, and the Company shall, and shall cause the Amalgamated Company and the other Loan Parties to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements, instruments, and legal opinions of counsel to the Amalgamated Company, and will take or cause to be taken such further actions (including the filing, registration, and recording of PPSA financing statements and other documents and such other actions or deliveries, as applicable), which may be required by law to reaffirm and to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure the continuing perfection and priority of the Agent’s Liens created or intended to be created by the Collateral Documents, including the Agent’s Liens upon the assets of the Amalgamated Company, all at the expense of the Loan Parties.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Company to Holdings or any Subsidiary, Indebtedness of any Subsidiary to the Company, Holdings or any other Subsidiary and Indebtedness of Holdings to the Company or any Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company, Holdings or any Subsidiary that is a Loan Party shall only be permitted to the extent permitted as an investment under Section 6.04, (ii) Indebtedness owing by any Canadian Loan Party to any U.S. Loan Party shall only be permitted to the extent permitted as an investment under Section 6.04, and (iii) Indebtedness of the Company or Holdings to any Subsidiary that is not a Loan Party and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Effective Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit J or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit J within 60 days of the Effective Date or such later date as the Agent shall reasonably agree, in each case, to the extent permitted by applicable law and not giving rise to material adverse tax consequences;

(d) Guarantees (i) by Holdings and the Subsidiaries that are U.S. Loan Parties of the Indebtedness of the Company described in clause (m) hereof, so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Documents, (ii) by Holdings, the Company or any Subsidiary that is a U.S. Loan Party of any Indebtedness of Holdings, the Company or any Subsidiary that is a U.S. Loan Party expressly permitted to be incurred under this Agreement, (iii) by any Canadian Loan Party of Indebtedness of a Loan Party that is expressly permitted to be incurred hereunder, (iv) by Holdings, the Company or any Subsidiary that is a Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted as an investment under Section 6.04 (the foregoing shall also apply to Guarantees of Indebtedness of any Canadian Loan Party to any U.S. Loan Party); provided that Guarantees by Holdings, the Company or any Subsidiary that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms at least as favorable to the Lenders as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Note Documents or as set forth in the Intercompany Note (the foregoing shall also apply to any Guarantees of Indebtedness of a U.S. Loan Party to a Canadian Loan Party), and (v) by Holdings, the Company or any Subsidiary that is a Loan Party of any real property lease obligations of the Company or any Subsidiary that is a Loan Party;

(e) Indebtedness (including Capital Lease Obligations) the proceeds of which are incurred exclusively to finance the acquisition, lease, construction, repair, renovations, replacement, expansion or improvement of any fixed or capital assets or otherwise incurred in respect of Capital Expenditures, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with all other Indebtedness issued or incurred and outstanding under this clause (e), not to exceed the greater of (i) $45,000,000, and (ii) 2.5% of the Total Assets (in each case determined at the date of incurrence);

(f) Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.06;

(g) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (f), (g), (j), (k), (m), (n), (v), (x) and (y) of this Section 6.01; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Notes, such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent and in any event that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(h) Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(i) Indebtedness of the Company or any Subsidiary in respect of self-insurance and in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j) Indebtedness of a Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries or continues after an amalgamation with such Person or any of its Subsidiaries) after the Effective Date and Indebtedness acquired or assumed in connection with Permitted Acquisitions; provided that

(i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Acquisition and is not created in contemplation of or in connection therewith, and

(ii) such Indebtedness is not guaranteed in any respect by any Loan Party or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries or continues after an amalgamation with such Person or any of its Subsidiaries).

(k) Indebtedness of the Company or any Subsidiary issued or incurred to finance a Permitted Acquisition; provided that

(w) (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (B) such Indebtedness is unsecured and, if the primary obligor of such Indebtedness is not a Loan Party, such Indebtedness shall not be guaranteed in any respect by Holdings, the Company or any other Loan Party except to the extent permitted under Section 6.04 and (C) the covenants, events of default, subsidiary guarantees and other terms for such Indebtedness (provided that such Indebtedness shall have interest rates, fees, funding discounts and redemption or prepayment premiums determined by the Company to be market rates and premiums at the time of issuance of such Indebtedness), taken as a whole, are determined by the Company to be market terms on the date of issuance and in any event are not more restrictive on Holdings, the Company or any other Loan Party and their Subsidiaries than the terms of this Agreement (as in effect on the Effective Date) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(x) (A) the Company or such other relevant Loan Party pledges the Equity Interests of any Person acquired in such Permitted Acquisition (the “acquired Person”) to the Agent to the extent required under Section 5.11 and (B) such acquired Person executes a Joinder Agreement to the extent required under Section 5.11;

(y) before and after giving effect to such issuance or incurrence of Indebtedness, no Event of Default shall have occurred or be continuing; and

(z) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the issuance or incurrence of such Indebtedness and the consummation of such acquisition, calculated on a Pro Forma Basis, after giving effect to such incurrence or issuance, to such acquisition and to any related Pro Forma Adjustment, as if such incurrence or issuance and acquisition had occurred on the first day of such Test Period, shall be equal to or greater than 1.00 to 1.00.

(l) unsecured Indebtedness in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that (i) such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Company or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(m) Indebtedness of the Company pursuant to and any Guarantees of (i) the Senior Secured Notes (and any exchange notes and related exchange guarantees to be issued in exchange for such Senior Secured Notes) in an aggregate principal amount that is not in excess of $250,000,000 and (ii) the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $200,000,000;

(n) other Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not exceeding the greater of (A) $50,000,000 and (B) 3.5% of Total Assets at any one time outstanding;

(o) Swap Obligations pursuant to Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(p) Indebtedness consisting of promissory notes issued by any Loan Party to future, current or former officers, directors, employees, managers and consultants thereof or their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of the Company (following a Qualified Public Offering of the Company) permitted by Section 6.08;

(q) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Holdings, the Company or any of its Subsidiaries in connection with such disposition;

(r) Indebtedness consisting of obligations of Holdings, the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other investment expressly permitted hereunder;

(s) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence, (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business, and (iii) Indebtedness in respect of Banking Services provided by banks or other financial institutions to Holdings, the Company and its Subsidiaries in the ordinary course of business, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(t) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness incurred by the Company or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business;

(v) (i) the incurrence of Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding, 5.0% of the Foreign Subsidiary Total Assets and (ii) the incurrence of Indebtedness of any Foreign Subsidiary or Subsidiaries of the Company in an amount not to exceed at any one time outstanding the Foreign Subsidiary Borrowing Base of such Foreign Subsidiary or Subsidiaries; provided that any Indebtedness incurred under this clause (v)(ii) shall only be permitted to be used for working capital purposes of such Foreign Subsidiary or Subsidiaries;

(w) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(x) unsecured Subordinated Indebtedness of the Company and its Subsidiaries or other unsecured Indebtedness of the Company and its Subsidiaries, so long as, in each case, (i) at the time of the incurrence of such Indebtedness and after giving effect thereto, each of the Payment Conditions is satisfied, (ii) the maturity date of such Indebtedness is more than ninety (90) days after the Maturity Date, and (iii) such Indebtedness has a weighted average life to maturity that is no shorter than any other class of Indebtedness of any Loan Party;

(y) unsecured Vendor Debt, advances and similar financings in an aggregate principal amount not exceeding $50,000,000; and

(z) Indebtedness owing by Triwest to the Initial Canadian Borrower under the Triwest Loan, which shall be extinguished upon their amalgamation by operation of law.

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Indebtedness.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals, refinancings, refundings or extensions thereof; provided that (i) such Lien does not extend to any other property or asset of Holdings, the Company or any Subsidiary other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and, in each case the proceeds and products thereof, and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, refinancings, refundings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(d) Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction, renovation, expansion or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capitalized lease; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(e) Liens on the Equity Interests in, or other similar Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) which constitute Liens, which sales, transfers and dispositions constituting Liens are not otherwise permitted under Section 6.05), in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.01;

(i) Liens in favor of Holdings, the Company or a Subsidiary securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j) any interest or title of a lessor under leases or secured by a lessor’s interests under leases entered into in the ordinary course of business;

(k) Liens arising by operation of law under Article 2 of the UCC (or similar provisions of other applicable law) in the ordinary course of business;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Subordinated Vendor Liens;

(p) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(q) Other Liens (other than Liens on Borrowing Base Assets) securing obligations or Indebtedness not in excess of the greater of (i) the Dollar Equivalent Amount of $20,000,000 and (ii) 1.25% of Total Assets, determined at the time of incurrence;

(r) any Lien existing on any property or asset prior to the acquisition thereof by Holdings, the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Liens attach at all times only to the specific assets that such Liens secure on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and not to any Borrowing Base Assets of Borrowers (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and extensions, refinancing, refunding, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(s) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 and Section 4-210 of the UCC (or similar provisions of other applicable law) in effect in the relevant jurisdiction covering only the items being collected upon, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(t) Liens (other than Liens on Borrowing Base Assets) arising out of Sale and Lease-Back transactions permitted by Section 6.06 and any extensions, refinancing, refunding, replacements and renewals thereof;

(u) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Subsidiaries; provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01; and provided, further, that any such goods or inventory and the proceeds thereof, up to the Value of the Lien, shall not be Eligible Inventory or Eligible Receivables under this Agreement;

(v) Liens arising from precautionary UCC or PPSA financing statements or similar filings made in respect of operating leases;

(w) Liens granted under the Senior Secured Notes Security Documents (or, in the case of other Indebtedness incurred pursuant to Section 6.01(n) or 6.01(m)(ii), a separate security agreement or agreements substantially similar in all material respects to the Senior Secured Notes Security Documents) and any extensions, refinancing, renewals, refundings and replacements thereof; provided that (i) such Liens secure only the obligations referred to in the Senior Secured Notes Security Documents or such separate security agreements (and extensions, refinancing, refundings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g) or Section 6.01(m)(ii))), (ii) such Liens do not apply to any asset other than U.S. Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (iii) all such Liens shall be subject to the terms of, and have the priorities with respect to the U.S. Collateral as set forth in, the Intercreditor Agreement (or, in the case of other secured Indebtedness incurred pursuant to Section 6.01(n), another intercreditor agreement in form and substance reasonably acceptable to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement);

(x) Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(y) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(z) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(aa) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Effective Date and so long as the Lien of such Person does not attach to any ABL First Lien Collateral or Canadian Collateral or if such Lien attaches to any ABL First Lien Collateral or Canadian Collateral, such Person has entered into a subordination agreement with the Agent in form and satisfactory to the Agent;

(bb) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances including the reservations, limitations, provisos, and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(cc) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(v);

(dd) (x) Liens securing Secured Swap Obligations and (y) Liens on cash and Permitted Investments securing other Swap Agreements if the aggregate amount of all cash and Permitted Investments subject to Liens permitted by this clause (dd) at no time exceeds $15,000,000;

(ee) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings, the Company or any of its Subsidiaries and do not secure any Indebtedness;

(ff) Liens arising from UCC or the PPSA (or equivalent statute) financing statement filings regarding consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

(gg) Liens solely on any cash earnest money deposits made by Holdings, the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(hh) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(ii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(jj) Deposits securing obligations owed by Holdings, the Company or any Subsidiary in respect of any overdraft and related liabilities arising from Banking Services, including treasury, depository and cash management services or any ACH transfers of funds; and

(kk) additional Liens securing Indebtedness permitted to be incurred under Section 6.01; provided that, (i) on a Pro Forma Basis, at the time of, and after giving effect to, the incurrence of such Indebtedness, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00 and (ii) to the extent that such Liens are contemplated to be on assets that are Collateral, the holders of such Indebtedness (or a representative thereof of behalf of such holders) shall have entered into the Intercreditor Agreement or a similar agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens of the Agent (or with the same priority as the Senior Secured Notes) with respect to U.S. Collateral and junior to Liens of the Agent in the Canadian Collateral.

Notwithstanding the foregoing, for so long as Tire Pros Francorp is not a Loan Party, Tire Pros Francorp shall not be permitted to incur Liens on its assets under clauses (h), (g), (w), (cc) and (kk) of this Section 6.02.

SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into, consolidate with or amalgamate with any other Person, or permit any other Person to merge into, consolidate with or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Person (including the Company and Holdings) may merge, consolidate or amalgamate with or into the Company or Holdings, as applicable, in a transaction in which the surviving or continuing entity is the Company or Holdings, as applicable, or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Company or Holdings, as applicable) expressly assumes, in writing, all the obligations of the Company or Holdings, as applicable, under the Loan Documents, in which event such Person will succeed to, and be substituted for, the Company or the Holdings, as applicable;

(ii) any Person may merge, consolidate or amalgamate with or into any Subsidiary in a transaction in which the surviving or continuing entity is a Subsidiary and, if any party to such merger, consolidation or amalgamation is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party concurrently with such merger, consolidation or amalgamation; provided, that in the case of any merger, consolidation or amalgamation with a Canadian Borrower, such Canadian Borrower shall be the surviving or continuing Person or such Person (if not such Canadian Borrower) shall expressly assume, in writing, all the obligations of such Canadian Borrower under the Loan Documents, in which event such Person will succeed to, and be substituted for, such Canadian Borrower;

(iii) any Subsidiary (other than a Canadian Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company, is not materially disadvantageous to the Lenders and such liquidation or dissolution is accompanied by a disposition of the assets of such Subsidiary to the Holdings, the Company or any other Subsidiary;

(iv) any Subsidiary may merge, consolidate or amalgamate with any Person who is not a Loan Party or Subsidiary to effect an investment permitted under Section 6.04 (other than Section 6.04(m)); provided, however, if such Subsidiary is a Loan Party, the surviving or continuing Person of such merger, consolidation or amalgamation shall be a Loan Party;

(v) so long as the same does not result in the liquidation, dissolution or cessation of existence of the Company, a Canadian Borrower or Holdings, any merger, amalgamation, winding up, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j)) that constitute a merger, dissolution or liquidation which is not otherwise permitted under Section 6.05); and

(vi) the Transactions may be consummated.

(b) The Company and each Subsidiary that is a Loan Party will not, and will not permit any of its Subsidiaries to (i) carry on and conduct its business in all material respects other than in substantially the same manner as it is presently conducted or in a manner reasonably related or ancillary thereto or (ii) engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries] taken as a whole, on the date of hereof and businesses reasonably related or ancillary thereto.

(c) Holdings will not engage in any business or operations other than (i) the ownership, direct or indirect, of all the outstanding shares of capital stock of the Company, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Subordinated Note Documents, the Senior Secured Note Documents and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) any public offering of its common stock, any other issuance of its Equity Interests and performance of its obligations under any agreements related thereto, (vi) any transaction Holdings is permitted to enter into in this Article VI and (vii) activities incidental to the foregoing.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger, consolidation, or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger, consolidation, or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger, consolidation, amalgamation or otherwise), except:

(a) Permitted Investments, Investment Grade Securities and loans and advances in connection with the sale, transfer or disposition of assets other than Collateral;

(b) investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original investment is not increased except as otherwise permitted by this Section 6.04), and any investments, loans and advances existing on the date hereof by Holdings, the Company or any Subsidiary in or to Holdings, the Company or any other subsidiary of the Company;

(c) (i) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to fund such Person’s purchase of Equity Interests of Holdings, the Company or any direct or indirect parent company of Holdings (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) or (iii) advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(d) investments (i) in Holdings, the Company or any other Loan Party, (ii) by any Subsidiary that is not a Loan Party in Holdings, the Company or any other Loan Party, and (iii) by Holdings, the Company or any other Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount for all such investments under this clause (iii) not to exceed the sum of $5,000,000 and an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); provided that, investments by any U.S. Loan Party in any Canadian Loan Party shall be subject to clause (iii) above and not clauses (i) or (ii);

(e) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business and investments as a result of the foreclosure on any secured investment or other transfer of title with respect to any secured investment in default;

(f) investments made to repurchase or retire Equity Interests of Holdings (or any direct or indirect parent thereof) or the Company owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof) or the Company;

(g) investments in the form of Swap Agreements permitted by Section 6.01;

(h) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates, amalgamates, or merges with Holdings, the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such amalgamation or merger;

(i) investments and other assets received in connection with the dispositions of assets permitted by Section 6.05;

(j) investments constituting deposits described in Section 6.02;

(k) accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l) Permitted Acquisitions;

(m) Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments permitted under Sections 6.01, 6.02, 6.03 (except to the extent constituting the acquisition of a Person that becomes a Subsidiary or the acquisition by Holdings, the Company or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person), 6.05, 6.06 and 6.08, respectively, solely to the extent constituting Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments which are permitted under the foregoing Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.08, respectively, which Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments are not otherwise permitted by this Section 6.04;

(n) the Transactions;

(o) investments in the ordinary course of business consisting of UCC Article 3 (or equivalent statutes) endorsements for collection or deposit and UCC Article 4 (or equivalent statutes) customary trade arrangements with customers consistent with past practices;

(p) in exchange for any other investment or investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment and investments in satisfaction of judgments against such other Person;

(q) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a);

(r) advances of payroll payments in the ordinary course of business to satisfy ordinary course payroll and other obligations of such company;

(s) (i) Investments, purchases and other acquisitions of assets to the extent that payment for such Investments, purchases and other acquisitions of assets is made solely with Qualified Equity Interests of Holdings (or of any direct or indirect parent thereof) or the Company or (ii) Investments, purchases and other acquisitions of assets to the extent the payment for such Investment, purchases and other acquisitions of assets is made with the cash proceeds from the issuance by Holdings (or any direct or indirect parent thereof) or the Company of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings or the Company;

(t) extensions or advances of trade credit, asset purchases (including purchases of Inventory, supplies and materials), the lease of any asset and the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(u) guarantees by Holdings, the Company or any Subsidiary of leases (other than capitalized leases) for which another Loan Party is the lessee or of other obligations of another Loan Party that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v) other investments, loans and advances; provided that, at the time such investment, loan or advance is made and after giving effect thereto, each of the Payment Conditions is satisfied;

(w) other investments, loans and advances which, together with any Restricted Payments made pursuant to Section 6.08(a)(xii) and Restricted Debt Payments made pursuant to Section 6.08(b)(vii), do not exceed $25,000,000 in the aggregate; provided that, at the time such investment, loan or advance is made and after giving effect thereto, no Event of Default or Liquidity Event exists or has occurred and is continuing;

(x) any investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(z) investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(aa) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(bb) the Triwest Loan.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

In connection with any merger, consolidation or amalgamation (or other acquisition of the assets) of a Subsidiary that is not a Borrower or Canadian Loan Party, as applicable with and into (or to) a Borrower, or Canadian Loan Party, as applicable or any Permitted Acquisition or other acquisition of assets permitted hereunder, whether by purchase of stock, merger, consolidation, amalgamation or purchase of assets and whether in a single transaction or series of related transactions, the Inventory or Receivables so acquired shall not be included in the applicable Borrowing Base (subject to the provisions of the definitions “Borrowing Base,” “Eligible Tire Inventory,” “Eligible Non-Tire Inventory” and “Eligible Receivables” until such time as the Agent shall have completed its diligence in respect of such Inventory and Receivables in their Permitted Discretion), provided that the Inventory and Receivables of Triwest acquired in connection with the Canadian Acquisition shall be included in the Canadian Borrowing Base as and to the extent provided in the definition thereof and in the definition of “Canadian Initial Borrowing Base Period” notwithstanding the amalgamation of the Initial Canadian Borrower with Triwest. In connection with such diligence, the Agent may obtain, at the expense of the Borrowers within the applicable Borrowing Group, an appraisal and commercial finance exam with respect to such Receivables and Inventory as it may reasonably deem desirable in its Permitted Discretion and such appraisal and exam shall be paid for by the Borrowers within the applicable Borrower Group and shall not be limited by or included in the number of appraisals and field exams reimbursable under the terms of Section 5.06(b).

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

(b) sales, leases, transfers and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, leases, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of (i) investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04, (ii) investments permitted by clause (b) of Section 6.04 by a Loan Party to another Loan Party and by a Subsidiary that is not a Loan Party to a Loan Party or any Subsidiary and (iii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e) Sale and Lease-Back transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary (a “Recovery Event”);

(g) Reserved.

(h) sales, transfers and other dispositions of assets that are not otherwise permitted by any other paragraph of this Section; provided that (i) with respect to any such sale, transfer or disposition for a purchase price in excess of $10,000,000, the Company or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposition, (ii) after giving effect to any such sale, transfer or disposition, no Event of Default shall have occurred and be continuing, and (iii) to the extent applicable, the Net Cash Proceeds thereof are used to prepay the Revolving Loans as required by Section 2.11(c);

(i) sales, leases, transfers and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) sales, leases, transfers and dispositions permitted by Sections 6.03 and 6.08 and Liens permitted by Section 6.02;

(k) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Company and its Subsidiaries;

(l) sales, leases, transfers and dispositions listed on Schedule 6.05; and

(m) sales, transfers and other dispositions of assets not constituting Collateral; provided that (i) after giving effect to any such sale, transfer or disposition, no Event of Default shall have occurred and be continuing and (ii) the Net Cash Proceeds of such sale, transfer or disposition are concurrently reinvested by the Company and its Subsidiaries in their business for general working capital purposes.

SECTION 6.06 Sale and Lease-Back Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction (i) is made for cash consideration in an amount not less than the fair value of such property, (ii) is pursuant to a lease on market terms and (b) the aggregate amount of Attributable Debt for all Sale and Lease-Back Transactions does not exceed $50,000,000 at any time outstanding.

SECTION 6.07 Accounting Changes. The Company will not make any change in its method of determining its fiscal year and fiscal quarter end dates; provided, that the Company may, upon written notice to the Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Agent, in which case the Company and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Neither Holdings nor the Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) Holdings may make (A) Restricted Payments payable solely in Qualified Equity Interests of Holdings, (B) Restricted Payments from the Net Cash Proceeds of the issuance by Holdings of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings and (C) Restricted Payments from the proceeds of Restricted Payments permitted under this Section 6.08 that are received from the Company;

(ii) the Company may make Restricted Payments payable solely in Qualified Equity Interests of the Company and may make Restricted Payments from the Net Cash Proceeds of the issuance by the Company of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of the Company;

(iii) the Company may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent thereof) the proceeds of which are used to purchase, repurchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) or of the Company (following a Qualified Public Offering of the Company) (including related stock appreciation rights or similar securities) held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Holdings, the Company or any direct or indirect parent company of Holdings in connection with such purchase, repurchase, retirement, redemption or other acquisition), including any Equity Interest rolled over by management of the Holdings, the Company or any direct or indirect parent company of Holdings in connection with the Transactions (as defined in the Existing Credit Agreement); provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5,000,000 for any fiscal year (which amount shall be increased to $10,000,000 on and after the date of a Qualified Public Offering); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (i) or (ii) of this Section 6.08(a); plus

(B) the cash proceeds of key man life insurance policies received by Holdings, the Company or its Subsidiaries after the Effective Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iii);

and provided, further, that cancellation of Indebtedness owing to the Company from any future, present or former employees, directors, officers, managers, or consultants of the Company (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Company or any of the Company’s Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v) the Company may make Restricted Payments to Holdings (together with loans or advances made pursuant to Section 6.04(q)) in amounts required for Holdings or any direct or indirect parent company of Holdings to pay, in each case, without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state, provincial, municipal and local income and similar taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of foreign, federal, state, provincial, municipal and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries, including the Company’s proportionate share of such amounts relating to such parent entity being a public company;

(D) general corporate operating and overhead costs and expenses of Holdings or any direct or indirect parent company of Holdings not in excess of $2,000,000 in any fiscal year, to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries, including the Company’s proportionate share of such amounts relating to such parent entity being a public company;

(E) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent company;

(F) amounts payable pursuant to the Management Services Agreements, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect on the Effective Date), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, the Company or any direct or indirect parent company of Holdings.

(vi) to the extent constituting Restricted Payments, Holdings and the Company may enter into and consummate the Transactions;

(vii) to the extent constituting Restricted Payments, Holdings and the Company may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09 (other than Section 6.09(e));

(viii) the Company may make Restricted Payments to Holdings to finance any investment permitted to be made pursuant to Section 6.04 (other than Section 6.04(m)); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (ii) the merger or amalgamation (to the extent permitted in Section 6.03) of the Person formed or acquired into the Company or its Subsidiaries in order to consummate such investment;

(ix) Holdings may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings permitted by Section 6.01 (other than (x) Section 6.01(c) and (y) any such Indebtedness Guaranteed by or secured directly or indirectly by the assets of the Company or any of its Subsidiaries);

(x) in addition to the foregoing Restricted Payments, Holdings and the Company may make additional Restricted Payments; provided that each of the Payment Conditions is satisfied;

(xi) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of capital stock of, or Indebtedness owed to the Company or a Subsidiary by, any Unrestricted Subsidiary;

(xii) other Restricted Payments by Holdings and the Company which, together with investments, loans and advances made pursuant to Section 6.04(w) and Restricted Debt Payments made pursuant to Section 6.08(b)(vii), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing; and

(xiii) to the extent constituting Restricted Payments, Holdings and the Company may make any non-compete, bonus or “earn-out” payments payable to former stockholders of Holdings (or any direct or indirect parent thereof) or the Company pursuant to agreements in effect on the Effective Date; and

(xiv) Holdings and the Company may make Restricted Payments in respect of any payments made or expected to be made by Holdings, the Company or any Subsidiary or any direct or indirect parent company of Holdings in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal on the Senior Secured Notes, the Senior Subordinated Notes, any other Subordinated Indebtedness or any Indebtedness that refinances, extends, refunds, replaces or renews any such Indebtedness (collectively, “Restricted Indebtedness”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) extensions, refinancings, refundings, replacements and renewals of any such Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (other than Borrowing Base Assets) so long as such sale is permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j));

(iii) payment of Restricted Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Equity Interests or substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings or the Company;

(iv) payment of Restricted Indebtedness under the Senior Secured Notes (or any extensions, renewals, refinancing, refundings or replacements thereof permitted under Section 6.01(g) and Section 6.02(w)), with the Net Cash Proceeds of any sale, transfer or other disposition of any Noteholder First Lien Collateral, or, in the case of any such extensions, refinancings, refundings, renewals or replacements, any property or assets in respect of which the security interest of the holders thereunder has priority over the security interest of the Agent, for the benefit of the Secured Parties, in such property or assets, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(v) payment of Restricted Indebtedness with the Net Cash Proceeds of Qualified Equity Interests of Holdings or the Company;

(vi) other Restricted Debt Payments; provided that each of the Payment Conditions is satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any Restricted Debt Payment, the foregoing conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation); and

(vii) other Restricted Debt Payments which, together with any investments, loans or advances made pursuant to Section 6.04(w) and Restricted Payments made pursuant to Section 6.08(a)(xii), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Debt Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are on terms and conditions substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (b) transactions between or among Holdings, the Company and any Subsidiary (other than an Unrestricted Subsidiary) not involving any other Affiliate (but if a Default exists, such transactions shall be on an arms-length basis and any sale of goods between such parties shall be at least at cost), (c) any investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01 or Lien permitted under Section 6.02, (e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08, (f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings (or any direct or indirect parent thereof), the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings (or any direct or indirect parent thereof), the Company or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or its direct or indirect parent company’s) or the Company’s board of directors, (h) the payment of (A) management or monitoring or similar fees to the Sponsor and Sponsor termination fees and related indemnities and reasonable expenses, and (B) transaction advisory services fees with respect to transactions in respect of which the Sponsor provides any transaction, advisory or other similar services, in each case pursuant to, and in accordance with, the Management Services Agreements as such agreements are in effect as of the Effective Date; provided that, other than in the case of the payment of indemnities and expenses, no Event of Default has occurred and is continuing or would result after giving effect to such payment (and during the existence of any such Event of Default, such fees may accrue but may not be paid), (i) any contribution to the capital of Holdings (or any direct or indirect parent company thereof) by the Sponsor or any Affiliate thereof or any purchase of Equity Interests of Holdings (or any direct or indirect parent company thereof) by the Sponsor or any Affiliate thereof, (j) the Transactions, (k) payments by Holdings (and any direct or indirect parent thereof), the Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Company and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, (l) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (m) payments by the Company or any Subsidiary to any of the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of Holdings (or such parent) or the Company in good faith.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Secured Parties under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document, by the Senior Secured Note Documents, by the Senior Subordinated Note Documents or by any Vendor Debt, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the date hereof identified on Schedule 6.10 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension, refunding, replacement or refinancing of such Indebtedness so long as such renewal, extension, refunding, replacement or refinancing does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Acquisition or other investment permitted by Section 6.04 in existence at the time of such Permitted Acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired; (v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) the foregoing shall not apply to (A) customary restrictions and provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 6.01 or to any cash or other deposits permitted by Section 6.02.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) the Senior Secured Note Documents (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) the Senior Subordinated Note Documents or any other agreement relating to any Subordinated Indebtedness, to the extent, in the case of each of the foregoing clauses (a) and (b), any such amendment, modification or waiver would be adverse to the Lenders in any material respect, or (c) the Management Services Agreement, to the extent that any such amendment, modification or waiver would increase the amount of any management fees payable thereunder from the amounts set forth in the Management Services Agreement as in effect on the Effective Date.

SECTION 6.12 Fixed Charge Coverage Ratio. The Company will not permit its Fixed Charge Coverage Ratio as of the last day of any Test Period to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested as of the last day of the Test Period ending immediately prior to the date on which a Trigger Event shall have occurred and shall continue to be tested as of the last day of each Test Period thereafter until such Trigger Event is no longer continuing.

SECTION 6.13 Canadian Pension Plans. No Canadian Loan Party or Affiliate shall become liable under or contribute to, any Canadian Pension Plan that provides benefits on a defined benefit basis, other than a Canadian MEPP.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five (5) Business Days after it shall become due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 2.21 (solely with respect to post-closing collateral perfection obligations of the Loan Parties and the application of amounts during the continuance of a Liquidity Event), 5.06(b), and 5.09, or in Article VI (subject to the Cure Right in Section 7.02 in connection with any Default under Section 6.12), (ii) in Section 5.01(h) (after a two (2) Business Day grace period), or (iii) in Section 5.02(a) or 5.03 (but only with respect to Holdings’ or the Company’s existence) (provided that if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower Agent from the Agent or the Required Lenders;

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Swap Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) a Change in Control shall occur;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement, consolidation, readjustment, a proposal or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, liquidator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, consolidation, readjustment, a proposal or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership, arrangement, winding up or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, liquidator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within sixty (60) days after its issue;

(k) an ERISA Event or Pension Event shall have occurred that, when taken together with all other ERISA Events and Pension Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) the Loan Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC or PPSA continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n) any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the occurrence of the Termination Date, ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date) or purports in writing to revoke or rescind any Loan Document; or

(o) the Obligations referred to in Section 3.18(a) shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and (iii) require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and the obligation of the Borrowers to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

SECTION 7.02 Cure Right. (a) Notwithstanding anything to the contrary contained in this Article VII, in the event that the Company fails to comply with the requirements of Section 6.12, until the expiration of the 10th day subsequent to the date the certificate calculating the Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.01(d), Holdings (or any direct or indirect parent thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any direct or indirect parent of Holdings receive equity interests in Holdings for its cash contributions to) the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash in return for common Equity Interests or for existing Equity Interests to the Company (the “Cure Amount”) pursuant to the exercise by the Company of such Cure Right, the Fixed Charge Coverage Ratio under Section 6.12 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Fixed Charge Coverage Ratio under Section 6.12 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustments, the Company shall then be in compliance with Section 6.12, the Company shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.12 and (iii) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents.

SECTION 7.03 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such paragraph; provided that if it is necessary to exclude more than one Subsidiary from paragraph (g) or (h) of Section 7.01 pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII.

THE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents, including, with respect to the Canadian Loan Parties, the Agent acting through its Canada branch; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise. The Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Receivables or Eligible Inventory, or whether to impose or release any Reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Lender or other Person for any error in judgment.

Any bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of, or for any losses not directly and solely caused by, its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower Agent or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a Bankruptcy Proceeding.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents, co-agents or sub-agents appointed by the Agent. The Agent and any such agents, co-agents or sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The Lenders shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agents, co-agents or sub-agent. The exculpatory provisions of the preceding paragraphs shall apply to any such agents, co-agents or sub-agent and to the Related Parties of the Agent and any agents, co-agents or such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Company, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Company shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Company. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents, branches and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent. Any successor to BANA by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Agent; (b) the Agent (i) does not make any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender and any action such Lender may take as a result of or any conclusion it may draw from any such Report.

For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Loan Party is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Collateral Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the applicable Secured Parties, as solidary creditor as hereinabove set forth.

In addition, and without limiting any of the foregoing, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure payment of any debenture issued by any Loan Party, each of the Secured Parties (as defined below) hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the creditors as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent (in such capacity, the “Quebec Custodian”) to act as agent and custodian for and on behalf of the Secured Parties to hold and be the sole registered holder of any debenture which may be issued under any such deed of hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Quebec Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Quebec Custodian (as applicable) pursuant to any such deed of hypothec, debenture, debenture pledge agreement, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec, debenture, or debenture pledge agreement on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Quebec Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Quebec Custodian in such capacity. The substitution of the Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Attorney and the Quebec Custodian. For the purposes of this paragraph, “Secured Parties” means collectively (a) the Lenders, (b) the Agent, (c) each Issuing Bank, (d) each counterparty to any Swap Agreement with a Loan Party the obligations under which constitute Secured Swap Obligations, (e) each Swingline Lender, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (g) each Person providing Banking Services which constitute Banking Services Obligations and (h) the successors and permitted assigns of each of the foregoing.

The co-arrangers, joint bookrunners and syndication agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to any Loan Party, to the Borrower Agent at:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Attention: Jason Yaudes

Facsimile No.: (704) 992-1451

if to Bank of America, N.A., as the Agent, an Applicable Issuing Bank or an Applicable Swingline Lender, at: Bank of America, N.A.

300 Galleria Parkway, Suite 800

Atlanta, Georgia 30339

Attention: American Tire Loan Administration Manager

Facsimile No.: 404-607-3277

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or an Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender (including any Defaulting Lender) without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of any Revolving Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Revolving Commitment of any Revolving Lender; provided that any change to the second and third provisos to the second sentence of Section 2.04(a) shall require the written consent of each Revolving Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (including any Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(f) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (D) increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base without the written consent of the Super Majority Lenders, (E) change any of the provisions of this Section or the definition of “Required Lenders”, “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Revolving Lenders (or Revolving Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender, (F) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.11 hereof), without the written consent of each Lender, (G) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (H) make any change to the definition of “Aggregate Borrowing Base,” “Borrowing Base”, “Canadian Borrowing Base”, “Eligible Tire Inventory”, “Eligible Non-Tire Inventory”, “Eligible

Receivable” or “Net Orderly Liquidation Value”, “U.S. Borrowing Base”, or “Value” or add any new categories of eligible assets, in each case, that would have the effect of increasing the amount of the U.S. Borrowing Base or the Canadian Borrowing Base, without the written consent of the Super Majority Lenders; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any Applicable Issuing Bank or any Applicable Swingline Lender hereunder without the prior written consent of the Agent, such Applicable Issuing Bank or such Applicable Swingline Lender, as the case may be. The Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Termination Date, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents, and (vii) as required pursuant to the terms of the Intercreditor Agreement; provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without the consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in Section 9.02, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower Agent without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Revolving Lender”, “each Lender”, “each Revolving Lender directly affected thereby” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the

Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(iii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers within the applicable Borrower Group shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers within such Borrower Group hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent, each of the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Parker, Hudson, Rainer & Dobbs LLP and Norton Rose Canada LLP, counsel for the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of one firm of outside U.S. legal counsel and one firm of outside Canadian local counsel (to the extent relevant) to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent and for one law firm retained by the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement and the Loan Documents, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents. Expenses reimbursable by the Company under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agent with respect to each field examination;

(iii) lien and title searches, title insurance and endorsements to Title Insurance Policies;

(iv) taxes, fees and other charges for recording any Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Effective Date, all amounts due under this paragraph (a) shall be payable by the Company within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) Each Borrower shall indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket fees, expenses (including the reasonable fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses or fees (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or any of its Related Parties, (ii) result from a material breach of the obligations of any such Indemnitee or one of its Related Parties under the Loan Documents or (iii) disputes brought by and between and among Indemnitees (not involving an act or omission of the Borrowers, the other Loan Parties or their Affiliates as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that the Agent, Issuing Banks and Swingline Lenders shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent, an Issuing Bank or a Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Issuing Bank or Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent, any Issuing Bank or any Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid, unless otherwise specified, promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) other than as a matter of law following an event that is permitted in accordance with Section 6.03 of this Agreement, no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B) the Agent; and

(C) each Applicable Issuing Bank.

(ii) Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to any Purchasing Debt Affiliate shall also be subject to the requirements of Section 9.04(f).

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Company and the Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee shall execute and deliver to the Agent an agreement to be a party and subject to, and accept the terms of, the allocation and exchange mechanism agreement among the Agent and the Lenders; and

(E) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, (1) to the Agent an Administrative Questionnaire and (2) to the Borrower Agent (with a copy to the Agent) the tax forms required by Sections 2.17(e) and (f).

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Agent, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax forms required by Section 9.04(b)(iii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of any Borrower, the Borrower Agent, the Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the Issuing Banks, the Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender, each Loan Party and the Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) or (f), as applicable, as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers, the Borrower Agent and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Commitments and/or Loans to any Purchasing Debt Affiliate in accordance with Section 9.04(f); provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom; and

(ii) no Loan or Commitment may be assigned to a Purchasing Debt Affiliate pursuant to this Section 9.04(f), if after giving effect to such assignment, Purchasing Debt Affiliates in the aggregate would own in excess of 10% of all Commitments then outstanding.

Notwithstanding anything to the contrary in this Agreement, no Purchasing Debt Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Loan Parties are not invited, and (B) receive any information or material prepared by the Agent or any Lender or any communication by or among the Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Commitments and Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(g) Notwithstanding anything in Section 9.04 or the definitions of “Required Lenders” or “Super Majority Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Super Majority Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Commitments held by any Purchasing Debt Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Super Majority Lenders (or requisite vote of any Class of Lenders) have taken any actions.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, an Issuing Bank, a Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Applicable Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Applicable Lender or Affiliate to or for the credit or the account of any Borrower within the applicable Borrower Group or any Applicable Guarantor of the Applicable Guaranteed Obligations with respect to such Borrower Group against any of and all the Secured Obligations held by such Applicable Lender with respect to such Borrower Group, irrespective of whether or not such Applicable Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The Applicable Lender shall notify the Borrower Agent and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Applicable Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Applicable Lender may have.

NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent, each Issuing Bank and the each Lender (the “Subject Persons”) agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case each Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Subject Person or any of its Affiliates (in which case such Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by a Subject Person or any of its Affiliates or any Related Parties thereto in violation of this Agreement or any other confidentiality obligations owing to the Company or its Related Parties, (d) to the extent that such information is received by a Subject Person from a third party that is not, to such Subject Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company or any of its Related Parties, (e) to the extent that such information is independently developed by such Subject Person, (f) to the Subject Persons’ Affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with this Agreement, the other Loan Documents and the Transactions (including in connection with protecting or enforcing the Subject Persons’ rights with respect to the Loan Documents) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, Participants or Assignees and to any direct or indirect, actual or prospective, contractual counterparty to any Swap Agreement relating to the Company or any of its Subsidiaries, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to another Subject Person, (i) if the Company provides its prior written consent to the proposed disclosure, or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, Participants, Assignees or counterparties or to prospective Lenders, Participants, Assignees or counterparties referred to above shall be made subject to the acknowledgment and acceptance by such persons that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company). For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Loan Parties’ management and owners, such as legal name, address social security number and date of birth.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of the Agent was an initial purchaser of the Senior Secured Notes.

SECTION 9.16 Appointment for Perfection. Each Applicable Lender hereby appoints each other Applicable Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent, the Applicable Lenders and the other applicable Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, or any other applicable law can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at, with respect to a U.S. Revolving Loan, the Federal Funds Effective Rate, or, with respect to a Canadian Revolving Loan, the Canadian Overnight Rate, in each case, to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility. Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(a) The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement with respect to U.S. Collateral), the provision herein shall govern and control.

(b) Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) Each Loan Party hereby authorizes the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

(d) In connection with all aspects of each transaction contemplated by any Loan Document, the Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Lenders, the Swingline Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, Lenders, the Swingline Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates.

SECTION 9.19 Confirmation, Ratification and Affirmation by Loan Parties. Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(a) The obligations of each Loan Guarantor contained in the Loan Guaranty shall remain in full force and effect and are hereby confirmed, renewed, affirmed and continued by this Agreement.

(b) All rights, benefits, interests, duties, liabilities and obligations of the parties to the Collateral Documents and the agreements, documents and instruments executed and delivered in connection therewith are hereby confirmed, renewed, affirmed and continued hereby. Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by any Guarantor, as a grantor, pursuant to the Collateral Documents are hereby confirmed, renewed, affirmed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for all Secured Obligations with no change in the priority applicable thereto, in each case, subject only to Liens permitted under the Loan Documents, to the extent provided therein.

(c) This affirmation under this Section 9.19 does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement, the Loan Guaranty or the Collateral Documents, nor does it constitute a novation with respect thereto; rather, such indebtedness and liabilities have been redenominated, as set forth herein.

(d) Each reference in the Loan Guaranty and each Collateral Document to the “Credit Agreement” shall mean and be a reference to this Agreement, and each reference to any other term defined in the Existing Credit Agreement shall be a reference to such term as amended by the execution and delivery of this Agreement.

(e) Each Loan Guarantor acknowledges and stipulates that the Loan Guaranty, the Collateral Documents and each other Loan Document (including, without limitation, in each reference herein to the Loan Documents), each Banking Services agreement and each Swap Agreement in respect of Secured Swap Obligations executed by such Loan Guarantor are legal, valid and binding obligations of such Loan Guarantor that are enforceable against such Loan Guarantor in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws affecting creditors’ rights generally and by general principles of equity, as set forth in such Loan Documents, and the security interests and Liens granted under Collateral Documents and each other Loan Document by such Loan Guarantor in favor of the Agent, for the benefit of the applicable Secured Parties, are and continue to be, duly perfected, security interests and Liens (having the Lien priority set forth in the Intercreditor Agreement with respect to the U.S. Collateral), in each case, to the full extent provided by the terms of the Collateral Documents and each other Loan Document and subject only to Liens permitted under the Loan Documents, to the extent provided therein.

SECTION 9.20 INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT WITH RESPECT TO U.S. COLLATERAL THAT DOES NOT CONSTITUTE ABL FIRST LIEN COLLATERAL, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS ABL AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THIS AGREEMENT TO EXTEND CREDIT TO BORROWERS AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

SECTION 9.21 Judgment Currency. If, for the purpose of obtaining a judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 9.21 called the “first currency”) into any other currency (hereinafter in this Section 9.21 called the “second currency”), then the conversion shall be made at the prevailing Exchange Rate for buying the first currency with the second currency at the Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by a Borrower within a Borrower Group to the Agent, any Applicable Lender, any Applicable Issuing Bank or any Applicable Swingline Lender pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of the Borrowers within such Borrower Group only to the extent of the amount of the first currency which the Agent, such Applicable Lender, such Applicable Issuing Bank or such Applicable Swingline Lender is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Agent, such Applicable Lender, such Applicable Issuing Bank or such Applicable Swingline Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency purchased pursuant to the preceding sentence falls short of the amount originally due to the Agent, such Applicable Lender, such Applicable Issuing Bank or such Swingline Lender in the first currency under this Agreement, the Borrowers within such Borrower Group agree that they will indemnify the Agent, each Applicable Lender, each Applicable Issuing Bank and each Applicable Swingline Lender against and hold the Agent, each Applicable Lender, each Applicable Issuing Bank and each Applicable Swingline Lender harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Agent, any Applicable Lender, any Applicable Issuing Bank or any Applicable Swingline Lender under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Agent, such Applicable Lender, such Applicable Issuing Bank or such Applicable Swingline Lender. If the amount of the first currency exceeds the amount originally due to the Agent, any Applicable Lender, any Applicable Issuing Bank or any Applicable Swingline Lender in the first currency under this Agreement, the Agent, such Applicable Lender, such Applicable Issuing Bank or such Applicable Swingline Lender shall promptly remit such excess to the Borrowers within the applicable Borrower Group. The covenants contained in this Section 9.21 shall survive the payment in full of the Obligations and termination of the Commitments under this Agreement.

SECTION 9.22 Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Agent shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.

ARTICLE X.

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Canadian Obligations Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Agent, the Canadian Lenders and the other applicable Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Obligations (the “Canadian Guaranteed Obligations”) and each U.S. Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Agent, the Lenders and the other Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Guaranteed Obligations and the U.S. Obligations (collectively, the “U.S. Guaranteed Obligations”). Each Applicable Guarantor further agrees that the Applicable Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Applicable Guarantor waives any right to require the Agent, any Applicable Issuing Bank, any Applicable Swingline Lender or any Applicable Lender to sue any Borrower, any Applicable Guarantor, any other guarantor, or any other Person obligated for all or any part of the Applicable Guaranteed Obligations (with respect to any Applicable Guaranteed Obligations, each an “Applicable Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Applicable Guaranteed Obligations and waives the benefits of division and discussion.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Applicable Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as expressly provided in Section 10.11), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Applicable Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower within the applicable Borrower Group or any other guarantor of or other Person liable for any of the Applicable Guaranteed Obligations; (iii) any insolvency, bankruptcy, arrangement, winding up reorganization or other similar proceeding affecting any Applicable Obligated Party, or their assets or any resulting release or discharge of any obligation of any Applicable Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Applicable Guarantor may have at any time against any Applicable Obligated Party, the Agent, any Applicable Issuing Bank, any Applicable Swingline Lender, any Applicable Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Applicable Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Applicable Guaranteed Obligations or otherwise, or any provision of applicable law or Regulation purporting to prohibit payment by any Applicable Obligated Party, of the Applicable Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Applicable Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Applicable Issuing Bank, any Applicable Swingline Lender or any Applicable Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Applicable Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Applicable Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of each Borrower within the applicable Borrower Group for all or any part of the Applicable Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Applicable Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Applicable Issuing Bank, any Applicable Swingline Lender or any Applicable Lender with respect to any collateral securing any part of the Applicable Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Applicable Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Applicable Guarantor or that would otherwise operate as a discharge of any Applicable Guarantor as a matter of law or equity (other than as expressly provided in Section 10.11).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Applicable Guarantor hereby waives any defense based on or arising out of any defense of any Borrower within the applicable Borrower Group or any Applicable Guarantor or the unenforceability of all or any part of the Applicable Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower within the applicable Borrower Group or any Applicable Guarantor, other than the termination of an Applicable Guarantor’s obligations hereunder as expressly provided in Section 10.11. Without limiting the generality of the foregoing, each Applicable Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Applicable Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Applicable Guaranteed Obligations, compromise or adjust any part of the Applicable Guaranteed Obligations, make any other accommodation with any Applicable Obligated Party or exercise any other right or remedy available to it against any Applicable Obligated Party, without affecting or impairing in any way the liability of such Applicable Guarantor under this Loan Guaranty except to the extent the Applicable Guaranteed Obligations have been fully and indefeasibly paid in cash.

To the fullest extent permitted by applicable law, each Applicable Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Applicable Guarantor against any Applicable Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Applicable Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Applicable Obligated Party, or any collateral, until the Loan Parties, the Canadian Obligations Guarantors and the U.S. Guarantors have fully performed all their obligations to the Agent, the Issuing Banks, the Swingline Lenders and the Lenders, including without limitation payment in full of all of the Obligations and termination of the Commitments.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Applicable Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, arrangement or reorganization of any Borrower within the applicable Borrower Group or otherwise, each Applicable Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Applicable Guaranteed Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of any Borrower within the applicable Borrower Group, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Applicable Guaranteed Obligations shall nonetheless be payable by the Applicable Guarantors forthwith on demand by the Agent, the Applicable Lender or the other applicable Secured Party.

SECTION 10.07 Information. Each Applicable Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Applicable Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agent, any Applicable Issuing Bank, any Applicable Swingline Lender or any Applicable Lender shall have any duty to advise any Applicable Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state, Canadian federal or provincial corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, arrangement, reorganization or other law affecting the rights of creditors generally, if the obligations of any Applicable Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Applicable Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Applicable Guarantors or the applicable Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Applicable Guarantor’s “Maximum Liability”). This Section 10.08 with respect to the Maximum Liability of each Applicable Guarantor is intended solely to preserve the rights of the applicable Secured Parties to the maximum extent not subject to avoidance under applicable law, and no Applicable Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Applicable Guarantor hereunder shall not be rendered voidable under applicable law. Each Applicable Guarantor agrees that the Applicable Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Applicable Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the applicable Secured Parties hereunder, provided that nothing in this sentence shall be construed to increase any Applicable Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article X to the contrary) shall limit the liability of the Borrowers within each Borrower Group in respect of all of the Obligations of such Borrowers under the Loan Documents.

SECTION 10.09 Contribution.

(a) In the event any Canadian Obligations Guarantor (a “Canadian Obligations Paying Guarantor”) shall make any payment or payments under this Loan Guaranty in respect of the Canadian Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Canadian Obligations Guarantor (each a “Canadian Obligations Non-Paying Guarantor”) shall contribute to such Canadian Obligations Paying Guarantor an amount equal to such Canadian Obligations Non-Paying Guarantor’s “Canadian Obligations Guarantor Percentage” of such payment or payments made, or losses suffered, by such Canadian Obligations Paying Guarantor. For purposes of this Article X, each Canadian Obligations Non-Paying Guarantor’s “Canadian Obligations Guarantor Percentage” with respect to any such payment or loss by a Canadian Obligations Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Canadian Obligations Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Canadian Obligations Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Canadian Obligations Non-Paying Guarantor from a Canadian Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Canadian Obligations Guarantors hereunder (including such Canadian Obligations Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Canadian Obligations Guarantor, the aggregate amount of all monies received by such Canadian Obligations Guarantors from a Canadian Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Canadian Obligations Guarantor’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Obligations Guarantor’s Maximum Liability). Each of the Canadian Obligations Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Canadian Obligations Non-Paying Guarantor shall be subordinate and junior in right of payment to the termination of a Canadian Obligations Guarantor’s obligations hereunder as expressly provided in Section 10.11. This provision is for the benefit of all of the Agent, the Canadian Issuing Banks, the Canadian Swingline Lenders, the Canadian Lenders, the Borrowers and the other Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

(b) In the event any U.S. Guarantor (a “U.S. Paying Guarantor”) shall make any payment or payments under this Loan Guaranty in respect of the U.S. Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other U.S. Guarantor (each a “U.S. Non-Paying Guarantor”) shall contribute to such U.S. Paying Guarantor an amount equal to such U.S. Non-Paying Guarantor’s “U.S. Guarantor Percentage” of such payment or payments made, or losses suffered, by such U.S. Paying Guarantor. For purposes of this Article X, each U.S. Non-Paying Guarantor’s “U.S. Guarantor Percentage” with respect to any such payment or loss by a U.S. Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such U.S. Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such U.S. Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such U.S. Non-Paying Guarantor from any U.S. Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all U.S. Guarantors hereunder (including such U.S. Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any U.S. Guarantor, the aggregate amount of all monies received by such U.S. Guarantors from any U.S. Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Guarantor’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Guarantor’s Maximum Liability). Each of the U.S. Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a U.S. Non-Paying Guarantor shall be subordinate and junior in right of payment to the termination of a U.S. Guarantor’s obligations hereunder as expressly provided in Section 10.11. This provision is for the benefit of all of the Agent, the Issuing Banks, the Swingline Lenders, the Lenders, the Borrowers and the other Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.10 Liability Cumulative. The liability of each applicable Loan Party as an Applicable Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each such Loan Party to the Agent, the Issuing Banks, the Swingline Lenders and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.11 Termination; Release of Guarantors and Borrowers. The Loan Guaranty of all Applicable Guarantors shall terminate on the Termination Date. Notwithstanding anything in Section 9.02(b) to the contrary (i) an Applicable Guarantor or a Borrower that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Guarantor or Borrower ceases to be a Subsidiary of the Company and (ii) so long as no Event of Default has occurred and is continuing, (A) if an Applicable Guarantor or Borrower is or becomes an Excluded Subsidiary, then such Applicable Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon notification thereof from the Borrower Agent to the Agent. In connection with any such release, the Agent shall execute and deliver to any Applicable Guarantor or Borrower that is a Subsidiary, at such Applicable Guarantor’s or Borrower’s expense, all documents that such Applicable Guarantor or Borrower shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.11 shall be without recourse to or warranty by the Agent.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation, as a U.S. Borrower

By	/s/ William E. Berry
Name: William E. Berry
Title: President & CEO

AM-PAC TIRE DIST. INC., a California corporation, as a U.S. Borrower

By	/s/ William E. Berry
Name: William E. Berry
Title: President & CEO

ATD ACQUISITION CO. V INC., a corporation organized under the laws of Canada, as the Canadian Borrower

By	/s/ William E. Berry
Name: William E. Berry
Title: President & CEO

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

GUARANTORS:

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., as Holdings and a U.S. Guarantor

By	/s/ William E. Berry

Name: William E. Berry
Title: President & CEO

ATD ACQUISITION CO. IV, a Delaware corporation, as a U.S. Guarantor

By	/s/ William E. Berry

Name: William E. Berry
Title: President & CEO

FIRESTONE OF DENHAM SPRINGS, INC., a Louisiana corporation, as a U.S. Guarantor

By	/s/ William E. Berry

Name: William E. Berry
Title: President & CEO

TIRE WHOLESALERS, INC., a Washington corporation and a U.S. Guarantor

By	/s/ William E. Berry

Name: William E. Berry
Title: President & CEO

TRIWEST TRADING (CANADA) LTD., a corporation incorporated under the laws of Canada, as a Canadian Guarantor

By	/s/ William E. Berry

Name: William E. Berry
Title: President & CEO

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., individually and as Agent, an Issuing Bank, a U.S. Revolving Lender and the U.S. Swingline Lender

By	/s/ Seth Benefield
Name: Seth Benefield
Title: Senior Vice President

BANK OF AMERICA, N.A., (acting through its Canada branch), as an Issuing Bank, a Canadian Revolving Lender, and the Canadian Swingline Lender

By	/s/ Medina Sales De Andrade
Name: Medina Sales De Andrade
Title: Vice President

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as a U.S. Revolving Lender

By	/s/ Reza Sabani

Name: Reza Sabani
Title: Authorized Signatory

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Revolving Lender

By	/s/ Domenic Cosentino

Name: Domenic Cosentino
Title: Authorized Signatory

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a U.S. Revolving Lender and a Canadian Revolving Lender

By	/s/ Diane Relfe

Name: Diane Relfe
Title: Director

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a U.S. Revolving Lender

By	/s/ Michael Petersen
Name: Michael Petersen
Title: Attorney in Fact

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Canadian Revolving Lender

By	/s/ James Parisi
Name: James Parisi
Title: Authorized Signatory

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

UBS LOAN FINANCE LLC, as a U.S. Revolving Lender and a Canadian Revolving Lender

By	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as a U.S. Revolving Lender

By	/s/ Don Cmar
Name: Don Cmar
Title: Vice President

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

SUNTRUST BANK, as Syndication Agent, a U.S. Revolving Lender, and a Canadian Revolving Lender

By	/s/ Mark Fidati
Name: Mark Fidati
Title: Senior Vice President

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

TD BANK, N.A., as a U.S. Revolving Lender

By	/s/ Andrew Loughlin
Name: Andrew Loughlin
Title: Vice President

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

THE TORONTO-DOMINION BANK, as a Canadian Revolving Lender

By	/s/ Dan Flaro /s/ Kyle Weage
Name: Dan Flaro Kyle Weage
Title: VP Analyst

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Revolving Lender

By	/s/ Scot Turner
Name: Scot Turner
Title: Senior Vice President

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, Canada branch, as a Canadian Revolving Lender

By	/s/ Joseph Rauhala
Name: Joseph Rauhala
Title: Principal Officer

[Signatures continue on following page.]

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

REGIONS BANK, as a U.S. Revolving Lender

By	/s/ Amanda Watkins
Name: Amanda Watkins
Title: Vice President

[Signature Page to ATD—Sixth Amended and Restated Credit Agreement]

COMMITMENT SCHEDULE

LENDER	U.S. REVOLVING COMMITMENTS	CANADIAN REVOLVING COMMITMENTS

Bank of America, N.A.	$278,142,856.93	$0

Bank of America, N.A. (acting through its Canada branch)	$0	$21,857,143.07

Wells Fargo Capital Finance, LLC	$190,000,000.00	$0

Wells Fargo Capital Finance Corporation Canada	$0	$15,000,000.00

SunTrust Bank	$120,109,890.00	$9,890,110.00

UBS Loan Finance LLC	$60,054,945.00	$4,945,055.00

Regions Bank	$50,000,000.00	$0

U.S. Bank National Association	$37,362,637.36	$0

U.S. Bank National Association, Canada branch	$0	$2,637,362.64

RBS Business Capital	$35,000,000.00	$0

TD Bank, N.A.	$32,692,307.69	$0

The Toronto-Dominion Bank	$0	$2,307,692.31

Barclays Bank PLC	$28,021,978.02	$1,978,021.98

Royal Bank of Canada	$18,615,385.00	$0

Royal Bank of Canada	$0	$1,384,615.00

TOTAL	$850,000,000.00	$60,000,000.00

Schedule 1.01(a)

Existing Letters of Credit

Prod Type	Beneficiary	Instrument Number	Liability Amount	Expiration Date
SLC	United States Fire Insurance	68032354	$175,000	June 30, 2013
SLC	Argonaut Insurance Co.	3014249	$125,000	September 30, 2013
SLC	Universal Underwriters Insurance	3014979	$150,000	October 1, 2013
SLC	XL Specialty Insurance Company	7420499	$6,394,000	October 1, 2013
SLC	The Realty Associates Fund IX, LP	68074350	$100,000	April 26, 2013
SLC	HEF (NC-SC) QRS 14-86 Inc.	3009036	$1,308,693	March 7, 2013

Schedule 1.01(b)

Immaterial Subsidiaries

Name
TriCan Tire Distributors Inc.

Schedule 1.01(c)

Mortgaged Properties

None

SCHEDULE 1.01(d)

ADDRESS	CITY	ST	ZIP CODE	SQUARE FOOTAGE	LEASED or OWNED
3000 35th Avenue	Birmingham	AL	35203		leased

420 Industrial Park Road	Cullman	AL	35055	100,000	leased

881 Roy Hodges Boulevard	Montgomery	AL	36117	72,000	leased

5240 Willis Road	Theodore	AL	36582	100,000	leased

1200 E. 12th Street	N. Little Rock	AR	72214	80,000	leased

3921 East 19th Street	Texarkana	AR	71854	81,000	leased

2001 South 15th Avenue	Phoenix	AZ	85007	125,643	leased

6720 S. Alvernon Way	Tucson	AZ	85756	100,000	leased

5600 Norris Road	Bakersfield	CA	93308	122,486	leased

22411 S. Bonita Street	Carson	CA	90745	94,984	leased

2400 Main Street	Chula Vista	CA	91911	81,330	leased

3064 S. Chestnut Ave	Fresno	CA	93725	147,840	leased

5100 Commerce Avenue	Moorpark	CA	93021	110,000	leased

11680 Dayton Drive	Rancho Cucamonga	CA	91730	143,468	leased

4632 Raley Blvd.	Sacramento	CA	95838	133,380	leased

645 Dado Street	San Jose	CA	95112	137,500	leased

13335 Orden Drive	Santa Fe Springs	CA	90670	171,826	leased

4750 Fanucchi Way	Shafter	CA	93263	176,500	leased

955 Aeroplaza Drive	Colorado Springs	CO	80916	125,060	leased

1150 E. 58th Avenue	Denver	CO	80216	88,930	leased

1200 East 58th Avenue	Denver	CO	80216	40,420	leased

2139 Bond Street	Grand Junction	CO	81505	82,800	leased

7051 Stuart Ave.	Jacksonville	FL	32254	80,000	leased

11700 Miramar Parkway, Suite 500	Miramar	FL	33025	144,482	leased

6251 Los Rios Way	Ft. Myers	FL	33966	46,750	leased

8751 Skinner Court	Orlando	FL	32824	125,775	leased

7502 Sears Boulevard	Pensacola	FL	32514	60,650	leased

4755 Capital Circle NW	Tallahassee	FL	32303	50,000	leased

4411 Eagle Falls Place	Tampa	FL	33619	147,197	leased

2122 Noland Connector	Augusta	GA	30909	80,000	leased

102 Dunbar Rd.	Byron	GA	31008	50,000	leased

3075 Southpark Boulevard, Suite 100	Ellenwood	GA	30294	84,000	leased

2155 Barrett Park Drive, Suite 215	Kennessaw	GA	30144	100,646	leased

1402 Mills B. Lane Blvd.	Savannah	GA	31405	60,500	leased

2232 Mountain Industrial Blvd.	Tucker	GA	30084	105,000	leased

3915 Delaware Avenue, Suite 5	Des Moines	IA	50313	108,948	leased

1404 E. Fargo Avenue	Nampa	ID	83667	70,000	leased

9450 Sergo Drive	Mc Cook	IL	60525	233,669	leased

305 Erie Street	Morton	IL	61550	122,500	leased

2855 Fortune Circle West	Indianapolis	IN	46241	121,875	leased

5015 S. Water Circle	Wichita	KS	67217	113,524	leased

8169 and 8173 National Turnpike	Louisville	KY	40214	90,000	leased

6735 Exchequer Drive, #130	Baton Rouge	LA	70809	67,500	leased

655 LA Hwy 30	St. Gabriel	LA	70776	95,000	leased

39492 Willis Alley	Pear River	LA	70452	19,000	leased

111 Constitution Blvd	Franklin	MA	02038	96,126	leased

4625 Hollins Ferry Road	Baltimore	MD	21227	150,403	leased

530 Marvel Road	Salisbury	MD	21801	71,300	owned

17950 Dix-Toledo Road, Suite 300	Brownstown Township	MI	48192	135,751	leased

5100 West 35th Street	St. Louis Park	MN	55416	121,400	leased

13261 Corporate Exchange Drive	Bridgeton	MO	63044	123,200	leased

4121 N. Kentucky Avenue	Kansas City	MO	64161	87,560	leased

2727 North Oak Grove	Springfield	MO	65803	60,000	leased

2504 N. Oak Grove, Unit B	Springfield	MO	65803	5,875	leased

500 Highway 49 South	Richland	MS	39218	72,634	leased

205 Vista Industrial Drive	Arden	NC	28704	60,000	leased

3020 Tucker Street Extension	Burlington	NC	27215	100,800	leased

4047 Perimeter West Drive	Charlotte	NC	28214	156,000	leased

4208 Murchison Road	Fayetteville	NC	28311	80,000	leased

1582 Startown Road, Bldg. #1	Lincolnton	NC	28092	30,000	leased

3099 Finger Mill Road	Lincolnton	NC	28092	270,000	leased

190 Cochrane Road	Lincolnton	NC	28092	172,224	leased

1615 Wolfpack Lane Suite 121	Raleigh	NC	27609	81,802	leased

250 Northstar Drive	Rural Hall	NC	27045	100,000	leased

2405 Wrightsville Avenue	Wilmington	NC	28403	58,700	leased

2820 Commerce Road	Wilson	NC	27893	88,263	leased

1415 W. Commerce Way	Lincoln	NE	68521	222,000	leased

50 Route 46 East	Totowa	NJ	,07512	150,678	leased

111 Ikea Drive	Westampton	NJ	,08060	112,324	leased

8701 San Mateo Blvd.	Albuquerque	NM	87113	64,864	leased

3101 N. Lamb Blvd.	Las Vegas	NV	89115	86,773	leased

250 Lillard Drive	Sparks	NV	89431	79,937	leased

121 Wilshire Boulevard	Edgewood	NY	11717	131,547	leased

401 Pixley Road	Rochester	NY	14624	70,400	leased

23371 Aurora Road	Bedford Heights	OH	44146	117,104	leased

4871 Corporate Street SW	Canton	OH	44706	122,792	leased

4520 LeSaint Court	Fairfield	OH	45014	85,158	leased

3701 South Thomas Road	Oklahoma City	OK	73179	94,373	leased

4223 N. Garnett Road	Tulsa	OK	74146	127,556	leased

16785 NE Mason Street, Suite B	Portland	OR	97230	64,000	leased

2291 Sweeney Drive	Clinton	PA	15026	91,203	leased

7360 Spartan Boulevard	Charleston	SC	29418	50,500	leased

917 Rosewood Drive	Columbia	SC	29201	88,858	leased

1611 Otis Way	Florence	SC	29501	58,709	leased

712 N. Main Street	Mauldin	SC	29662	72,600	leased

1009 East Amidon	Sioux Falls	SD	57104	93,298	leased

7150 Discovery Drive	Chattanooga	TN	37416	125,000	leased

916 Callahan Drive	Knoxville	TN	37912	75,000	leased

4370 S. Mendenhall Rd	Memphis	TN	38141	89,375	leased

521 Harding Industrial Drive	Nashville	TN	37211	130,000	leased

410 Century Court	Piney Flats	TN	37686	50,000	leased

9151 S. Georgia Street	Amarillo	TX	79118	80,000	leased

810 West Howard LaneTech Ridge Building four 3B	Austin	TX	78753	127,612	leased

1701 Vantage Drive, Ste. #102 & #103	Carrollton	TX	75006	131,298	leased

1301 S. Navigation Blvd.	Corpus Christi	TX	78405	80,000	leased

12420 Mercantile, Suite 100	El Paso	TX	79935	84,000	leased

860 Greens Parkway, Suite 100	Houston	TX	77067	94,089	leased

8308 Upland Avenue	Lubbock	TX	79424	88,000	leased

2900 W. Bus Hwy. 83	McAllen	TX	78501	60,000	leased

4093 Highway 67 North	San Angelo	TX	76903	111,182	leased

17230 N. Green Mountain Road	San Antonio	TX	78247	130,575	leased

1815 South 4650 West	Salt Lake City	UT	84104	118,886	leased

880 Acorn Drive	Harrisonburg	VA	22801	90,000	leased

10231 Harry J. Parrish Blvd.	Mannassas	VA	20110	124,800	leased

4554 Progress Rd.	Norfolk	VA	23502	79,565	leased

1806 Jefferson Davis	Richmond	VA	23224	99,700	leased

4702 American Tire Blvd	Roanoke	VA	24019	81,000	leased

485 Stafford Umberger Drive	Wytheville	VA	24382	36,550	leased

521 8th Street SW	Auburn	WA	98001	126,034	leased

601 108th Avenue NE (two adjacent Suites on Fourth Floor)	Bellevue	WA	98004	12,287	leased

15530 E. Euclid Avenue	Spokane Valley	WA	99216	110,622	leased

340 Mahn Court	Oak Creek	WI	53154	120,036	leased

300 Harris Drive	Poca	WV	25159	77,500	leased

1991 Dunlap Way	Casper	WY	82800	82,800	leased

Schedule 3.14

Capitalization and Subsidiaries

Grantor	Interest Issued	Record of Beneficial Owner	Percentage Ownership
American Tire Distributors Holdings, Inc.	50 shares of Common Stock $0.01 par value	Accelerate Holdings Corp.	100%
American Tire Distributors, Inc.	1,000 shares of Common Stock; $0.01 par value	American Tire Distributors Holdings, Inc.	100%
Am-Pac Tire Dist. Inc.	1,200 shares of Common Stock; $0.00 par value	American Tire Distributors, Inc.	100%
Tire Wholesalers, Inc.	100 shares of Common Stock $0.00 par value	American Tire Distributors, Inc.	100%
ATD Acquisition Co. IV	100 shares of Common Stock; $1.00 par value	American Tire Distributors, Inc.	100%
Firestone of Denham Springs, Inc.	3,300 shares of Common Stock $0.00 par value	American Tire Distributors, Inc.	100%
ATD Acquisition Co. V Inc.	1 share of Common Stock $0.00 par value	American Tire Distributors, Inc.	100%
Triwest Trading (Canada) Ltd.	10,000 Common Shares	ATD Acquisition Co. V Inc.	100%
TriCan Tire Distributors Inc.	100 Class A Common Shares	Triwest Trading (Canada) Ltd.	100%

Schedule 4.01(b)

Local Counsel

Canada

Jurisdiction:	Local Counsel:

British Columbia	Lawson Lundell LLP

Manitoba	Aikins, MacAuley & Thorvaldson LLP

New Brunswick	Stewart McKelvey

Nova Scotia	Stewart McKelvey

Saskatchewan	McDougall Gauley LLP

Schedule 6.01

Existing Indebtedness

1.	Lease Agreement dated March 26, 2002, as amended on February 1, 2012, by and between HEF (NC-SC) QRS, 14-86, Inc., a Delaware corporation, as Landlord and American Tire Distributors Inc., a Delaware corporation, as Tenant representing a liability as express on American Tire’s balance sheet of $12,452,717.84

2.	Reimbursement obligations under Letter of Credit in favor of LaSalle Bank National Association in the aggregate amount of $1,644,500.

3.	Reimbursement Obligations under Letter of Credit in favor of United States Fire Insurance in the aggregate amount of $560,000.

4.	Reimbursement Obligations under Letter of Credit in favor of Universal Underwriters Insurance Company in the aggregate amount of $150,000.

5.	Reimbursement Obligations under Letter of Credit in favor of XL Specialty Insurance Company in the aggregate amount of $5,228,000.

6.	Reimbursement Obligations under Letter of Credit in favor of Universal Underwriters Insurance Company in the aggregate amount of $60,000.

7.	Guarantees of certain leases of Winston Tire Company of $2.9 million at November 2012.

8.	Financing obligation dated August 17, 2005 of American Tire Distributors, Inc. in favor of Space Providers of Asheville LLC for financing the Asheville, NC distribution center leasehold improvements. The remaining balance is $244.571.73.

9.	Financing obligation dated June 30, 2011of American Tire Distributors, Inc. in favor of Golden Springs Development Company, LLC for financing the Santa Fe Springs, CA distribution center leasehold improvements. The remaining balance is $468,062.36.

10.	Promissory Note dated December 22, 2011 of Tire Pros Francorp in favor of Tire Pros of Rhode Island, Inc. for the assignment of trademarks. The remaining balance is $300,000.

11.	Promissory Note dated March 27, 2008 of The Bowlus Service Company dba North Central Tire in favor of Chris Hutteman for Noncompetition and Consulting Agreement. The remaining balance is $318,773.

12.	Promissory Note dated March 20, 2008 of The Bowlus Service Company in favor of Webster Wholesale Tire, Inc in the original principal amount of $206,309. The remaining balance is $110,032.22.

13.	Lease Agreement by and between Ally Financial Inc. and Tire Wholesalers, Inc. representing a liability as express on American Tire’s balance sheet of $16,407.35.

14.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Wells Fargo N.A. from time to time to manage exposure to fluctuations in interest rates. As of October 30, 2012, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 1.105% maturing on February 24, 2013 and a fair value of $148,791.

15.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of October 30, 2012, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.74% maturing on September 18, 2014 and a fair value of $444,769.

16.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of October 30, 2012, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 1.00% maturing on September 18, 2015 and a fair value of $921,615.

17.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of October 30, 2012, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.655% maturing on June 6, 2016 and a fair value of $339,103.

18.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of October 30, 2012, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.655% maturing on June 6, 2016 and a fair value of $337,353.

SCHEDULE 6.02

Existing Liens

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral
TriCan Tire Distributors Inc.	Xerox Canada Ltd.	Alberta, Canada	08061935917	06/19/2008	Equipment, other all present and future office equipment and software supplied or financed from time to time by the Secured Party (whether by lease, conditional sale or otherwise), whether or not manufactured by the Secured Party or any affiliate thereof.

TriCan Tire Distributors Inc.	Transportaction Lease Systems Inc.	Alberta, Canada	09091721638	09/17/2009	All present and future vehicles of whatever year, make and model, including, but not limited to, passenger automobiles, equipment, trucks and all attached equipment, trailers, portable buildings and forklifts that may be provided by the secured party to the debtor pursuant to a motor vehicle lease agreement made between the parties, and any proceeds thereof.

TriCan Tire Distributors Inc.	Xerox Canada Ltd.	Alberta, Canada	10060126244	06/01/2010	Equipment, other all present and future office equipment and software supplied or financed from time to time by the Secured Party (whether by lease, conditional sale or otherwise), whether or not manufactured by the Secured Party or any affiliate thereof.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

Triwest Trading (Canada) Ltd.	Transportaction Lease Systems Inc.	Alberta, Canada	01061308324	06/13/2011 Continued: 05/04/2005 05/01/2006 05/02/2007 04/09/2012	Any and all vehicles of whatever year, make, or model, that the Secured Party may provide to the Debtor pursuant to a motor vehicle lease agreement made between the parties.

Triwest Trading (Canada) Ltd.	IOS Financial Services	Alberta, Canada	10032219660	02/22/2010	Goods subject to Lease No. 8449655001 (PRO 1107EX), together with all replacements and substitutions thereof and all parts, accessories, accessions and attachments thereto and all proceeds thereof

Triwest Trading (Canada) Ltd.	Jim Peplinski’s Auto Leasing Ltd. Jim Peplinski’s Leasemaster National	Alberta, Canada	10113001448	11/30/2010	Specific motor vehicle

Triwest Trading (Canada) Ltd.	Jim Peplinski’s Auto Leasing Ltd. Kim Peplinski’s Leasemaster National	Alberta, Canada	10120300428	12/03/2010	Specific motor vehicle

Triwest Trading (Canada) Ltd.	Jim Peplinski’s Auto Leasing Ltd. Kim Peplinski’s Leasemaster National	Alberta, Canada	11010602657	01/06/2011	Specific motor vehicle

Triwest Trading (Canada) Ltd.	Jim Peplinski’s Auto Leasing Ltd. Kim Peplinski’s Leasemaster National	Alberta, Canada	11010602761	01/06/2011	Specific motor vehicle

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

Triwest Trading (Canada) Ltd.	Treadways, LLC	Alberta, Canada	10030220921	03/02/2010

All automotive tires, tire tubes and related products that have been or may be sold by the Secured Party to and purchased by the Debtor, directly or indirectly, products of such goods and accessions thereto, and all documents of title relating to such goods, and all proceeds of such goods.

NOTE: Indebtedness secured by such lien to be repaid in full on the Effective Date, no further transactions with Secured Party to be entered into on or after the Effective Date, and such lien to be terminated of record within ten (10) Business Days after the Effective Date (or such later date as may be agreed by Agent in its sole discretion).

Triwest Trading (Canada) Ltd.	Transportaction Lease Systems	Quebec, Canada	09-0337771- 0001	06/08/2009	The universality of all vehicles, present and future, provided to the lessee pursuant to the motor vehicle lease agreement between the lessor and the lessee, and including all replacements, supplements, or amendments thereto, together with any replacement or supplementary vehicle provided to the lessee in accordance with the terms of the said motor vehicle lease agreement, and including all accessories and equipment attached thereto from time to time.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Bridgestone/Firestone North American Tire, LLC	Delaware Secretary of State	2016062 6	12/18/2001 Continued 12/18/2006 08/29/2011

All of Debtor’s inventory manufactured or sold by or bearing the brand or trademark of secured party, wherever located, now owned or hereafter acquired. Collateral description is not location specific.

NOTE: Subject to Intercreditor Agreement dated August 14, 2011 by and between Secured Party and Agent, as amended

American Tire Distributors, Inc.	Cooper Tire & Rubber Company	Delaware Secretary of State	4283267 5	10/08/2004 Continued 08/27/2009

All inventory of tires, tubes, tire tread rubber, tire rubber materials, or any other kindred products, whether or not manufactured by Cooper, if delivered, sold or distributed to Debtor by or through Secured Party or any of its wholly-owned subsidiaries.

NOTE: Subject to Vendor Lien Subordination Agreement dated October 8, 2004, between Agent and Cooper Tire & Rubber Company

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	NEC America, Inc.	Delaware Secretary of State	4317420 0	11/05/2004 Continued 10/26/2009	Specific equipment, together with all accessories, additions and attachments, thereto, replacements and substitutions therefore and all proceeds thereof.

American Tire Distributors, Inc.	NEC America, Inc.	Delaware Secretary of State	5070350 5	02/24/2005 Continued 02/08/2010	Specific equipment, together with all accessories, additions and attachments, thereto, replacements and substitutions therefore and all proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	5191801 1	06/17/2005 Continued 03/25/2010	Various forklift equipment, all substitutions for, products and proceeds of any of the foregoing, all accessions thereto, all accessories, attachments, parts, equipment, and repairs now hr hereafter attached or affixed to or used in connection with any of the foregoing property, all warehouse receipts, bills of lading and other documents covering foregoing property, all insurance and/or other proceeds of any type of the foregoing property.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	5192426 6	06/20/2005 Continued 03/24/2010	Various forklift equipment, all substitutions for, products and proceeds of any of the foregoing, all accessions thereto, all accessories, attachments, parts, equipment, and repairs now hr hereafter attached or affixed to or used in connection with any of the foregoing property, all

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral
warehouse receipts, bills of lading and other documents covering foregoing property, all insurance and/or other proceeds of any type of the foregoing property.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	5289373 4	09/13/2005 Continued 06/02/2010	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	5373687 4	11/28/2005 Continued 08/30/2010	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	5405701 5	12/22/2005 Continued 08/30/2010	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	6372722 9	10/25/2006 Continued; 05/24/2011	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	6395352 8	11/13/2006 Continued: 06/22/2011	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	6454196 7	12/27/2006 Continued: 08/19/2011	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2007 0754753	02/28/2007 Continued: 09/15/2011	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2007 1813319	05/17/2007 Continued: 02/06/2012	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2007 1982775	05/25/2007 Continued: 02/14/2012	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2007 2247137	06/14/2007 Continued: 02/17/2012	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	OFC Capital Corporation	Delaware Secretary of State	2007 3623286	09/25/2007	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2008 0838563	03/10/2008	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2008 0869030	03/12/2008	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2008 1232055	04/08/2008	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1462512	04/28/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1519931	05/01/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2008 1551405	05/05/2008	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1630639	05/12/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1707742	05/16/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1818242	05/28/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 1978574	06/10/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 2127171	06/20/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 2250270	07/01/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 2290664	07/03/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Citicapital Commercial Leasing Corporation	Delaware Secretary of State	2008 2506408	07/22/2008	Lease of equipment, attachments, accessories, replacement parts, additions and all cash and non-cash proceeds thereof.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 2568150	07/25/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 2720082	08/08/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	General Electric Capital Corporation	Delaware Secretary of State	2008 2720850	08/08/2008	Lease of equipment, all attachments, accessories, accessions, additions, replacements, exchanges and substitutions now or hereafter made a part of the equipment or attached hereto, and any and all insurance and other proceeds thereof.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3011960	09/05/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3012208	09/05/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3045208	09/09/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3163894	09/18/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3238142	09/24/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3359922	10/03/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3481171	10/15/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3574207	10/23/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3634811	10/29/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3691423	11/03/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3816087	11/14/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 3972161	12/01/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 4331136	12/31/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0120920	01/13/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0139326	12/31/2008	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0218807	01/22/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0252624	01/26/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0276862	01/27/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0303948	01/29/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Crown Credit Company	Delaware Secretary of State	2009 0699386	03/05/2009	Specific equipment

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2009 0828373	03/16/2009	Specified leased equipment, together with certain other property and proceeds directly related to or arising from such equipment.

American Tire Distributors, Inc.	Crown Credit Company	Delaware Secretary of State	2009 1163580	04/13/2009	Specific equipment

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Crown Credit Company	Delaware Secretary of State	2009 1163630	04/13/2009	Specific equipment

American Tire Distributors, Inc.	Crown Credit Company	Delaware Secretary of State	2009 1451100	05/07/2009	Specific equipment

American Tire Distributors, Inc.	Wells Fargo Bank, N.A.	Delaware Secretary of State	2009 1653481	05/26/2009	Lease of equipment, equipment parts, accessories, substitutions, additions, accessions, replacements thereto and therefore, proceeds thereof, installment payments, insurance proceeds, other proceeds and payments due or to become due or arising from or relating to said equipment.

American Tire Distributors, Inc.	Crown Credit Company	Delaware Secretary of State	2009 1682894	05/28/2009	Specific equipment

American Tire Distributors, Inc.	Summit Funding Group, Inc. Partial Assignments to: MB Financial Bank, N.A., Republic Bank and Prime Alliance Bank	Delaware Secretary of State	2009 2169487	06/29/2009	Equipment leased pursuant to Master Lease Agreement No. 2401 dated April 9, 2009

American Tire Distributors, Inc.	Cisco Systems Capital Corporation	Delaware Secretary of State	2009 2654561	08/18/2009	Lease of equipment, insurance, warranty, rental and other claims and rights to payment, and chattel paper arising out of such equipment, all books and records and proceeds relating to the foregoing, substitutions, replacements, upgrades, repairs, parts, and attachments, improvements, and accessions thereto.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	River Capital Leasing, Ltd.	Delaware Secretary of State	2009 3530448	11/04/2009	Lease of equipment, substitutions, replacements, accessions thereto and insurance proceeds thereof.

American Tire Distributors, Inc.	Cisco Systems Capital Corporation	Delaware Secretary of State	2010 0550867	02/18/2010	Lease of equipment, insurance, warranty, rental and other claims and rights to payment, and chattel paper arising out of such equipment, all books and records and proceeds relating to the foregoing, substitutions, replacements, upgrades, repairs, parts, and attachments, improvements, and accessions thereto.

American Tire Distributors, Inc.	River Capital Leasing, Ltd.	Delaware Secretary of State	2010 1027345	03/25/2010	Lease of equipment, substitutions, replacements, accessions thereto and insurance proceeds thereof.

American Tire Distributors, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	2010 1074826	03/29/2010	Lease of equipment

American Tire Distributors, Inc.	Winthrop Resources Corporation Partial Assignments to Bank of the West, Trinity Division	Delaware Secretary of State	2010 1211733	03/31/2010	Lease of equipment, hardware, equipment, furniture, fixtures, intangibles, licenses, software, all accessories, attachments, additions, substitutions, and or replacements of the foregoing, together with all other assets, property, substitutions, replacements, accessions, process, rent, revenue, insurance claims, proceeds related to the equipment

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Winthrop Capital Partial Assignment to Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2010 1467947	04/27/2010	Lease of equipment

American Tire Distributors, Inc.	River Capital Leasing, Ltd.	Delaware Secretary of State	2010 1674104	05/13/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	M&I Marshall & Ilsley Bank	Delaware Secretary of State	2010 1846678	05/26/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	M&I Marshall & Ilsley Bank	Delaware Secretary of State	2010 2224271	06/25/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	M&I Marshall & Ilsley Bank	Delaware Secretary of State	2010 2789331	08/10/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	M&I Marshall & Ilsley Bank	Delaware Secretary of State	2010 2789364	08/10/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2010 3342163	09/24/2010	Lease of equipment

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	M&I Marshall & Ilsley Bank	Delaware Secretary of State	2010 3426115	10/01/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2010 3528241	10/11/2010	Lease of equipment

American Tire Distributors, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	2010 3702994	10/22/2010	Lease of equipment

American Tire Distributors, Inc.	River Capital Leasing, Ltd.	Delaware Secretary of State	2010 3995416	11/15/2010	Lease of equipment, all substitutions, replacements, and accessions thereto and insurance thereon and all proceeds of any nature thereof.

American Tire Distributors, Inc.	Cisco Systems Capital Corporation	Delaware Secretary of State	2011 0188790	01/19/2011	Lease of equipment, insurance, warranty, rental and other claims and rights to payment, and chattel paper arising out of such equipment, all books and records and proceeds relating to the foregoing, substitutions, replacements, upgrades, repairs, parts, and attachments, improvements, and accessions thereto.

American Tire Distributors, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	2011 3400895	09/01/2011	Lease of equipment

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2011 3412304	09/02/2011	Lease of equipment

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2011 3456368	09/08/2011	Lease of equipment

American Tire Distributors, Inc.	Toyota Motor Credit Corporation	Delaware Secretary of State	20112906800	10/11/2011	Lease of equipment

American Tire Distributors, Inc.	Bank of the West, Trinity Division	Delaware Secretary of State	2011 4161132	10/27/2011	Lease of equipment

American Tire Distributors, Inc.	Bank of the West, Trinity Division	Delaware Secretary of State	2011 4850163	12/16/2011	Lease of equipment

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2012 0335499	01/26/2012	Lease of equipment

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2012 0335671	01/26/2012	Lease of equipment

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2012 2149088	06/05/2012	Lease of equipment

American Tire Distributors, Inc.	Winthrop Capital	Delaware Secretary of State	2012 3106806	08/10/2012	Lease of equipment

American Tire Distributors, Inc.	CISCO Systems Capital Corporation	Delaware Secretary of State	2012 3563097	09/14/2012	Lease of equipment, all insurance, warranty, rental and other claims and rights to payment and chattel payment arising out of such equipment, all books and records relating to the foregoing. Together with all substitutions, replacements, upgrades, repairs, parts and attachments, improvements and accessions thereto.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral

Am-Pac Tire Dist., Inc.	Bridgestone/Firestone, Inc.	California Secretary of State	9903960563	02/01/1999 Continued 01/14/2004 01/19/2009

All of Debtor’s inventory manufactured or sold by or bearing the brand or trademark of secured party, wherever located, now owned or hereafter acquired. All proceeds therefrom, including accounts, chattel paper, contract rights

NOTE: Subject to Intercreditor Agreement dated August 14, 2001 by and between Secured Party and Agent, as amended.

Am Pac Tire Dist., Inc.	NMHG Financial Services, Inc.	California Secretary of State	0025260359	09/07/2000 Continued 06/30/2005 07/01/2005 06/23/2010	Lease of equipment, all accessions, additions, replacements, and substitutions thereto and therefor and all proceeds including insurance proceeds, thereof.

Am-Pac Tire Dist. Inc.	Inter-Tel Leasing, Inc.	California Secretary of State	07-7136889998	11/14/2007	Lease of equipment, substitutions, modifications and replacements

Tire Wholesalers, Inc.	Bridgestone Americas Tire Operations, LLC	Washington Department of Licensing	95-100-0303	04/10/1995 Continued: 03/27/2000 03/07/2005 02/08/2010

All of Debtor’s inventory manufactured or sold by or bearing the brand or trademark or secured party, wherever located, now owned or hereafter acquired. All proceeds therefrom, including accounts, chattel paper, contract rights, general intangibles, instruments, insurance proceeds, and deposit accounts and other rights to payment, and Debtor’s books and records, to secure payment of all Debtor’s indebtedness owed to Secured Party.

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral
NOTE: Subject to Intercreditor Agreement dated August 14, 2001 by and between Secured Party and Agent, as amended.

2.	Fixture Filings:

Debtor	Secured Party	Jurisdiction	File No.	Date Filed	Collateral/ Filing History
Firestone of Denham Springs, Inc.	Hancock Bank of Louisiana	Iberville Parish, Louisiana	Book 475, Page 168	07/25/2008	Multiple Indebtedness Mortgage (fixture filing)

Schedule 6.04

Existing Investments

1.	American Tire Distributors Holdings, Inc. owns 1,000 shares of Common Stock, $0.01 par value, of American Tire Distributors, Inc.

2.	American Tire Distributors, Inc. owns 1,200 shares of Common Stock, $0.00 par value, of Am-Pac Tire Dist. Inc.

3.	Am-Pac Tire Dist. Inc. owns 7,000 shares of Common Stock, $0.00 par value, of Tire Pros Francorp.

4.	American Tire Distributors, Inc. owns 100 shares of Tire Wholesalers, Inc.

5.	American Tire Distributors, Inc. owns 100 shares of ATD Acquisition Co. IV.

6.	ATD Acquisition Co. IV owns 3,300 shares of Firestone of Denham Springs, Inc.

7.	American Tire Distributors, Inc. owns 1 shares of ATD Acquisition Co. V Inc.

8.	Investments in American Car Care Centers, Inc., with a reported redemption value of $992,982.34 as November 2012 in the name of American Tire Distributors, Inc., Am-Pac Tire Dist Inc. and Tire Wholesalers, Inc.

9.	Investments in Del-Nat Corporation Debentures in the aggregate principal amount of approximately $316,368.35 as of November 2012, plus accrued interest.

Schedule 6.05

Specified Asset Sales

The Company intends to list for sale its properties located at 51 Moreland Avenue, Simi Valley, CA , 332 Dodd Boulevard, Rome, GA and 4301 Wilkinson Blvd, Charlotte, NC.

Schedule 6.09

Transactions with Affiliates

1.	Shared Services Support Agreement, dated May 3, 2010, between American Tire Distributors, Inc. and Tire Pros Francorp.

2.	Transaction and Monitoring Fee Letter, dated as of May 28, 2010, between TPG Capital, L.P. and American Tire Distributors, Inc.

Schedule 6.10

Existing Restrictions

None.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s)

4.	Agent:	Bank of America, N.A., as the administrative agent and the collateral agent under the Credit Agreement.

Credit Agreement:

The Sixth Amended and Restated Credit Agreement dated as of November     , 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”).

[1]	Select as applicable.

Assigned Interest:

Aggregate Amount of [Canadian][U.S.] Commitment/Loans	Amount of [Canadian][U.S.] Commitment/Loans Assigned	CUSIP
$	$
$	$
$	$

Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available [Canadian][United States] Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

2

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

Effective Date:             , 20            [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

3

Consented to and Accepted:

BANK OF AMERICA, N.A. as Agent

By:
Name:
Title:

[APPLICABLE ISSUING BANK],[2] as Issuing Bank

By:
Name:
Title:

[APPLICABLE ISSUING BANK] as Issuing Bank

By:
Name:
Title:

[Consented to:][3]

[AMERICAN TIRE DISTRIBUTORS, INC.]

By:
Name:
Title:

[2]	Pursuant to Section 9.04, each Applicable Issuing Bank is required to consent to an assignment under the Credit Agreement.
[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

4

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its [Canadian][U.S.] Commitment, and the outstanding balances of its [Canadian][U.S.] Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Sections 3.04(a) and 3.04(b) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

2

EXHIBIT B

[FORM OF]

BORROWING BASE CERTIFICATE

[See Attached]

[To be finalized and provided by Bank of America and Borrowers.]

TRIWEST TRADING (CANADA) LTD.

PRO FORMA CONSOLIDATED MONTHLY BORROWING BASE

10/31/12

1. Accounts Receivable Balance from previous certificate:			$—

a. Plus: Total Additions		$—
b. Less: Total Reductions		$—
2. New Accounts Receivable Balance as of this certificate:			44,789,187

3. Less: Total Ineligibles per attached exclusion sheet dated 31-Oct-12		$—

4. Total Eligible Accounts Receivable			$44,789,187

Advance Rate			60.00%
5. Total Available Accounts Receivable before Dilution Reserve:			$26,873,512

6. Less: Dilution Reserve		0.00%	$—

7. Total Accounts Receivable Availability:			$26,873,512

8. Total Tire Inventory			$57,651,001

9. Total Non-Tire Inventory			$—

Advance Rate			40.00%
10. Total Inventory Availability (Line 8 + 9)			$23,060,400

11. Total Accounts Receivable & Inventory Availability: (Line 7 + 10)			$49,933,912

12. Less Rent Reserves and Availability reserves (as designated by Agent)
Rent reserves	50,000
Provincial taxes:
PST Payable	6,531
GST Payable	1,769,287

Total	1,825,818		$1,825,818
13. Subtotal Formula Gross Availability (Line 11-13)				$48,108,094
14. Total Revolving Credit Commitment - For Canadian Initial Borrowing Base, lesser of Formula Gross Availability and $40,000,000				$40,000,000
15. Lessor of Line 14 or 15					$40,000,000
16. Outstanding Revolver Balance					—
17. Outstanding Letters of Credit
None	Expiration Date N/A
					$—

18. Total Outstanding Revolver and Letters of Credit					$—
19. Net Availability or Overadvance:					$40,000,000

(A) Formula availability equals availability as defined in subsection (b) of the definition of Borrowing Base per the Sixth Amended and Restated Credit Agreement dated 11/30/12.

(B) Commitment availability equals availability as defined in subsection (a) of the definition of Borrowing Base per Sixth Amended and Restated Credit Agreement dated 11/30/12.

The undersigned acknowledges that it has, for value received, pledged, sold, assigned and transferred to Bank of America, N.A. as Administrative Agent (1) the claims or accounts receivable described and set forth on this statement or in the statements attached hereto, together with all monies now due or to become due thereon, all guaranties and security therefore, and all right, title and interest of the undersigned in the merchandise, including the right of stoppage in transit, with full power to collect and/or compromise the same or otherwise deal with the same in its own name or otherwise as though it were absolute owner thereof for all purposes, and (2) all other “Collateral” under and as such term is defined in the Loan and Security Agreement to which the undersigned and said Administrative Agent are parties. Said claims, accounts, money, merchandise and other Collateral have been assigned as collateral security for indebtedness and liabilities of the undersigned to the Administrative Agent and certain other Lenders as more fully provided in the aforesaid Loan and Security Agreement, subject to all the covenants, terms and provisions thereof.

American Tire Distributors, Inc.

	By:	/s/ Jason T. Yaudes
Jason T. Yaudes
Client: JHH		Executive VP and CFO

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Sixth Amended and Restated Credit Agreement dated as of November     , 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     of the Company and a Financial Officer of the Company;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose the existence during or at the end of the accounting period covered by the attached financial statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below the details thereof and any actions taken or proposed to be taken with respect thereto];

4. Schedule I attached hereto sets forth reasonably detailed calculations and the basis of any cost savings added back to EBITDA pursuant to the provisions of clause (a)(xii) of the definition thereof;

5. [For annual and quarterly certificates, add: Schedule II attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Trigger Event then exists) as the end of the accounting period covered by the attached financial statements;]

6. [For annual certificates, add: Schedule III sets forth a list of names of all Immaterial Subsidiaries, each Subsidiary set forth on Schedule III individually qualifies as an Immaterial Subsidiary and all Domestic Subsidiaries and all Canadian Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10% of the Total Assets of the Company and the Subsidiaries at the end of the accounting period covered by the attached financial statements and represented (on a contribution basis) less than 10% of EBITDA for such period;]

7. [For annual certificates, add: Schedule IV sets forth a list of names of all Unrestricted Subsidiaries and each Subsidiary set forth on Schedule IV individually qualifies as an Unrestricted Subsidiary;]

8. [For annual and quarterly certificates, add: Schedule V sets forth a list of Permitted Acquisitions consummated during the preceding fiscal quarter, each described in reasonable detail.]

The description below sets forth the exceptions, if any, to paragraph 3 hereof by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this day of             , 20        .

AMERICAN TIRE DISTRIBUTORS, INC., as Borrower Agent

By:
Name:
Title:

2

SCHEDULE I

to Compliance Certificate

Calculation of EBITDA Adjustments

EBITDA calculation:

Net Income for the applicable period:		$

plus, (a) without duplication and to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for the applicable period:

(i)	Interest Expense for the applicable period:	$

(ii)	provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds):	$

(iii)	depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs):	$

(iv)	Non-Cash Charges:	$

(v)	extraordinary, unusual or non-recurring charges (including fees and expenses relating thereto):	$

(vi)	cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions before and after the Effective Date) incurred during any period on or prior to the second anniversary of the Effective Date; provided that, the aggregate amount of restructuring charges, accruals or reserves incurred under this clause (vi) in such Test Period shall not exceed, when combined with the aggregate amount of cost savings added pursuant to clause (xii) below in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period, 25% of EBITDA for any such Test Period ending on or prior to November 16, 2014, and 20% of EBITDA for any Test Period thereafter (in each case, calculated without giving effect to any adjustments made pursuant to this clause (vi), clause (xii) below, or Pro Forma Adjustments):	$

(vii)	the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Net Income):	$

(viii)	the amount of management, monitoring, consulting and advisory fees, (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period to (or on behalf of) the Sponsor, to the extent otherwise permitted by Sections 6.09 and 6.11(c):	$

(ix)	losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business):	$

(x)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed during such period to the capital of the Company or Net Cash Proceeds of an issuance of Qualified Equity Interests:	$

(xi)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back:	$

(xii)	in connection with any restructuring of Holdings and its Subsidiaries not in the ordinary course, the amount of cost savings resulting from, or expected by the Company in good faith to be realized as a result of, actions taken or committed to be taken pursuant to a factually supportable plan, in each case in connection with such restructuring prior to the time that EBITDA is to be determined for such period (which cost savings shall be added to EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, as certified to the Agent on a Pro Forma Adjustment Certificate, (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed for any Test Period, (i) the actual cost savings expected in good faith to be realized as a result of such actions during such Test Period commencing with the date EBITDA is being determined (as opposed to the annualized impact of cost savings) and (ii) when combined with the aggregate amount of restructuring charges, accruals or reserves incurred under clause (vi) above in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period,	$

2

              25% of EBITDA for any such Test Period ending on or prior to November 16, 2014, and 20% of EBITDA for any Test Period thereafter (in each case, calculated without giving effect to any adjustments made pursuant to clause (vi) above, this clause (xii), or Pro Forma Adjustments)):

less, (b) without duplication and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period):	$

(ii) gains on asset sales, disposals and abandonments (other than asset sales, disposals and abandonments in the ordinary course of business):	$

(iii)         the amount of any minority interest income (or income (loss) allocable to non-controlling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted) in such period in arriving at Net Income:

$

(iv)         cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of EBITDA pursuant to paragraph (a) above for any previous period and not deducted:

$

(v) extraordinary, unusual and non-recurring gains (less all fees and expenses relating thereto):	$

EBITDA for the applicable period:	$

3

SCHEDULE II

to Compliance Certificate

Calculations of the Fixed Charge Coverage Ratio of

the Company and its Subsidiaries

Fixed Charge Coverage Ratio calculation:

The ratio of:

(i)(A) EBITDA of the Company and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination:	$

(B) plus only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.02, Permitted Cure Securities:	$

(C)          minus taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of the Company and its Subsidiaries paid in cash during such Test Period:

$

(D) minus Unfinanced Capital Expenditures made by the Company and its Subsidiaries during such Test Period:	$

to:

(ii) Fixed Charges payable by the Company and its Subsidiaries in cash during such Test Period	$

Fixed Charge Coverage Ratio for the applicable period:	$

SCHEDULE III

to Compliance Certificate

Immaterial Subsidiaries

SCHEDULE IV

to Compliance Certificate

Unrestricted Subsidiaries

SCHEDULE V

to Compliance Certificate

Permitted Acquisitions

EXHIBIT D

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,         , 20    , is entered into between             , a             (the “New Subsidiary”) and BANK OF AMERICA, N.A., as Agent, under that certain Sixth Amended and Restated Credit Agreement dated as of November     , 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a [Canadian Borrower][Canadian Guarantor][U.S. Borrower][Canadian Obligations Guarantor][U.S. Guarantor] for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a [Canadian Borrower][Canadian Guarantor][U.S. Borrower][Canadian Obligations Guarantor][U.S. Guarantor] thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, [and] (c) [all of the terms and conditions set forth in the Credit Agreement to the same extent as each of the other [Canadian Borrowers][Canadian Guarantors][U.S. Borrowers][U.S. Guarantors] as if it had been a party thereto as a [Canadian Borrower][Canadian Guarantor][U.S. Borrower][U.S. Guarantor] and does hereby assume each of the obligations imposed upon a [Canadian Borrower][Canadian Guarantor][U.S. Borrower][U.S. Guarantor] under the Credit Agreement, and [(d)] [all of the [Canadian Guaranteed Obligations][U.S. Guaranteed Obligations] set forth in Article X of the Credit Agreement]. [Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Agent and the Lenders, the prompt payment of the [Canadian Guaranteed Obligations][U.S. Guaranteed Obligations] in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Article X of the Credit Agreement].

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with the Credit Agreement including, without limitation, a joinder agreement with respect to the Security Agreement.

3. The New Subsidiary hereby agrees that each reference in the Credit Agreement to a [“Canadian Borrower”][“Canadian Guarantor”][“U.S. Borrower”][“Canadian Obligations Guarantor”][“U.S. Guarantor”] shall also mean and be a reference to the New Subsidiary.

4. [The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary].

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:
BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

2

EXHIBIT E

[FORM OF]

LETTER OF CREDIT REQUEST

[Applicable Issuing Bank],1

as Issuing Bank

Attention:	[Name]
[Address]
Fax: [•]

with a copy to:	Bank of America, N.A.,
as Agent for the Lenders referred to below,

Attention:	[Name]
[ ]
Fax: [•]

[Date]

Ladies and Gentlemen:

We hereby request that [•]2, as an Issuing Bank, in its individual capacity, issue a [Standby][Commercial] Letter of Credit on [•]3, which Letter of Credit shall be denominated in [United States][Canadian] Dollars, shall be in the aggregate amount of [•]4 and shall be for the account of [•]5. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in that certain Sixth Amended and Restated Credit Agreement dated November __, 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”), shall have the respective meaning assigned to such terms in the Credit Agreement. The beneficiary of the requested Letter of Credit is [•]6, and such Letter of Credit will be in support of [•]7 and will have a stated expiration date of [•]8.

[1]	Insert name and address of the Applicable Issuing Bank.
[2]	Insert name of the Applicable Issuing Bank.
[3]	Insert date of issuance, which must be a Business Day.
[4]	Insert aggregate initial amount of the Letter of Credit.
[5]	Insert name of account party, which must be the Company or, so long as the Company is a joint and several co-applicant, a subsidiary of the Company.
[6]	Insert name and address of beneficiary.
[7]	Insert brief description of obligation(s) to be supported by the Letter of Credit.
[8]	Date may not be later than the date referred to in Section 2.06(c) of the Credit Agreement.

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title:

2

EXHIBIT F-1

[FORM OF]

BORROWING REQUEST

Bank of America, N.A.,

as Agent for the Lenders referred to below,

[            ]

Attention: [•]

[Date]1

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of November __, 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned Borrower Agent hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which shall be a Business Day)

(B) Principal Amount of Borrowing[2]

(C) Type of Borrowing[3]

[1]	Must be notified in writing (a) in the case of an Interest Period Loan other than a Canadian BA Rate Loan, not later than 12:00 noon, New York City time, two (2) Business Days before the date of the proposed Borrowing, (b) in the case of a Canadian BA Rate Loan, not later than 12:00 noon, Toronto, Ontario time, three (3) Business Days before the date of the proposed Borrowing, or (c) in the case of a Floating Rate Loan (including any such notice of a Floating Rate Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) of the Credit Agreement), not later than 12:00 noon, New York City time, or with respect to Canadian Prime Rate Loans or Canadian Base Rate Loans, 12:00 noon, Toronto, Ontario time, on the date of the proposed Borrowing.
[2]	Not less than an aggregate principal amount as indicated in Section 2.02(c) and in an integral multiple as indicated therein.
[3]	Specify a Floating Rate Loan or an Interest Period Loan (and if not specified, such Borrowing shall be deemed a request for (A) ABR Loans if requested for or on behalf of a U.S. Borrower, and (B) Canadian Prime Rate Loans if requested for and on behalf of a Canadian Borrower, unless the request specifies such Loans are to be denominated in Dollars in which case it shall be deemed a request for Canadian Base Rate Loans).

(D) Currency of Borrowing[4]

(E) Interest Period[5]

(F) Account Number and Location

(G) Identity of Borrower for Borrowing

[AMERICAN TIRE DISTRIBUTORS, INC.]

By:
Name:
Title:

[4]	If not specified, such Borrowing shall be deemed a request for (A) ABR Loans in Dollars if on behalf of a U.S. Borrower, and (B) Canadian Prime Rate Loans in Canadian Dollars if on behalf of a Canadian Borrower.
[5]	The initial Interest Period applicable to an Interest Period Loan shall be subject to the definition of “Interest Period”, and, if not specified, the Interest Period requested shall be deemed a request for an Interest Period Loan with an Interest Period of one month’s duration.

EXHIBIT F-2

[FORM OF]

SWINGLINE LOAN REQUEST

Bank of America, N.A.,

as Agent for the Lenders referred to below,

[            ]

Attention: [•]

[Date]1

Ladies and Gentlemen:

Reference is made to the Sixth Amended and Restated Credit Agreement dated as of November     , 2012, among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned Borrower Agent hereby gives you notice pursuant to Section 2.05 of the Credit Agreement that it requests a Swingline Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Swingline Loan is requested to be made:

(A) Date of Swingline Loan (which shall be a Business Day)

(B) Principal Amount[2] and Currency[3] of Swingline Loan

[1]	Must be notified by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, or, with respect to Canadian Swingline Loans, 1:00 p.m., Toronto, Ontario time, on the day of a proposed Swingline Loan to such Borrower.
[2]	The aggregate principal amount of outstanding U.S. Swingline Loans shall not exceed $85,000,000, and the aggregate principal amount of outstanding Canadian Swingline Loans shall not exceed the Dollar Equivalent of $6,000,000.
[3]	The currency shall be Dollars in the case of any Swingline Loan made to a U.S. Borrower or U.S. Dollars or Canadian Dollars in the case of a Swingline Loan made to a Canadian Borrower.

(C) Currency of Swingline Loan[4]

(D) Account Number and Location

[AMERICAN TIRE DISTRIBUTORS, INC.]

By:
Name:
Title:

[4]	If not specified, such Swingline Loan shall be deemed a request for (A) ABR Loans in Dollars if on behalf of a U.S. Borrower, and (B) Canadian Prime Rate Loans in Canadian Dollars if on behalf of a Canadian Borrower.

EXHIBIT G-1

[FORM OF]

CANADIAN REVOLVING NOTE

U.S. $[ ]	New York, New York [•], 20[•]

FOR VALUE RECEIVED, the undersigned,                     , a             organized under the laws of             (“Canadian Borrower”), hereby unconditionally promises to pay to [            ] (the “Canadian Revolving Lender”) or its registered assigns, at the office of Bank of America, N.A. (the “Agent”) at [            ], on the dates and in the amounts set forth in the Sixth Amended and Restated Credit Agreement dated as of November __, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), Canadian Borrower, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”), in immediately available funds, the aggregate unpaid principal amount of all Canadian Revolving Loans made by the Canadian Revolving Lender to Canadian Borrower pursuant to the Credit Agreement and unconditionally promises to pay interest from the date of such Canadian Revolving Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Principal of and interest on this promissory note from time to time outstanding shall be due and payable as provided in the Credit Agreement. This promissory note is issued pursuant to and evidences Canadian Revolving Loans under the Credit Agreement, to which reference is made for a statement of the rights and obligations of the Canadian Revolving Lender and the duties and obligations of Canadian Borrower. The Credit Agreement contains provisions for acceleration of the maturity of this promissory note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this promissory note is hereby authorized by Canadian Borrower to record on a schedule annexed to this promissory note (or on a supplemental schedule) the amounts owing with respect to Canadian Revolving Loans, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this promissory note or any obligations of Canadian Borrower hereunder or under any other Loan Documents.

Time is of the essence of this promissory note. Canadian Borrower and all endorsers, sureties and guarantors of this promissory note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this promissory note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this promissory note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Canadian Borrower agrees to pay, and to save the holder of this promissory note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this promissory note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this promissory note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under applicable law. If any such excess amount is inadvertently paid by Canadian Borrower or inadvertently received by the holder of this promissory note, such excess shall be returned to Canadian Borrower or credited as a payment of principal, in accordance with the Credit Agreement. It is the intent hereof that Canadian Borrower not pay or contract to pay, and that holder of this promissory note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Canadian Borrower under applicable law.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[ ], as Canadian Borrower

By:
Name:
Title:

EXHIBIT G-2

[FORM OF]

U.S. REVOLVING NOTE

$[ ]	New York, New York [•], 20[•]

FOR VALUE RECEIVED, the undersigned, AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”), AM-PAC TIRE DIST. INC., a California corporation, and certain Domestic Subsidiaries that are borrowers pursuant to Section 5.11(a) of the Credit Agreement (collectively, the “U.S. Borrowers”), hereby unconditionally and jointly and severally promise to pay to [            ] (the “U.S. Revolving Lender”) or its registered assigns, at the office of Bank of America, N.A. (the “Agent”) at [            ], on the dates and in the amounts set forth in the Sixth Amended and Restated Credit Agreement dated as of November __, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada, each subsidiary of the Company from time to time party thereto, the Lenders parties thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”), in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all U.S. Revolving Loans made by the U.S. Revolving Lender to the U.S. Borrowers pursuant to the Credit Agreement and unconditionally and jointly and severally promise to pay interest from the date of such U.S. Revolving Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Principal of and interest on this promissory note from time to time outstanding shall be due and payable as provided in the Credit Agreement. This promissory note is issued pursuant to and evidences U.S. Revolving Loans under the Credit Agreement, to which reference is made for a statement of the rights and obligations of U.S. Revolving Lender and the duties and obligations of the U.S. Borrowers. The Credit Agreement contains provisions for acceleration of the maturity of this promissory note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this promissory note is hereby authorized by the U.S. Borrowers to record on a schedule annexed to this promissory note (or on a supplemental schedule) the amounts owing with respect to U.S. Revolving Loans, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this promissory note or any obligations of the U.S. Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this promissory note. Each U.S. Borrower and all endorsers, sureties and guarantors of this promissory note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this promissory note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this promissory note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. The U.S. Borrowers jointly and severally agree to pay, and to save the holder of this promissory note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this promissory note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this promissory note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under applicable law. If any such excess amount is inadvertently paid by the U.S. Borrowers or inadvertently received by the holder of this promissory note, such excess shall be returned to the U.S. Borrowers or credited as a payment of principal, in accordance with the Credit Agreement. It is the intent hereof that the U.S. Borrowers not pay or contract to pay, and that holder of this promissory note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the U.S. Borrowers under applicable law.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

AMERICAN TIRE DISTRIBUTORS, INC., as a U.S. Borrower

By:
Name:
Title:

AM-PAC TIRE DIST., INC., as a U.S. Borrower

By:
Name:
Title:

[ ], as a U.S. Borrower

By:
Name:
Title:

EXHIBIT H

Form of Vendor Lien Subordination Agreement

This VENDOR LIEN SUBORDINATION AGREEMENT is made on             , 201_, between BANK OF AMERICA, N.A., a national banking association, in its capacities as administrative and collateral agent (together with its successors in such capacities, the “Agent”) for the Lenders (as hereinafter defined), and             , a             (the “Trade Creditor”).

Recitals:

American Tire Distributors, Inc., a Delaware corporation (“ATD”), Am-Pac Tire Dist. Inc., a California corporation (“Am-Pac”), ATD Acquisition Co. V Inc., a corporation organized under the laws of Canada (“Canadian Borrower”), and each other subsidiary of ATD party thereto in its capacity as a borrower (together with ATD, Am-Pac, Canadian Borrower, and each other Person that hereafter becomes a “Borrower” under and as defined in the Credit Agreement are collectively referred to herein as the “Borrowers”) or as a guarantor (collectively with the Borrowers, the “Loan Parties”), are parties to a certain Sixth Amended and Restated Credit Agreement dated as of November         , 2012 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the financial institutions party thereto from time to time (the “Lenders”), the Agent and the other parties named therein.

Pursuant to the terms of the Credit Agreement, the Lenders have heretofore made and may from time to time hereafter make loans and other extensions of credit to the Borrowers, which loans and extensions of credit directly and indirectly benefit all of the Loan Parties. As security for the repayment by the Borrowers of such loans and other extensions of credit, each Loan Party has granted or will hereafter grant to the Agent, for its benefit and the benefit of the Lenders, a security interest, and hypothec on, in substantially all of such Loan Party’s personal property, including all of such Loan Party’s Inventory (as hereinafter defined) and all proceeds thereof.

Pursuant to the terms of [Name and date of Trade Creditor’s Security Agreement] (as amended to date and as the same may be further amended, restated, modified or supplemented from time to time, the “Trade Security Agreement”), each Loan Party has granted or may hereafter grant to the Trade Creditor a security interest in, and hypothec on, all Inventory (as hereinafter defined) consisting of tires sold to such Loan Party by the Trade Creditor and bearing any brand name or trademark used by the Trade Creditor now or in the future (such Inventory is referred to herein as the “Branded Inventory”).

The Borrowers have requested that the Lenders extend credit to or for the benefit of the Loan Parties based, in part, on the value of the Branded Inventory, which extensions of credit will directly and indirectly benefit the Trade Creditor. As an inducement to the Lenders to so extend credit, the Loan Parties and the Trade Creditor have agreed to enter into this Agreement with the Agent for the purpose of establishing the priorities of the Trade Creditor’s and the Agent’s respective Liens on the Branded Inventory and to set forth certain other agreements between the Trade Creditor and the Agent.

Accordingly, in consideration of the foregoing premises, the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

1. Definitions; Rules of Construction.

(a) In addition to the terms defined in the recitals hereto, as used in this Agreement, the following terms shall have the following meanings for the purposes of this Agreement:

“Account” shall have the meaning given to the term “account” in the UCC or in the PPSA, as applicable.

“Bankruptcy Case” shall mean any case or proceeding hereafter commenced by or against any Loan Party under any applicable Insolvency Law.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed under the laws of the State of New York.

“Chattel Paper” shall have the meaning given to the term “chattel paper” in the UCC or in the PPSA, as applicable.

“Collateral” shall mean and collectively include all of the following property of each Loan Party, whether now existing or hereafter created or acquired (and whether acquired prior to or during the pendency of any Bankruptcy Case), wherever located: all Accounts, Inventory (including all Branded Inventory), General Intangibles, Documents, Instruments and Chattel Paper, and the proceeds and products of all of the foregoing.

“Document” shall have the meaning given to the term “document” in the UCC or “document of title” in the PPSA, as applicable.

“Enforcement Action” shall mean and include any remedy available to Lenders under any of the Senior Creditor Documents or applicable law to enforce collection of any of the Senior Obligations following the occurrence of any Event of Default, and any remedy available to the Trade Creditor under any of the Trade Creditor Documents or applicable law to enforce collection of any the Trade Obligations following the occurrence of an Event of Default, including, in each case, (a) the commencement of any action, suit or other proceeding against a Loan Party to enforce payment of any of the Senior Obligations or Trade Obligations; (b) the repossession, foreclosure upon or other act to realize upon any of the Collateral; (c) any notification by a party to any account debtor on any Account to remit payments with respect to such Account to the notifying party; and (d) any involuntary petition for relief against a Loan Party under an applicable Insolvency Law or a petition, proceeding, or suit for the appointment of a receiver, interim receiver, trustee, or other custodian for a Loan Party or any of a Loan Party’s assets.

“Event of Default” shall mean an event or condition that constitutes a default or an event of default under the Senior Credit Documents or the Trade Creditor Documents.

“General Intangibles” shall have the meaning given to the term “general intangibles” in the UCC or in the PPSA, as applicable, and shall include all tax refund claims, patents, patent applications, copyrights, trademarks, tradenames, trade secrets, service marks and choses in action.

“Insolvency Law” shall means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or other applicable bankruptcy, insolvency, receivership, winding up, arrangement, or similar law now or hereafter in effect.

“Instrument” shall have the meaning given to the term “instrument” in the UCC or in the PPSA, as applicable.

“Inventory” shall have the meaning given to the term “inventory” in the UCC or in the PPSA, as applicable.

“Lien” shall mean any security interest, hypothec, statutory lien, judgment lien, common law lien, equitable lien, prior claim, or other interest in, or charge or encumbrance on, any of the Collateral.

“Person” shall mean any natural person, sole proprietorship, corporation, partnership, limited liability company, unlimited liability company, joint venture, business trust, other business entity, or any governmental unit, agency, bureau or political subdivision.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder, as amended from time to time, provided if validity, perfection and effect of perfection and non-perfection of the Agent’s security interest in or Lien on any Collateral of any Canadian Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Senior Creditor Documents” shall mean and include the Credit Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Senior Obligations, executed by a Loan Party in favor of the Agent, for its benefit and the benefit of the Lenders and their affiliates.

“Senior Obligations” shall mean and include all liabilities and obligations of the Loan Parties to the Agent, and the Lenders and their affiliates, whether now or hereafter created, incurred or arising, and whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, joint or several, or incurred during the pendency of a Bankruptcy Case or thereafter, including all liabilities now or at any time or times hereafter owing to the Agent, the Lenders and their affiliates under any of the Senior Creditor Documents.

“Trade Creditor Documents” shall mean and include the Trade Security Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Trade Obligations.

“Trade Debt” shall mean, at any time, the outstanding trade debt then owing to the Trade Creditor by the Loan Parties arising out of the Loan Parties’ purchases of Branded Inventory on open account.

“Trade Obligations” shall mean and include the Trade Debt and all other liabilities and obligations of the Borrowers to the Trade Creditor, whether now or hereafter created, incurred or arising, including all liabilities now or at any time hereafter owing to the Trade Creditor under any of the Trade Creditor Documents.

“UCC” shall mean the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the creation or perfection of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

(b) All references to any instrument or agreement, including any of the Trade Creditor Documents or the Senior Creditor Documents, shall mean and include all amendments and modifications thereto and renewals and restatements thereof; all references to any statute shall mean and include all amendments thereto and all regulations issued pursuant thereto; and the words “including” and “include” shall mean “including, without limitation” and “include, without limitation.”

2. Consents to Liens. The Trade Creditor’s Lien on the Branded Inventory as security for the Trade Obligations is a permitted Lien under the Credit Agreement; the existence of such Lien does not constitute an Event of Default under any of the Senior Creditor Documents. The Trade Creditor shall not request, accept or receive any Lien or other interest in or on any of the Collateral except for Branded Inventory and to the extent that the Trade Creditor currently has a Lien on other Collateral, the Trade Creditor is hereby deemed to have released, discharged, and terminated such Lien and agrees to execute any and all documentation requested by the Agent to evidence such release, discharge, and termination. Without limiting the generality of the foregoing, the Trade Creditor acknowledges and agrees that it shall not have a Lien on any proceeds of the Branded Inventory. The Trade Creditor hereby consents to each Loan Party’s grant of Liens on all of the Collateral to the Agent, for its benefit, the Lenders and their affiliates, as security for the Senior Creditor Obligations and agrees that the existence of any such Liens shall not constitute an Event of Default under any of the Trade Creditor Documents.

3. Priority of Liens.

(a) The Trade Creditor and the Agent agree at all times, whether before, after or during the pendency of any Bankruptcy Case and notwithstanding the priorities which would ordinarily result from the order of granting or perfection or opposability of any Liens, the order of filing, registering, publishing, or recording of any financing statements or similar registrations, or the priorities that would otherwise apply under applicable law, that (i) the Agent’s Liens on the Collateral constitute first priority Liens on such property to secure the Senior Obligations and shall be superior to any Lien or other interest of the Trade Creditor in or on the same property arising pursuant to the Trade Creditor Documents, by operation of law or otherwise; and (ii) any Lien or other interest at any time acquired by the Trade Creditor in or on any of the Collateral shall be subordinate to the Liens of the Agent therein or thereon, and the Trade Creditor hereby cedes priority and preference of rank of its Liens to the Agent’s Liens on such Collateral.

(b) For purposes of the foregoing priorities, any claim of a right of setoff or compensation by the Trade Creditor shall be treated in all respects as a Lien and no claim to right of setoff or compensation by the Trade Creditor shall be asserted to defeat or diminish the rights or priorities provided for herein in favor of the Agent.

(c) If for any reason any Lien granted or conveyed by a Loan Party to the Agent pursuant to the Senior Creditor Documents or otherwise is set aside or otherwise declared ineffective, in whole or in part, by any court of competent jurisdiction, and if as a consequence thereof the Trade Creditor becomes entitled to receive any proceeds from any of the Collateral or on account of the Trade Creditor’s Lien on any of the Collateral, then any such payments or proceeds received by the Trade Creditor shall be used by it to purchase a junior participation in the Senior Obligations pursuant to a junior participation agreement in form and content satisfactory to the Agent but in all events providing that the Lenders’ retained interest in the Senior Obligations (including both principal and interest) and all costs and expenses incurred by the Agent and the Lenders (including attorneys’ fees) in attempting to collect the Senior Obligations or to realize upon any of the Collateral shall be paid in full before the Trade Creditor shall be entitled to any payment on account of its junior participation and the Trade Creditor’s junior participation will be without recourse of any kind to the Agent or any Lender except for the Agent’s or any Lender’s gross negligence or willful misconduct after the date of the Trade Creditor’s purchase of such junior participation.

(d) In no event shall the Trade Creditor institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of the Agent on any of the Collateral is invalid, unperfected, unopposable, or avoidable, or is or should be subordinated to the interests of any other Person. In no event shall the Agent or any Lender institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or proceeding seeking a determination that the Lien of the Trade Creditor on any of the Collateral is invalid, unperfected, unopposable, or avoidable, or is or should be subordinated to the interests of any Person other than the Agent under the terms hereof.

(e) If at any time the Agent shall subordinate, in whole or in part, its Lien upon any of the Collateral to or in favor of any other Person, the priority of the Agent’s Lien on the Collateral with respect to the Lien of the Trade Creditor shall not be affected thereby and the Agent’s Lien shall continue to be superior to the Trade Creditor’s Lien on the Collateral as provided in paragraph 3(a) of this Agreement.

4. Standby as to Certain Actions. The Trade Creditor agrees that it will not ask for, demand, sue for, collect, take, receive, or repossess any of the Branded Inventory or other Collateral from any Loan Party by setoff, compensation, or in any other manner, or otherwise take any Enforcement Action with respect to the whole or any part of the Collateral, whether by judicial action or under power of sale, by enforcement of hypothecary recourse, by self-help repossession or otherwise, unless and until all of the Senior Obligations have been paid finally and in full and the Lenders’ commitments to extend further credit to or for the benefit of the Borrowers have been terminated. If the Trade Creditor, in violation of the terms hereof, initiates any Enforcement Action against a Loan Party or any of the Collateral, the Agent may interpose this Agreement and demand specific performance of the terms hereof.

5. Agent’s Rights Exclusive. The Agent, on behalf of the Lenders, shall have the exclusive right to collect, foreclose upon, enforce a hypothecary recourse in respect of, sell, transfer, liquidate or otherwise dispose of any or all of the Collateral as provided in the Senior Creditor Documents or by applicable law, in the manner deemed appropriate by the Agent and the Lenders, without regard to any Liens of the Trade Creditor thereon, and the Trade Creditor will not hinder the Agent’s actions in enforcing its remedies or taking any Enforcement Action with respect to the Collateral; provided, however, that after payment in full of all of the Senior Obligations and the termination of the Lenders’ commitments to extend further credit to or for the benefit of the Borrowers, the Agent shall deliver to the Trade Creditor (unless otherwise restricted by applicable law or by any order issued by a court in the proper exercise of its jurisdiction and subject in all events to the Agent’s receipt of an indemnification from the Trade Creditor of all liabilities arising from such delivery) for application to the Trade Obligations any proceeds remaining from the sale or other disposition of the Collateral. To the fullest extent permitted by applicable law, the Trade Creditor waives any requirement on the part of the Agent or any Lender to conduct any sale or other disposition of any of the Collateral in a commercially reasonable manner, and the Agent shall be fully authorized to sell or otherwise dispose of any or all of the Collateral in the manner deemed appropriate by the Agent and the Lenders, including by the exercise of any right the Agent may have to accept any or all of the Collateral in total or partial satisfaction of any of the Senior Obligations in accordance with the UCC, PPSA, or otherwise.

6. Receipt of Monies by Trade Creditor. The Trade Creditor agrees that should it receive any money from the sale, liquidation, casualty or other disposition of, or as a result of its Lien, on any of the Collateral, it will (unless otherwise restricted by law) hold the same in trust and as mandatary for the Agent and the Lenders and promptly pay over the same to the Agent for application to the Senior Obligations (unless otherwise restricted by law or by any order issued by a court in the proper exercise of its jurisdiction).

7. Agreement on Certain Bankruptcy Matters.

(a) Without impairing, abrogating or in any way affecting the Agent’s or any Lender’s rights hereunder, including the relative priorities established by paragraph 3 hereof, Agent may during any Bankruptcy Case give or withhold its consent to any Loan Party’s or any bankruptcy trustee’s, receiver’s, interim receiver’s, or similar custodian’s use or consumption of any Collateral (including cash proceeds of any Accounts or other Collateral), or may provide financing or otherwise extend credit to any Loan Party or any bankruptcy trustee, receiver, interim receiver, or similar custodian, secured by a first priority Lien upon any or all of the Collateral, whether acquired by such Loan Party prior to or after the commencement of such Bankruptcy Case, and by its execution of this Agreement, the Trade Creditor shall be deemed to have consented to such Borrower’s or any bankruptcy trustee’s, receiver’s, interim receiver’s, or similar custodian’s use of any such Collateral if and to the extent consented to by the Agent and the applicable Lenders and to any financing proposed to be provided by the Lenders (or any of them) to a Loan Party or any bankruptcy trustee, receiver, interim receiver, or similar custodian that is secured by a Lien upon any or all of the Collateral during the pendency of any such Bankruptcy Case. Any Lien at any time acquired by the Trade Creditor on any of the Collateral, whether such Collateral is created, acquired or arises at any time prior to or after any such Bankruptcy Case, shall be subject to all of the terms of this Agreement and shall be subordinate in priority to all Liens at any time granted to or obtained by the Agent with respect to any such Collateral, including Liens granted to or conferred upon the Agent to secure financing in any Bankruptcy Case.

(b) If the applicable Lenders consent to the sale of any of the Collateral during any Bankruptcy Case (whether such sale is to be made pursuant to 11 U.S.C. § 363, pursuant to a plan of reorganization or pursuant to or as permitted by any other Insolvency Law or otherwise), then the Trade Creditor shall be deemed to have consented to any such sale and shall, if requested to do so by the Agent in connection with any such sale, promptly execute and deliver to the Agent a release, discharge, and termination of the Trade Creditor’s Liens with respect to the Collateral to be sold.

(c) If the Agent or any Lender shall be required in any Bankruptcy Case to return, refund or repay to a Loan Party or any trustee, receiver, interim receiver, monitor, or other similar custodian or committee appointed in the Bankruptcy Case any payment or proceeds of any Collateral in connection with any action, suit or proceeding alleging that the Agent or such Lender’s receipt of such payments or proceeds was a transfer voidable under applicable law (including an Insolvency Law), then the Agent or such Lender shall not be deemed ever to have received such proceeds for purposes of this Agreement in determining whether and when all of the Senior Obligations have been paid in full.

8. Agreement to Release Liens. The Trade Creditor agrees that it will (if requested to do so by the Agent after and during the continuance of an Event of Default under the Senior Creditor Documents) release, discharge, and terminate its Liens on any Collateral in connection with and in order to facilitate any orderly liquidation sale of such Collateral by any Loan Party or any bankruptcy trustee, receiver, interim receiver, monitor, or other similar custodian for such Loan Party, and promptly upon the request of the Agent, it will execute and deliver such documents, instruments and agreements as are necessary to effectuate such release, discharge, and termination and to evidence such release, discharge, and termination in the appropriate public records, provided that the net proceeds from any such sale or other disposition are to be applied in reduction of the Senior Obligations (with any excess after the Senior Obligations have been paid in full to be turned over to the Trade Creditor, to the extent not otherwise prohibited by applicable law).

9. Waiver of Marshalling; Application of Payments and Proceeds. The Trade Creditor hereby waives any right to require the Agent to marshall any security or Collateral or otherwise to compel the Agent or any Lender to seek recourse against or satisfaction of the indebtedness to it from one source before seeking recourse or satisfaction from another source. The Agent shall be authorized to apply any and all payments, collections and proceeds of Collateral received by it to such portion of the Senior Obligations as Agent may lawfully elect consistent with the provisions of the Senior Creditor Documents.

10. Provisions Concerning Insurance. Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in paragraph 3 hereof govern the ultimate disposition of casualty insurance proceeds. The Agent shall have the sole and exclusive right, as against the Trade Creditor, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the Collateral. All proceeds of such insurance shall inure to the Agent to the extent of the Senior Obligations, and the Trade Creditor shall cooperate (if necessary), at the Agent’s expense, in a reasonable manner in effecting the payment of insurance proceeds to the Agent. The Agent shall have the right (as between the parties hereto) to determine whether such proceeds will be applied to its claim or used to rebuild, replace or repair the affected Collateral. If such proceeds are applied to Senior Obligations, any proceeds remaining after payment in full of the Senior Obligations and expenses of collection, provided that Lenders’ commitments to extend further credit to or for the benefit of the Borrowers shall have been terminated, shall be promptly remitted to the Trade Creditor for application to the Trade Obligations or to the Loan Parties, as applicable.

11. Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be delivered by hand, sent by certified or registered mail, return receipt requested or by telecopier and shall be deemed to have been validly served, given or delivered when delivered against receipt or four (4) Business Days after deposit in the mail, certified, return receipt requested, postage prepaid, or, in the case of telecopy notice, when received at the office of the noticed party, in each case addressed as follows:

(a) if to the Agent:	Bank of America, N.A. 300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: American Tire Loan Administration Manager Telecopier No.: ( )
(b) if to the Trade Creditor:

Attention: Telecopier No.: ( )

or to such other address as each party may designate for itself by like notice given in accordance with this paragraph. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party. The Trade Creditor hereby agrees that any requirement for the giving of notice by the Agent under the UCC, the PPSA, or otherwise in connection with any exercise by the Agent of any of its and Lenders’ rights or remedies with respect to the Collateral shall be satisfied by the giving of written notice at least five (5) days prior to the date on which such rights or remedies are to be exercised by the Agent, provided that nothing herein shall be deemed to require the giving of any such notice when such notice is not required by applicable law.

12. No Duties Imposed Upon Agent or any Lender. The rights granted to the Agent in this Agreement are solely for its protection and nothing herein contained imposes on the Agent or any Lender any duties with respect to any of the Collateral. None of the Agent or any Lender has any duty to preserve rights against prior parties on any instrument or chattel paper received from any Borrower as collateral security for any of the Senior Obligations.

13. Relationship of Parties. This Agreement is entered into solely for the purposes set forth above, and neither party assumes any responsibility to the other party to advise such other party of information known to such party regarding the financial condition of any Loan Party or regarding the Collateral, or of any other circumstances bearing upon the risk of nonpayment of the obligations of such Loan Party, under the Trade Creditor Documents, or the Senior Creditor Documents. Each party shall be responsible for managing its relationship with the Loan Parties and neither party shall be deemed the agent or mandatary of the other for any purpose. The Trade Creditor, on one hand, and the Agent and the Lenders, on the other hand, each may alter, amend, supplement, release, discharge or otherwise modify any terms of the Trade Creditor Documents or of the Senior Creditor Documents, respectively, without notice to or the consent of the other.

14. No Debt Subordination. Nothing in this Agreement shall be construed to be or operate as a subordination of any of the Senior Obligations to the Trade Obligations, or vice versa.

15. Additional Credit Extensions; Amendments to Senior Creditor Documents; Amendments to Trade Creditor Documents. The Trade Creditor acknowledges, understands and agrees that Lenders may make loans to or for the benefit of the Borrowers from time to time, pursuant to the Senior Creditor Documents or otherwise, and all such loans shall constitute part of the Senior Obligations and shall be secured by all of the Collateral, and nothing herein shall restrict in any manner or in any way the right of the Borrowers to obtain additional credit from the Lenders or the right of the Lenders to make available such additional credit to the Borrowers as the Lenders in their sole discretion may elect. The Agent, the Lenders and the Loan Parties may amend, modify, supplement or waive any of the provisions of the Senior Creditor Documents without notice to or the consent of the Trade Creditor and without in any manner affecting this Agreement or any of the Agent’s or any the Lender’s rights hereunder. Without the prior written consent of the Lenders, neither Trade Creditor nor any of the Loan Parties may amend or otherwise modify the terms of any Trade Creditor Document in any material respect or in any respect that could reasonably be expected to be adverse to the interests of the Agent and the Lenders.

16. Indemnity. The Trade Creditor agrees to indemnify, defend and hold the Agent and each Lender harmless from and against any loss, damage, cost, claim or expense, including court costs and attorneys’ fees, incurred or sustained by the Agent and such Lender in connection with any remittances of proceeds of any Collateral made pursuant to the terms hereof from the Agent to Trade Creditor, to the extent that such remittance of proceeds subsequently is determined by a court of competent jurisdiction to have been prohibited by applicable law, avoidable under any Insolvency Law, or in violation of the rights of any other creditor of any Loan Party when made. The foregoing indemnity shall survive any termination of this Agreement.

17. Independent Credit Investigations. None of the parties hereto nor any of their respective directors, officers, agents, employees, successors or assigns shall be responsible to the others or to any other Person for any Loan Party’s solvency, financial condition or ability to repay any of the Trade Obligations or any of the Senior Obligations, or for statements of any Loan Party, oral or written, or for the validity, sufficiency or enforceability of any of the Trade Creditor Documents or any of the Senior Creditor Documents, or the validity or priority of any Liens granted by any Loan Party to either party in connection with any of the Trade Creditor Documents or any of the Senior Creditor Documents. Each party hereto has entered into its agreements with the Loan Parties based upon its own independent investigation, and makes no warranty or representation to the other party nor does it rely upon any representation of the other party with respect to matters identified or referred to in this paragraph.

18. No Rights Conferred Upon the Loan Parties. Nothing herein shall be construed to confer any rights upon the Loan Parties. Without limiting the generality of the foregoing, if any party hereto shall enforce its rights or remedies in violation of this Agreement, the Loan Parties shall not be authorized to use such violation as a defense to any right or remedy exercised by such party, nor assert such violation as a counterclaim or basis of setoff or recoupment against such party, unless the other party hereto consents in writing and itself asserts that the exercise of right or remedy is in violation of this Agreement.

19. Governing Law. This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law.

20. No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

21. Conflict with Documents. The provisions of this Agreement are intended by the parties to control any conflicting provisions in the Senior Creditor Documents or the Trade Creditor Documents, including any covenants prohibiting further borrowing or encumbrances of Collateral.

22. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any manually executed signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. In no event, however, shall either party hereto transfer or assign any Lien that it may have on any of the Collateral to any Person unless the transferee or assignee thereof shall first agree in writing to be bound by the terms of this Agreement the same as if an original signatory hereto. Notwithstanding the immediately preceding sentence, any Person whose loans or advances to Borrowers (or any of them) hereafter are used to refinance and pay in full the Senior Obligations shall be deemed for all purposes hereof to be the successor to the Agent, and from and after the date of any such refinancing in satisfaction in full of the Senior Obligations such Person shall be deemed a party hereto in the place and stead of the Agent as if such Person had been the original signatory hereto, and all loans, advances, liabilities, debit balances, covenants and duties at any time or times owed by the Loan Parties to such successor to the Agent, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed for all purposes hereunder to constitute and be Senior Obligations.

24. Further Assurances. Each of the parties hereto agrees to execute such amendments to financing statements and other documents as may be necessary to reflect of record the existence of this Agreement and the relative priorities established pursuant to paragraph 3 hereof. Without limiting the generality of the foregoing, the Trade Creditor agrees that any UCC-1 or PPSA financing statement or other document filed of record or registered to evidence, perfect, or render opposable the Trade Creditor’s Lien on any of the Branded Inventory shall conspicuously state that the Lien perfected or rendered opposable thereby is subordinate in priority to all Liens at any time granted to or conferred upon the Agent with respect to the Collateral.

25. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

26. Entire Agreement; Amendments. This Agreement expresses the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties regarding the same subject matter. This Agreement may not be amended or modified except by a writing signed by the parties hereto.

27. Jury Trial Waiver. The Trade Creditor and the Agent each hereby waives all rights to a trial by jury in connection with any action, suit or other proceeding arising out of or related to this Agreement.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

,
as Trade Creditor

By:
Name:
Title:

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby accepts and acknowledges receipt of a copy of the foregoing Vendor Lien Subordination Agreement and consents to and agrees to be bound by all provisions thereof, including, without limitation, the agreements between the Agent, on behalf of Lenders, and Trade Creditor with respect to the payment by each to the other of certain proceeds derived from the liquidation of the Collateral.

Each of the undersigned further acknowledges and agrees that the Vendor Lien Subordination Agreement may be modified or amended at any time or times without notice to or the consent of any of the undersigned.

Each of the undersigned agrees to indemnify, defend and hold the Agent and each Lender harmless from and against any loss, damage, cost, claim or expense, including court costs and attorneys’ fees, incurred or sustained by the Agent and such Lender in connection with any remittances of proceeds of any Collateral made pursuant to the terms of the Vendor Lien Subordination Agreement from the Agent to the Trade Creditor, to the extent that such remittance of proceeds subsequently is determined by a court of competent jurisdiction to have been prohibited by applicable law, avoidable under any Insolvency Law, or in violation of the rights of any other creditor of any of the undersigned when made. The foregoing indemnity shall survive any termination of the Vendor Lien Subordination Agreement.

Capitalized terms used in this Acknowledgment and Agreement without definition have the meaning specified in the foregoing Vendor Lien Subordination Agreement unless the context otherwise requires.

As of , 20 .

AMERICAN TIRE DISTRIBUTORS, INC.

Attest:	By:
Name:	Name:
Title:	Title:

[CORPORATE SEAL]

AM-PAC TIRE DIST. INC.

Attest:	By:
Name:	Name:
Title:	Title:

[CORPORATE SEAL]

ATD ACQUISITION CO. V INC.

Attest:	By:
Name:	Name:
Title:	Title:

TRIWEST TRADING (CANADA) LTD.

Attest:	By:
Name:	Name:
Title:	Title:

EXHIBIT I

[FORM OF]

MORTGAGE

[See Attached]

EXHIBIT I

[FORM OF]

MORTGAGE

SECOND MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

(Collateral is or includes fixtures)

(To be filed in Real Property Records)

dated as of [As of Date]

by

[MORTGAGOR NAME],

as Mortgagor,

to

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

for the benefit of the Secured Parties referred to herein, as Mortgagee

Property:

This Instrument was prepared by the Attorney named below

[in consultation with counsel in the State in which the Property is located]

and, when recorded, recorded counterparts should be returned to:

[Parker, Hudson, Rainer & Dobbs LLP

1500 Marquis Two Tower

285 Peachtree Center Avenue, NE

Atlanta, Georgia 30303

Attn: Bobbi Acord Noland]

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES.

- i -

Table of Contents (cont.)

Exhibits:

Exhibit A – Legal Description

Exhibit B – Permitted Encumbrances

SECOND MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

COLLATERAL IS OR INCLUDES FIXTURES

THIS SECOND MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT (as amended, restated, modified or supplemented from time to time, this “Mortgage”) is dated as of [As of Date] and is made by [MORTGAGOR NAME], a [State][Entity], as mortgagor, having an office at [Mortgagor Notice Address] (the “Mortgagor”), to BANK OF AMERICA, N.A., as administrative agent and collateral agent for the benefit of the Secured Parties (as defined below), having an office at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339 (in such capacity, together with its successors, substitutes and assigns, the “Mortgagee”).

American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), American Tire Distributors, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company from time to time party thereto have entered into a Sixth Amended and Restated Credit Agreement, dated as of             , 2012 (as amended, restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of Borrowers (as defined therein) under such agreement or any successor agreement, the “Credit Agreement”), among the Borrowers, the Mortgagee, and Lenders (as defined therein) from time to time party thereto.

In connection with the Credit Agreement, Mortgagee, the Company, Holdings and certain subsidiaries of the Company have entered into that certain Second Amended and Restated Pledge and Security Agreement dated as of             , 2012 (as amended, restated, modified or supplemented from time to time the “Security Agreement”), pursuant to which Grantors (as defined therein) agreed to grant a continuing security interest to Mortgagee for the benefit of the Secured Parties in and to the Collateral (as defined in the Security Agreement) to secure the Finance Obligations (as defined below). The Mortgagor is one of the Finance Parties, and will receive not insubstantial benefits from the credit accommodations made and to be made by the Secured Parties under the Finance Documents (as defined below). If furtherance of the above, the Mortgagor has agreed to mortgage, grant a lien on and a grant a security interest in the Encumbered Property to secure the Finance Obligations.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. Terms used herein without definition which are defined in the introductory section thereof or in the Credit Agreement or the Security Agreement shall have the respective meanings set forth therein, as applicable. The following additional terms, as used herein, have the following meanings:

“Discharge of Finance Obligations” means, except to the extent otherwise provided in Section 2.07 of the Lien Subordination and Intercreditor Agreement, (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Finance Documents and termination of all commitments to lend or otherwise extend credit under the

Finance Documents, (ii) payment in full in cash of all other Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (iii) termination of all Secured Hedge Agreements and the payment in full in cash of all matured obligations, and the cash collateralization (in an amount reasonably satisfactory to the Mortgagee) of all unmatured obligations, under all Secured Hedge Agreements.

“Encumbered Property” means (but excluding any and all [Excluded Property]):

(i) all of the Mortgagor’s right, title and interest in and to the parcel or parcels of land located in             County,             , as more particularly described on Exhibit A hereto (the “Land”), together with any after-acquired estate of the Mortgagor in the Land, and together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, littoral, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the “Real Estate”);

(ii) all of the Mortgagor’s right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements, together in each case with and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor’s interest therein, now or hereafter erected or located upon the Land (collectively, the “Improvements” and, together with the Real Estate the “Premises”);

(iii) all of the Mortgagor’s right, title and interest in and to the following (collectively, the “Personal Property”):

(A) all personal property and fixtures of every kind and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, tooling, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of Mortgagor’s present and future “goods”, “equipment” and “fixtures” (as such terms are defined in the UCC) and other personal property, including without limitation any such personal property and fixtures which are leased, but expressly excluding any such leased personal property and fixtures whose further encumbrance is prohibited under the terms of its underlying lease, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto; and

(B) Reserved;

(iv) to the extent assignable, all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution permits and other authorizations to construct and to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the “Permits, Plans and Contracts”);

(v) to the extent assignable, the Mortgagor’s interest in and rights under all leases, occupancy agreements or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the “Leases”), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Encumbered Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the “Rents”);

(vi) all of the Mortgagor’s right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

(vii) all of the Mortgagor’s right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and subject to the terms and provisions of the Credit Agreement, all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason;

(viii) Reserved;

(ix) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

“Event of Default” means one or more Events of Default, as such term is defined in any Finance Document.

“Finance Document” means the Credit Agreement, the Security Agreement, any Loan Document (as defined in the Credit Agreement) and any other document or instrument in connection therewith, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, any and all Obligations (as defined in the Credit Agreement) of any Finance Party under any Finance Document.

“Finance Party” means, the Company, Holdings, each Borrower and each other Person (as defined in the Credit Agreement) now or hereafter obligated to the Secured Parties under any Finance Document, and “Finance Parties” means any two or more of them, collectively.

“Impositions” shall mean all taxes, water rates, sewer rents, fees, assessments, levies, utility charges, insurance premiums payable on any insurance the Mortgagee is required to maintain hereunder, amounts required to be paid to obtain or renew permits and other similar charges (whether or not required by a governmental body) which are now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof) or the Mortgagee’s interest therein and all water rates, sewer rents, ground rents, maintenance charges and other charges now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof) or the Mortgagee’s interest therein or incurred in the ownership, operation, occupancy, maintenance and use of the Encumbered Property.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to any Finance Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Finance Party or with respect to a material portion of its assets, (iii) any liquidation, dissolution, reorganization or winding up of any Finance Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Finance Party.

“Intercreditor Agreements” means, collectively the Noteholder Collateral Agency Agreement and the Lien Subordination and Intercreditor Agreement.

“Lien Subordination and Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010 among the ABL Collateral Agent (as defined therein), the Notes Collateral Agent (as defined therein), the Issuer and each other party thereto (as amended, restated, modified or supplemented from time to time).

“Noteholder Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of May 28, 2010, among the Initial Grantors (as defined in the Lien Subordination and Intercreditor Agreement), the direct or indirect Subsidiaries of the Company from time to time party thereto, the Trustee (as defined in the Lien Subordination and Intercreditor Agreement), the other Secured Debt Representatives (as defined in the Lien Subordination and Intercreditor Agreement) from time to time party thereto and the Noteholder Collateral Agent (as defined in the Lien Subordination and Intercreditor Agreement), as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time, in accordance with each applicable Secured Document (as defined in the Lien Subordination and Intercreditor Agreement).

“Secured Parties” means, collectively, the Mortgagee and the other Persons the Finance Obligations owing to which are or are purported to be secured by the Collateral (as defined in the Credit Agreement) under the terms of the Finance Documents.

“UCC” means at any time the Uniform Commercial Code as the same may from time to time be in effect in the state where the Premises are located, provided that, if, by reason of mandatory provisions of law, the validity, perfection or the effect of perfection or non-perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state where the Premises are located then, as to the validity or perfection of such security interest, “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection or effect of perfection or non-perfection.

Section 1.02 Interpretation. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage, deed of trust”; (iv) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (v) “any of the Encumbered Property” shall mean “the Encumbered Property or any part thereof or interest therein.” Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Encumbered Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

ARTICLE II.

CONVEYANCE OF ENCUMBERED PROPERTY

Section 2.01 Grant. To secure the full and punctual payment of the Finance Obligations in accordance with the terms thereof (including the performance of all of the obligations of the Mortgagor hereunder), the Mortgagor hereby grants, bargains, sells, transfers, sets over, assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over to the Mortgagee, the Encumbered Property, subject only to the Permitted Encumbrances.

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Finance Obligations; provided, always, and this instrument is upon the express condition that should the Finance Obligations be paid according to the tenor and effect thereof when the same shall be due and payable and should the Mortgagor timely and fully discharge its obligations hereunder, this Mortgage and the estate hereby granted shall cease and become void.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE MORTGAGOR

The Mortgagor agrees, covenants, represents and warrants as follows:

Section 3.01 Title.

(a) The Mortgagor has good and insurable fee simple title to the Land and the Improvements, subject to the Permitted Encumbrances. The Mortgagor has valid leasehold interests in, all of the other Encumbered Property. This Mortgage is and will remain a valid and enforceable first lien on, and security interest in, the Encumbered Property until payment and performance in full of the Finance Obligations subject to no Liens other than the exceptions and encumbrances set forth in Exhibit B attached hereto and any Liens permitted pursuant to Section 6.02 of the Credit Agreement (collectively, the “Permitted Encumbrances”).

(b) Intentionally deleted.

(c) The Mortgagor will forever warrant, defend and preserve its title to the Encumbered Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances to the extent of those rights until payment and performance in full of the Finance Obligations.

Section 3.02 Finance Documents.

(a) This Mortgage is given pursuant to the Indenture and the other Finance Documents. Each and every term and provision of the Indenture and the other Finance Documents (except for the governing law provisions thereof), including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage.

(b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, the Mortgagor will pay all sums, including reasonable attorneys’ fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all statutory or other costs, disbursements and allowances, plus interest thereon accruing from the date such cost is incurred (and payable five (5) business days from the date of written demand for payment thereof) until such sums are paid at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

(c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee, and shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

Section 3.03 Payment of Taxes, Liens and Charges.

(a) The Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Impositions, imposed upon or assessed against the Encumbered Property or any part thereof or upon the Rents from the Encumbered Property or arising in respect of the occupancy, use or possession thereof.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage, or any other Finance Documents or to require an amount of taxes to be withheld or deducted therefrom, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments, and (ii) the Mortgagor shall make all such additional payments.

(c) Mortgagor shall have the right to contest the amount or validity, in whole or in part, of any Impositions, or to seek a reduction in the valuation of the Encumbered Property, or any part thereof, as assessed for real estate or personal property tax purposes, by appropriate proceedings diligently conducted in good faith. Following the occurrence and during the continuance of an Event of Default, Mortgagor may commence such proceedings, however, only after payment of such Impositions, unless such payment would bar any such proceedings or interfere materially and adversely with the prosecution thereof, in which event Mortgagor may postpone or defer payment of such Impositions provided it gives Mortgagee timely notice of same. Upon such postponement or deferral, on Mortgagee’s demand, (i) Mortgagor shall provide security, for the duration of such proceedings (including any appeals), in such form and amount as shall, in Mortgagee’s reasonable judgment, assure the discharge of Mortgagor’s obligations hereunder and of any additional charge, penalty or expense incurred as a result of such proceedings; and (ii) if the Encumbered Property or any part thereof shall, in Mortgagee’s reasonable judgment, be in imminent danger of being forfeited or lost by reason of such postponement or deferral, Mortgagor shall immediately pay or cause to be paid the Impositions.

(d) If required by the Mortgagee during the continuance of an Event of Default, the Mortgagor shall pay the Mortgagee monthly, together with and in addition to the payments of principal of, premium, if any, and interest on any Finance Obligation, an amount determined by the Mortgagee to be necessary to enable the Mortgagee to pay all Impositions one month before it becomes due. If the total payments made to the Mortgagee pursuant to the preceding sentence are less than the amount required to pay any Imposition one month before it becomes due, the Mortgagor shall pay the Mortgagee, on demand, the amount necessary to make up such deficiency. If there is an excess of such payments, the excess will reduce subsequent payments required under this Section 3.03. To the extent permitted by applicable law, the Mortgagee shall not be required to pay interest on any sums held pursuant to this Section 3.03. If an Event of Default has occurred, the Mortgagee may at its option apply any amounts received pursuant to this Section 3.03 to the payment of the Finance Obligations in such order as the Mortgagee may elect.

Section 3.04 Insurance. The Mortgagor will keep the Encumbered Property insured against such risks in the manner required by the other Finance Documents.

Section 3.05 Casualty; Restoration of Casualty Damage. The Mortgagor shall give the Mortgagee prompt written notice of any fire or other casualty to all or any material portion of the Encumbered Property (a “Casualty”). In the event of a Casualty, the Net Cash Proceeds with respect to any such Casualty shall be paid and applied in accordance with the Finance Documents.

Section 3.06 Condemnation/Eminent Domain. The Mortgagor shall notify the Mortgagee promptly upon obtaining knowledge of any pending or threatened condemnation or taking of all or any material portion of the Encumbered Property (a “Condemnation”). In the event of a Condemnation, all Net Cash Proceeds shall be paid and applied in accordance with the Finance Documents.

Section 3.07 Assignment of Leases and Rents.

(a) The Mortgagor hereby irrevocably, unconditionally and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the Finance Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, other than in connection with the ABL Collateral Documents.

(b) Following the occurrence and during the continuation of an Event of Default, without the Mortgagee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Mortgagor will not (i) enter into, modify in any material respect, amend in any material respect, terminate or consent to the cancellation or surrender of any Lease if such entrance, modification, amendment, termination or consent would, in the reasonable judgment of the Mortgagee, be adverse in any material respect to the Secured Parties, the value of the Encumbered Property or the liens and security interests created by this Mortgage or (ii) except for an assignment or subletting which is expressly permitted under the terms of the Lease, consent to an assignment of any tenant’s interest in any Lease or to a subletting thereof covering a material portion of the Encumbered Property, except, in each case, as may be permitted by this Mortgage or the other Finance Documents.

(c) The Mortgagor has assigned and transferred to the Mortgagee all of the Mortgagor’s right, title and interest in and to the Rents now or hereafter arising, it being intended that this assignment establish, subject to Section 3.07(d) below, an absolute transfer and assignment of all Rents and all Leases to the Mortgagee and not merely to grant a security interest therein. Such assignment to the Mortgagee shall not be construed to bind the Mortgagee to the performance of any of the covenants, conditions or provisions contained in any Lease or otherwise impose any obligation upon the Mortgagee except that the Mortgagee shall be accountable for any Rents actually received pursuant to the aforesaid assignment. Notwithstanding the foregoing, the Mortgagor shall have the license and right, subject to automatic revocation as provided in Section 3.07(d) below, to operate and rent, lease or let all or any portion of the Encumbered Property and to collect all of the Rents. As provided in Section 3.07(d) below, the license granted by this Section 3.07(c) is subject to automatic revocation and thereafter the Mortgagee may, in the Mortgagor’s name and stead (with or without first taking possession of any of the Encumbered Property personally or by receiver as provided herein) operate the Encumbered Property and rent, lease or let all or any portion of any of the Encumbered Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of such Rents arising from or accruing at any time thereafter or that may thereafter become due.

(d) As long as no Event of Default has occurred or is continuing, the license granted under Section 3.07(c) above shall be effective and the Mortgagee shall not exercise any of its rights under Section 3.07(c) above, and the Mortgagor shall receive and collect the Rents accruing under any Lease pursuant to the revocable license granted therein; but upon the occurrence and during the continuance of any Event of Default, the license granted under Section 3.07(c) above shall be deemed to be automatically revoked and shall terminate automatically without notice and the Mortgagee shall be entitled to all of the Rents without the necessity of the Mortgagee’s taking any action whatsoever, and the Rents shall thereupon be deemed to be cash collateral for all purposes, including without limitation for purposes of Section 363 of the Bankruptcy Code. Upon the occurrence and during the continuance of any Event of Default, the Mortgagee may receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Upon the occurrence and during any continuance of an Event of Default, the Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by the Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to the Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Mortgagee. Each tenant or any of such tenant’s successors in interest from whom the Mortgagee or any officer, agent, attorney or employee of the Mortgagee shall have collected any Rents, shall be authorized to pay Rents to the Mortgagor only after such tenant or any of such tenant’s successors in interest shall have received written notice from the Mortgagee that the Event of Default is no longer continuing, which notice the Mortgagee shall be obligated to give if the Mortgagee determines in its reasonable discretion that such Event of Default is no longer continuing (or if ordered by a court or arbitrator with jurisdiction), unless and until a further notice of an Event of Default is given by the Mortgagee to such tenant or any of such tenant’s successors in interest.

(e) The Mortgagee will not become a mortgagee in possession so long as it does not enter and take actual possession of the Encumbered Property. In addition, the Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenants, or others, for any dangerous or defective conditions of any of the Encumbered Property, for negligence in the management, upkeep, repair or control of any of the Encumbered Property or any other act or omission by any other person, except in the event the Mortgagee takes possession of the Encumbered Property, but only for occurrences or non-occurrences arising or accruing subsequent to such taking of possession of the Encumbered Property.

(f) The Mortgagor shall furnish to the Mortgagee, within 30 days after a request by the Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals or license fees payable thereunder.

(g) If an Event of Default occurs, and if there is any applicable law requiring the Mortgagee to take actual or constructive possession of the Premises (or some action equivalent thereto, such as securing the appointment of a receiver) in order for the Mortgagee to “perfect” or “activate” its rights and remedies as set forth herein, the Mortgagor hereby waives the benefits of any such laws to the maximum extent allowable.

Section 3.08 Restrictions on Transfers and Encumbrances. Except as permitted hereby or by the Finance Documents, the Mortgagor shall not directly or indirectly sell, convey, alienate, mortgage, pledge, encumber or create, consent to or suffer the creation of any lien or charge upon any interest in or any part of the Encumbered Property.

Section 3.09 Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a “security agreement” within the meaning of the UCC. The Mortgagor hereby grants unto the Mortgagee for the benefit of the Secured Parties a security interest in and to all the Encumbered Property described in this Mortgage that is not real property, and substantially contemporaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the state in which the Premises are located and otherwise may be required or advisable to perfect the security interest granted by this Mortgage in all the Encumbered Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagee shall have all rights with respect to the part of the Encumbered Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Personal Property” are or are to become fixtures on the Land; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Section 9-502(c) of the UCC; (iii) the Mortgagor is the record owner of the Premises; and (iv) the addresses of Mortgagor and Mortgagee are as set forth in Section 5.02 of this Mortgage. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed for record in the real estate records of each county in which the Land, or any part thereof, is located.

Section 3.10 Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Encumbered Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Encumbered Property. The Mortgagor will pay all filing, registration or recording fees, and all expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property or any instrument of further assurance.

Section 3.11 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require as necessary for the assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

Section 3.12 Additions to Encumbered Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Encumbered Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Encumbered Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

Section 3.13 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Encumbered Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

ARTICLE IV.

DEFAULTS AND REMEDIES

Section 4.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default shall exist under any Finance Document.

Section 4.02 Demand for Payment. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Finance Documents, or as provided at law or in equity, and without limitation, the Finance Obligations and all other amounts payable with respect to the Notes, the Indenture, this Mortgage and all other Finance Documents shall become due and payable as provided therein. The Mortgagor shall pay to the Mortgagee within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee) all such amounts and such further amounts as shall be reasonably incurred (without regard to statutory presumption) to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the Mortgagee. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration to the maximum extent permitted by applicable law. In case the Finance Parties shall fail forthwith to pay such amounts or any amounts due under the Finance Documents or any provision of this Mortgage within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee), the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Section 4.03 Rights to Take Possession, Operate and Apply Revenues.

(a) If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Encumbered Property and, if and to the extent permitted by applicable law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Encumbered Property with or without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor.

(b) If the Mortgagor shall for any reason fail to surrender or deliver the Encumbered Property or any part thereof after such demand by the Mortgagee, the Mortgagee may obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Encumbered Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including compensation to the Mortgagee’s attorneys (for reasonable fees actually incurred (not as imposed by statute)) and agents with interest thereon at the Default Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Encumbered Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Encumbered Property insured, (iv) manage and operate the Encumbered Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Encumbered Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Encumbered Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Encumbered Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the payment in full and satisfaction of the Finance Obligations, and second, if there is any surplus, to the Mortgagor, subject to the entitlement of others thereto under applicable law.

(d) Whenever, before any sale of the Encumbered Property under Section 4.06 hereof, Discharge of Finance Obligations shall have occurred, the Mortgagee will surrender possession of the Encumbered Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Section 4.04 Right to Cure the Mortgagor’s Failure to Perform. During the continuance of an Event of Default, without notice to Mortgagor, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or any other Finance Document (with respect to the Encumbered Property), the Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

Section 4.05 Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Encumbered Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Finance Obligations or the solvency of the Mortgagor or any party liable for the Finance Obligations. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Encumbered Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver’s fees, attorneys’ fees and disbursements that are actually incurred (not as imposed by statute), costs and agent’s compensation incurred pursuant to the provisions of this Section 4.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

Section 4.06 Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Encumbered Property or any part of the Encumbered Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable law, this Mortgage or any other Finance Document. In such case, the Mortgagee may commence a civil action to foreclose this Mortgage, in accordance with applicable law, to satisfy any Finance Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property, may sell all or such parts of the Encumbered Property as may be chosen by the Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property may postpone any foreclosure or other sale of all or any portion of the Encumbered Property by public announcement at such time and place of sale, and from time to time as permitted by applicable law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable law, without further notice, the Mortgagee or an officer appointed to sell the Encumbered Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Encumbered Property at such sale. If the Mortgagee, or any affiliate of the Mortgagee, is the highest bidder at any foreclosure sale, the Mortgagee may credit the Finance Obligations for the amount of the Mortgagee’s bid in lieu of a cash payment. Mortgagor authorizes and empowers the Mortgagee to execute and deliver to the purchaser or purchasers at any such foreclosure sale, good and sufficient deed(s) and/or bill(s) of sale of the Encumbered Property, or the part thereof foreclosed upon, all with covenants of general warranty binding on Mortgagor and Mortgagor’s successors and assigns.

(b) The Encumbered Property may be sold subject to unpaid taxes and the Permitted Encumbrances, and after deducting all the reasonable actual costs, fees and expenses of the Mortgagee, including, without limitation, costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 4.08 hereof.

(c) Any foreclosure or other sale of less than the whole of the Encumbered Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until Discharge of Finance Obligations shall have occurred, or the entirety of the Encumbered Property has been sold.

(d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 4.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Finance Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

Section 4.07 Other Remedies.

(a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable law, the following:

(i) in the case of personal property, exercise those rights and remedies under the Security Agreement;

(ii) to make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith; or

(iii) to enter upon any or all of the Premises or Improvements to exercise the Mortgagee’s rights hereunder.

(b) In connection with a sale of the Encumbered Property and the application of the proceeds of sale as provided in Section 4.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Finance Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Finance Obligations remaining unpaid, with interest.

Section 4.08 Application of Sale of Proceeds and Rents.

(a) After any foreclosure sale of all or any of the Encumbered Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds, and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage as set forth in Article IV of the Noteholder Collateral Agency Agreement.

(b) It is understood that nothing contained in this Mortgage shall exculpate the Mortgagor as to, or otherwise limit the liability of the Mortgagor for, any deficiency between the amount of the proceeds of the Encumbered Property and the amount of the Finance Obligations, unless otherwise expressly provided in this Mortgage or any of the other Finance Documents.

Section 4.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Encumbered Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Section 4.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

(a) The Mortgagor will not object to any sale of the Encumbered Property made in accordance with the terms and conditions hereof, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may, all right to have the Encumbered Property marshaled or to have the Encumbered Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

(b) To the full extent permitted by the law of the state wherein the Encumbered Property is located or other applicable law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Encumbered Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshaled upon any foreclosure of this Mortgage.

Section 4.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

Section 4.12 Suits to Protect the Encumbered Property. The Mortgagee shall have power (i) to institute and maintain suits and proceedings to prevent any impairment of the Encumbered Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Encumbered Property and in the Rents arising therefrom and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

Section 4.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Finance Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

Section 4.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Encumbered Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable law, to remain in possession and control of all parts of the Encumbered Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable law.

Section 4.15 Waiver.

(a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein unless otherwise expressly consented to in writing by the Mortgagee; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any Event of Default by the Mortgagor in the performance of the Finance Obligations shall be deemed or construed to be a consent or waiver to or of any other Event of Default in the performance of the same or any other Finance Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Finance Documents, (iv) releases a part of the Encumbered Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Finance Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Encumbered Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Encumbered Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Encumbered Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Section 4.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Partial Invalidity. If any provision hereof or of any of the other Finance Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Finance Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Finance Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Finance Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Encumbered Property, such portion, if any, of the Finance Obligations as is not secured by all of the Encumbered Property hereunder shall be paid prior to the payment of the portion of the Finance Obligations and shall, unless prohibited by applicable laws or unless Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Finance Obligations, and the remainder to the secured portion of the Finance Obligations.

Section 5.02 Notices. Unless otherwise specified herein, all notices, demands, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (i) at its address set forth below or (ii) such other facsimile number or telex number such other address, facsimile number or telex number as the party entitled to such notice shall have specified by at least ten days’ prior notice given to the other parties in the manner provided herein.

(a)	To the Mortgagee:

Bank of America, N.A., as Agent
300 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
Attention: American Tire Loan Administration Manager
Telecopier:

with a copy to:

Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, NE
Atlanta, Georgia 30303
Attention: Bobbi Acord Noland, Esq. Telecopier: (404) 522-8049

(b)	To the Mortgagor:

[Mortgagor Name]
[Mortgagor Notice Address]
Attn:

with a copy to:

American Tire Distributors, Inc.
12200 Herbert Wayne Court Suite 150
Huntersville, North Carolina 28078
Attention: David Dyckman
Telephone: (704) 942-1451

Each such notice, demand, request and other communication shall be effective (i) effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 5.02 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 48 hours after such communication is deposited, certified mail, return receipt requested, in the mails with appropriate first class postage prepaid, addressed as aforesaid or (iv) if given by other means, when delivered at the address specified in this Section 5.02 deemed to have been given upon the earlier of (i) delivery at the appropriate address specified above, whether in person, by express courier or by mail, or (ii) two days after the postmark date of mailing. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request or other communication.

Section 5.03 Successors and Assigns. The Mortgagee shall have the right to assign or transfer its rights under this Mortgage without limitation. Any assignee or transferee shall be entitled to all the benefits afforded the Mortgagee under this Mortgage.

Section 5.04 Satisfaction and Cancellation.

(a) The conveyance to the Mortgagee of the Encumbered Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when Discharge of Finance Obligations has occurred.

(b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage may be cancelled of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 5.04, and the Mortgagor will pay all costs and expenses, including attorneys’ fees and disbursements actually incurred (not as imposed by statute) by the Mortgagee in connection with the preparation and execution of such documents.

Section 5.05 Other Finance Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Finance Documents secure the Finance Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Finance Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Finance Obligation hereby secured or any collateral security therefor including the other Finance Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Finance Obligations or of any of the collateral security therefor, including the other Finance Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Finance Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the other Finance Documents shall not in any manner impair the Finance Obligations or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Finance Documents or any of the Mortgagee’s rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Finance Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation. In the event of a conflict between the terms and provisions of this Mortgage and any other Finance Document, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be resolved, the terms and provisions of the Credit Agreement or the Security Agreement shall control and govern irrespective of the provisions of this Mortgage.

Section 5.06 Subrogation. This Mortgage is made with full substitution and subrogation of Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Encumbered Property or any part thereof. To the extent that proceeds of the Finance Obligations are used to pay any outstanding lien, charge or prior encumbrance against the Encumbered Property, such proceeds have been or will be advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights and liens held by any owner or holder of such outstanding liens, charges and prior encumbrances, irrespective of whether those liens, charges or encumbrances are released.

Section 5.07 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Encumbered Property not then or theretofore released as security for the full amount of all unpaid Finance Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Encumbered Property, the Mortgagee may in accordance with the express terms and provisions of the Finance Documents (i) release any persons liable for or on any Finance Obligation, (ii) extend the maturity or alter any of the terms of any Finance Obligation, (iii) modify the interest rate payable on the principal balance of the Finance Obligations, (iv) grant other indulgences, (v) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee’s option any parcel, portion or all of the Encumbered Property, (vi) take or release any other or additional security for any obligations herein mentioned or (vii) make compositions or other arrangements with debtors in relation thereto.

Section 5.08 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, mortgage, deed to secure debt, deed of trust, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

Section 5.09 Amendments. Any provision of this Agreement may be amended, modified or waived if, but only if, such amendment or waiver is in writing and is signed by the Mortgagor and the Mortgagee. No failure by the Mortgagee to exercise, and no delay by the Mortgagee in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.10 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE WHERE THE LAND IS LOCATED.

Section 5.11 Waiver of Jury Trial. EACH OF THE MORTGAGOR AND THE MORTGAGEE (BY THE MORTGAGEE’S ACCEPTANCE OF THIS MORTGAGE AND IN CONSIDERATION OF THE DELIVERY OF THE OTHER FINANCE DOCUMENTS) HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS MORTGAGE, OR THE OTHER FINANCE DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE MORTGAGOR AND THE MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE MORTGAGEE AND THE MORTGAGOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 5.12 Intercreditor Agreements. This Mortgage and any lien created herein are subject to the lien priority and other provisions set forth in the Intercreditor Agreements.

Section 5.13 Local Law Provisions. By virtue of the fact that the Premises are located in the State of [            ], the provisions set forth below shall be applicable to this Mortgage, and to the extent applicable, shall modify, affect and supplement the other provisions hereof. [To be added as necessary by Local Counsel.]

[Remainder of page intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

[MORTGAGOR NAME]

By:
Name: Title:

S-1

[LOCAL COUNSEL TO AFFIX APPROPRIATE NOTARIAL ACKNOWLEDGMENT

FOR STATE IN WHICH LAND IS LOCATED.]

S-2

Exhibit A

Legal Description

[To be attached]

A-1

Permitted Encumbrances

[To be attached]

EXHIBIT J

[FORM OF]

INTERCOMPANY NOTE

[See Attached]

INTERCOMPANY NOTE

New York, New York

May 28, 2010

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to (i) that certain Fifth Amended and Restated Credit Agreement, dated as of May 28, 2010 (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among American Tire Distributors, Inc., a Delaware corporation (the “Company”), American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), each subsidiary of the Company from time to time party thereto, the Lenders from time to time parties thereto, Bank of America, N.A. in its capacity as administrative and collateral agent (together with its successors in such capacity, the “Agent” for various financial institutions (“Lenders”), such Lender, General Electric Capital Corporation, as Co-Collateral Agent, and the other parties thereto, (ii) that certain Senior Secured Notes Indenture, dated as of May 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”) by and among the Company, Holdings, Am-Pac Tire Dist. Inc., a California corporation, each other Guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, and in its capacity as noteholder collateral agent, (together with its successors in such capacity, the “Noteholder Collateral Agent”), and (iii) that certain Lien Subordination and Intercreditor Agreement dated as of May 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Agent, Noteholder Collateral Agent and the Initial Grantors. Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the Intercreditor Agreement.

This Note shall be pledged by each Payee that is a Loan Party (as defined in the Credit Agreement) (i) to the Noteholder Collateral Agent, for the benefit of the Noteholder Lien Secured Parties, pursuant to the Noteholder Lien Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s Noteholder Lien Debt and (ii) to the ABL Agent, for the benefit of the ABL Secured Parties, pursuant to the ABL Security Documents as collateral security for the full and prompt payment when due of, and the performance of, such Payee’s ABL Debt Obligations. Each Payee hereby acknowledges and agrees that (i) after the occurrence of and during the continuance of an Event of Default under and as defined in the Noteholder Lien Documents, but subject to the terms of the Intercreditor Agreement and the Collateral Agency Agreement, the Noteholder Collateral Agent may, in addition to the other rights and remedies provided pursuant to the Noteholder Lien Documents and otherwise available to it, exercise all rights of the Loan Party Payees with respect to this Note and (ii) after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, but subject to the terms of the Intercreditor Agreement, the ABL Agent may, in addition to the other rights and remedies provided pursuant to the ABL Security Documents and otherwise available to it, exercise all rights of the Loan Party Payees with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Loan Party to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Secured Obligations of such Payor to the ABL Secured Parties until the Termination Date (as defined in the Credit Agreement) and to all Senior Secured Obligations of such Payor to the Noteholder Lien Secured Parties until the Termination Date (as defined in that certain Security Agreement, dated as of the date hereof, by and among the Company, each Grantor from time to time party thereto and the Noteholder Collateral Agent); provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in either the Credit Agreement or the Noteholder Lien Documents shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement and the Noteholder Lien Documents), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in either the Credit Agreement or the Noteholder Lien Documents) has occurred and is continuing (x) the holders of Senior Indebtedness shall be irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are irrevocably paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as under and defined in either the Credit Agreement or the Noteholder Lien Documents) occurs and is continuing, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note;

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been irrevocably paid in full in cash (other than Hedging Obligations (as defined in the Credit Agreement), Treasury Services Obligations (as defined in the Credit Agreement) or contingent indemnification obligations), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered in accordance with the Security Documents, subject to the terms of the Intercreditor Agreement; and

(iv) Each Payor agrees to file all claims against each relevant Payee in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Noteholder Collateral Agent and the ABL Agent (together, the “Collateral Agents”) shall be entitled to all of such Payor’s rights thereunder. If for any reason a Payor fails to file such claim at least ten (10) days prior to the last date on which such claim should be filed, such Payor hereby irrevocably appoints each Collateral Agent as its true and lawful attorney-in-fact and each

2

Collateral Agent is hereby authorized to act as attorney-in-fact in such Payor’s name to file such claim or, in such Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of such Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the applicable Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payor hereby assigns to each of the Collateral Agents all of such Payor’s rights to any payments or distributions to which such Payor otherwise would be entitled. If the amount so paid is greater than such Payor’s liability hereunder, the Collateral Agents shall pay the excess amount to the party entitled thereto under the Intercreditor Agreement and applicable law. In addition, each Payor hereby irrevocably appoints each Collateral Agent as its attorney-in-fact to exercise all of such Payor’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payee.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of each Collateral Agent and the other Secured Parties. Each Collateral Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each Collateral Agent may, on behalf of itself, and the Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall not evidence indebtedness in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any Secured Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any other Subsidiary.

3

From time to time after the date hereof, additional Subsidiaries of the Company may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

4

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:
Name: Title:

[Signature Page to Intercompany Note]

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name: Title:

[Signature Page to Intercompany Note]

AM-PAC TIRE DIST. INC.

By:
Name: Title:

[Signature Page to Intercompany Note]

TIRE PROS FRANCORP

By:
Name: Title:

[Signature Page to Intercompany Note]